Exhibit 10.16

CREDIT AGREEMENT

dated as of

January 27, 2014,

among

KNOWLES CORPORATION,

The BORROWING SUBSIDIARIES Party Hereto,

The LENDERS Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

J.P. MORGAN SECURITIES LLC,

HSBC BANK USA, N.A.,

and

WELLS FARGO SECURITIES LLC

as Joint Lead Arrangers and Joint Bookrunners

HSBC BANK USA, N.A.

and

WELLS FARGO BANK, N.A.,

as Syndication Agents

BANK OF AMERICA, N.A.

and

US BANK, NATIONAL ASSOCIATION,

as Documentation Agents

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Table of Contents (cont.)	Page

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SCHEDULES:

Schedule 1.01	—	Existing Letters of Credit
Schedule 2.01	—	Commitments
Schedule 3.11	—	Subsidiaries and Joint Ventures
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.10	—	Existing Restrictions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Request
Exhibit C-1	—	Form of Borrowing Subsidiary Agreement
Exhibit C-2	—	Form of Borrowing Subsidiary Termination
Exhibit D	—	Form of Guarantee and Collateral Agreement
Exhibit E	—	Form of Compliance Certificate
Exhibit F	—	Form of Interest Election Request
Exhibit G	—	Form of Perfection Certificate
Exhibit H	—	Form of Supplemental Perfection Certificate
Exhibit I-1	—	Form of U.S. Tax Certificate for Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit I-2	—	Form of U.S. Tax Certificate for Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit I-3	—	Form of U.S. Tax Certificate for Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit I-4	—	Form of U.S. Tax Certificate for Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes

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CREDIT AGREEMENT dated as of January 27, 2014 (this “Agreement”), among KNOWLES CORPORATION, the BORROWING SUBSIDIARIES party hereto, the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the Alternate Base Rate. All ABR Loans and Borrowings shall be denominated in dollars.

“Adjusted LIBO Rate” means, with respect to any LIBOR Borrowing denominated in dollars for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for dollars for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors and permitted assigns in such capacity as provided in Article VIII. Unless the context requires otherwise, the term “Administrative Agent” shall include any Affiliate of JPMorgan Chase Bank, N.A. through which JPMorgan Chase Bank, N.A. shall perform any of its obligations in such capacity hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Designated Currency Revolving Exposure”: at any time, the sum of the Dollar Equivalents of (a) the aggregate principal amounts of all Revolving Loans then outstanding and made in Euro, Pounds Sterling or any other Designated Currency, (b) the aggregate undrawn amounts of all outstanding Letters of Credit denominated in Euro, Pounds Sterling or any other Designated Currency at such time and (c) the aggregate amounts of all LC Disbursements in respect of any such Letter of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time.

“Aggregate Designated Currency Revolving Sublimit” means $100,000,000.

“Aggregate Revolving Commitment” means the sum of the Revolving Commitments of all the Revolving Lenders.

“Aggregate Revolving Exposure” means the sum of the Revolving Exposures of all the Revolving Lenders.

“Agreement” has the meaning set forth in the heading hereof.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% per annum and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1% per annum. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the rate per annum appearing on Reuters Screen LIBOR01 Page displaying interest rates for dollar deposits in the London interbank market (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as reasonably determined by the Administrative Agent in consultation with the Company from time to time) at approximately 11:00 a.m., London time, on such day for deposits in dollars with a maturity of one month. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Alternative Currency” means any currency other than dollars, euros or Pounds Sterling.

“Anti-Corruption Laws” means all laws of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Creditor” has the meaning set forth in Section 9.18(b).

“Applicable Funding Account” means, as to each Borrower, the applicable account that shall be specified in a written notice signed by a Financial Officer and delivered to (and, in the case of any account located outside the United States, reasonably approved by) the Administrative Agent.

“Applicable Percentage” means, at any time, with respect to any Revolving Lender, the percentage of the Aggregate Revolving Commitment represented by such Lender’s Revolving Commitment at such time. If all the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, (a) with respect to any Incremental Term Loan of any Series, the rate per annum specified in the Incremental Facility Agreement establishing the Incremental Term Commitments of such Series and (b) with respect to any ABR Loan, LIBOR Loan or EURIBOR Loan that is a Revolving Loan, a Tranche A Term Loan or a Swingline Loan, or with respect to the commitment fees and ticking fees payable hereunder, the applicable rate per annum set forth below under the caption “ABR Spread”, “LIBOR and EURIBOR Spread” or “Commitment and Ticking Fee Rate”, as the case may be, based upon the Leverage Ratio as of the end of the fiscal quarter of the Company for which consolidated financial statements have theretofore been most recently delivered pursuant to Section 5.01(a) or 5.01(b); provided that, for purposes of clause (b), until the date of the delivery of the consolidated financial statements pursuant to 5.01(b) as of and for the fiscal quarter ended March 31, 2014, the Applicable Rate shall be based on the rates per annum set forth in Category 2:

Leverage Ratio:	Leverage Ratio	ABR Spread	LIBOR and EURIBOR Spread	Commitment and Ticking Fee Rate
Category 1	< 0.75 to 1.00	0.25%	1.25%	0.20%
Category 2	≥ 0.75 to 1.00 < 1.50 to 1.00	0.50%	1.50%	0.25%
Category 3	≥ 1.50 to 1.00 < 2.00 to 1.00	0.75%	1.75%	0.30%
Category 4	≥ 2.00 to 1.00 < 2.50 to 1.00	1.00%	2.00%	0.35%
Category 5	≥ 2.50 to 1.00	1.25%	2.25%	0.40%

For purposes of the foregoing, each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the Business Day following the date of delivery to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b) of the consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change. Notwithstanding the foregoing, the Applicable Rate shall be based on the rates per annum set forth in Category 5 if the Company fails to deliver the consolidated financial statements required to be delivered pursuant to Section 5.01(a) or 5.01(b) or any Compliance Certificate required to be delivered pursuant hereto, in each case within the time periods specified herein for such delivery, during the period commencing on and including the day of the occurrence of a Default resulting from such failure and until the delivery thereof.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means J.P. Morgan Securities LLC, HSBC Bank USA, N.A., and Wells Fargo Securities LLC, in their capacities as joint lead arrangers and joint bookrunners for the credit facilities provided for herein.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 9.04, and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowers” mean the Company and the Borrowing Subsidiaries.

“Borrowing” means (a) Loans of the same Class, Type and currency made, converted or continued on the same date and, in the case of LIBOR Loans and EURIBOR Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Minimum” means (a) in the case of a Borrowing denominated in dollars, $1,000,000, (b) in the case of a Borrowing denominated in Euros, €1,000,000, (c) in the case of a Borrowing denominated in Pounds Sterling, £1,000,000 and (d) in the case of a Borrowing denominated in any Alternative Currency, the smallest amount of such Alternative Currency that is an integral multiple of 100,000 units of such currency and that has a Dollar Equivalent in excess of $1,000,000.

“Borrowing Multiple” means (a) in the case of a Borrowing denominated in dollars, $1,000,000, (b) in the case of a Borrowing denominated in Euros, €1,000,000, (c) in the case of a Borrowing denominated in Pounds Sterling, £1,000,000 and (d) in the case of a Borrowing denominated in any Alternative Currency, the smallest amount of such Alternative Currency that is an integral multiple of 100,000 units of such currency and that has a Dollar Equivalent in excess of $1,000,000.

“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.03 or 2.04, as applicable, which shall be, in the case of any such written request, in the form of Exhibit B or any other form approved by the Administrative Agent.

“Borrowing Subsidiary” means, at any time, any Subsidiary that has been designated by the Company as a Borrowing Subsidiary pursuant to Section 2.23, other than any Subsidiary that has ceased to be a Borrowing Subsidiary as provided in Section 2.23.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit C-1.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit C-2.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in connection with a LIBOR Loan in any currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in such currency in the London interbank market and (b) when used in connection with a EURIBOR Loan, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in Euros.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, and the final maturity of such obligations shall be the date of the last payment of such amounts due under such lease (or other arrangement) prior to the first date on which such lease (or other arrangement) may be terminated by the lessee without payment of a premium or a penalty. For purposes of Section 6.02 and the definition of Priority Indebtedness, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“CFC” means (a) each Person that is a “controlled foreign corporation” for purposes of the Code and (b) each subsidiary of any such controlled foreign corporation.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder), excluding any employee benefit plan of the Company or its Subsidiaries, and any person acting as a trustee, agent or other fiduciary or administrator of any such plan, of Equity Interests in the Company representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Company; or (b) persons who were (i) directors of the Company on the Effective Date, (ii) nominated by the board of directors of the Company or (iii) appointed by directors who were directors of the Company on the Effective Date or were nominated as provided in clause (ii) above, ceasing to occupy a majority of the seats (excluding vacant seats) on the board of directors of the Company.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall for all purposes of this Agreement be deemed to be a “Change in Law” (and, for purposes of the proviso in Section 2.15(a), a Change in Law that shall have occurred after the date on which each Lender shall have become a Lender), regardless of the date enacted, adopted, promulgated or issued.

“Charges” has the meaning set forth in Section 9.13.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Tranche A Term Loans, Incremental Term Loans of any Series, Revolving Loans or Swingline Loans, (b) any Commitment, refers to whether such Commitment is a Tranche A Term Commitment, an Incremental Term Commitment of any Series or a Revolving Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class. Additional Classes of Loans, Borrowings, Commitments and Lenders may be established pursuant to Sections 2.22 and 2.24.

“Closing Date” means January 27, 2014, which is the date on which the conditions specified in Section 4.01(a) were satisfied (or waived in accordance with Section 9.02).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means the Pledged Equity Interests and any and all other assets on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Obligations.

“Collateral Agreement” means the Guarantee and Collateral Agreement among the Company, the other Loan Parties and the Administrative Agent, substantially in the form of Exhibit D, together with all supplements thereto.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received from the Company and each Designated Subsidiary either (i) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Designated Subsidiary after the Effective Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, together with documents and opinions of the type referred to in paragraph (b) of Section 4.01 and paragraph (o) of Section 4.02 with respect to such Designated Subsidiary;

(b) all Equity Interests (including equity interests in Subsidiaries) owned by or on behalf of any Loan Party shall have been pledged pursuant to the Collateral Agreement and, in the case of Equity Interests in any Foreign Subsidiary, where the Administrative Agent so requests in connection with the pledge of such Equity Interests, a Foreign Pledge Agreement (provided that (i) the Loan Parties shall not be required to pledge voting Equity Interests in any first-tier CFC in excess of the amount of such Equity Interests constituting 65% of the total combined voting power of all classes of Equity Interests entitled to vote, and (ii) no Subsidiary shall be required to pledge any Equity Interests (or any other assets) owned by a CFC), and the Administrative Agent shall, to the extent required by the Collateral Agreement, have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) all documents and instruments, including Uniform Commercial Code financing statements, required by applicable law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and

(d) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if and for so long as the Administrative Agent, in consultation with the Company, determines that the cost of creating or perfecting such pledges or security interests in such assets, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse tax consequences to the Company and the Subsidiaries), shall be excessive in view of the benefits to be obtained by the Lenders therefrom. The Administrative Agent may grant extensions of time for the creation and perfection of security interests in, or the delivery of legal opinions or other deliverables with respect to, particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

“Commitment” means a Revolving Commitment, a Tranche A Term Commitment, an Incremental Term Commitment of any Series or any combination thereof (as the context requires).

“Commitment Letter” means that certain Commitment Letter dated December 13, 2013, as amended, among Dover, the Company, the Initial Lenders and the Arrangers.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to Section 9.01, including through the Platform.

“Company” means Knowles Corporation, a Delaware corporation.

“Compliance Certificate” means a Compliance Certificate in the form of Exhibit E or any other form approved by the Administrative Agent.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated December 2013, relating to the credit facilities provided for herein.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus

(a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of

(i) Consolidated Interest Expense for such period,

(ii) provision for federal, state, local and foreign income tax (or similar Taxes in lieu of income tax) expensed during such period including, in each case, arising out of Tax examinations,

(iii) all amounts attributable to depreciation and amortization of assets for such period,

(iv) any noncash items decreasing Consolidated Net Income for such period,

(v) any (A) extraordinary charges for such period and (B) non-recurring or unusual charges for such period (including, in the case of clauses (A) and (B), those resulting from legal settlements, fines, judgments or orders),

(vi) any losses for such period attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement,

(vii) any unrealized losses for such period attributable to the application of “mark to market” accounting in respect of Hedging Agreements,

(viii) the cumulative effect for such period of a change in accounting principles,

(ix) restructuring charges, costs, expenses and reserves or increases to existing reserves (including those consisting of charges, costs, expenses, reserves or increases associated with increasing the value of acquired inventory under GAAP, severance costs, relocation costs, integration costs, other business optimization costs, expenses or reserves, signing costs, retention or completion bonuses, transition costs, costs related to the closure or consolidation of facilities or curtailments, new systems design and implementation costs and modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities)),

(x) costs or expenses related to the (A) the Transactions and (B) any issuance of Equity Interests, any Investment, acquisition or Disposition outside the ordinary course of business, casualty or condemnation events, recapitalizations or the incurrence, extension, renewal, refinancing, repayment, prepayment, exchange of Indebtedness permitted to be incurred hereunder and any amendment or modification to the terms of any of the foregoing transactions,

(xi) charges related to the Spin-Off in an aggregate amount during the term of this Agreement not greater than $25,000,000, and

(xii) charges, costs or expenses or any reserve with respect thereto to the extent (A) actually reimbursed or (B) reimbursable pursuant to any insurance, indemnification or reimbursement provisions or similar agreements; provided that, in the case of clause (B), the Company reasonably expects to receive reimbursement for such charges, costs or expenses in any of the next four fiscal quarters following the accrual of such charges, costs, expenses or reserve (it being understood that to the extent not actually so reimbursed within such four fiscal quarters, such charges, costs or expenses shall be deducted in calculating Consolidated EBITDA for such fiscal quarters), and

(xiii) earn-out obligations incurred in connection with any acquisition permitted under Section 6.04 and paid or accrued during such period;

provided that (A) any cash payment made with respect to any noncash items added back in computing Consolidated EBITDA for any prior period pursuant to this clause (a) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made and (B) the aggregate adjustments in any period of four consecutive fiscal quarters of the Company attributable to cash items under clauses (a)(v)(B), (a)(ix) and (a)(x)(B) shall not account for more than 15% of Consolidated EBITDA for such period; and minus

(b) without duplication and to the extent included in determining such Consolidated Net Income,

(i) any extraordinary, non-recurring or unusual income or gains for such period,

(ii) any non-cash income or gains for such period,

(iii) any gains for such period attributable to the early extinguishment of Indebtedness or obligations under any Hedging Agreement,

(iv) any unrealized gains for such period attributable to the application of “mark to market” accounting in respect of Hedging Agreements and

(v) the cumulative effect for such period of a change in accounting principles;

provided further that Consolidated EBITDA shall be calculated so as to exclude the effect of any gain or loss that represents after-tax gains or losses attributable to any sale, transfer or other disposition of assets (including asset retirement costs or returned surplus assets of any employee benefit plan) outside the ordinary course of business by the Company or any of its consolidated Subsidiaries. All amounts added back in computing Consolidated EBITDA for any period pursuant to clause (a) above, and all amounts subtracted in computing Consolidated EBITDA pursuant to clause (b) above, to the extent such amounts are, in the reasonable judgment of a Financial Officer of the Company, attributable to any Subsidiary that is not wholly owned by the Company, shall be reduced by the portion thereof that is attributable to the noncontrolling interest in such Subsidiary. For purposes of calculating Consolidated EBITDA for any period, if during such period the Company or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.04(b).

“Consolidated Cash Interest Expense” means for any period for which such amount is being determined (without duplication of any payment), (a) Consolidated Interest Expense for such period, but only to the extent paid in cash in such period, plus (b) amounts paid in cash during such period in respect of amounts that were (or would have been) included in Consolidated Interest Expense during any prior period, plus (c) amounts paid in cash during such period in respect of amounts that will be included in Consolidated Interest Expense during any future period. If during such period the Company or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated Cash Interest Expense for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.04(b).

“Consolidated Interest Expense” means for any period for which such amount is being determined, total interest expense (including that properly attributable to Capital Leases in accordance with GAAP and amortization of debt discount and debt issuance costs) of the Company on a consolidated basis in accordance with GAAP, including all capitalized interest, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financings and net costs under interest rate protection agreements (including amortization of discount) all as determined on a consolidated basis in accordance with GAAP. If during such period the Company or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.04(b).

“Consolidated Net Income” means, for any period, the consolidated net income or loss of the Company for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Person (other than the Company) that is not a consolidated Subsidiary except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to the Company or, subject to clause (b) below, any other consolidated Subsidiary during such period, and (b) the income or loss of, and any amounts referred to in clause (a) above paid to, any consolidated Subsidiary that is not wholly owned by the Company to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such consolidated Subsidiary.

“Consolidated Total Assets” means, at any time, the aggregate assets of the Company and its consolidated Subsidiaries at such time, determined on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means the making of a Loan, the acquisition of a participation in a Swingline Loan or the issuance of, or acquisition of a participation in, a Letter of Credit.

“Credit Party” means the Administrative Agent, each Issuing Bank, the Swingline Lender and each other Lender.

“Default” means any event or condition that constitutes, or upon notice, lapse of time or both would constitute, an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, (ii) to fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party or the Company made in good faith to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent and the Company, or (d) has become the subject of a Bankruptcy Event unless in the case of any Lender subject to this clause (d), the Company and the Administrative Agent shall each have determined that such Lender intends, and has all approvals required to enable it (in form and substance satisfactory to each of the Company and the Administrative Agent), to continue to perform its obligations as a Lender hereunder; provided that no Lender shall be deemed to be a Defaulting Lender solely by virtue of (I) the ownership or acquisition of any Equity Interest in such Lender or its parent by any Governmental Authority or (II) in the case of any Lender or parent company which is a solvent Person, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority under or based on the law of the country where such Person is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed; provided that such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contract or agreement to which such Lender is a party.

“Designated Currency” means (a) Euro, (b) Pounds Sterling and (c) any other currency other than dollars (i) that is freely transferable and convertible into dollars in the London interbank market, (ii) for which LIBO Rates can be determined by reference to the applicable Screen as provided in the definition of “LIBO Rate” and (iii) that has been designated by the Administrative Agent as a Designated Currency at the request of the Company and with the consent of each Issuing Bank and each Lender with a Revolving Commitment or a Revolving Exposure.

“Designated Subsidiary” means each Subsidiary other than (a) any Subsidiary that is not a Material Subsidiary and (b) any Subsidiary that is a CFC.

“Disposition” has the meaning set forth in Section 6.05. “Dispose” has the meaning correlative thereto.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by the Company or any Subsidiary, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 91 days after the latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the date hereof, the date hereof); provided, however, that (i) if such Equity Interest matures, or is redeemable, convertible, exchangeable or required to be repurchased in part, only such part shall constitute Disqualified Equity Interests, (ii) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” (or similar event, however denominated) shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Loan Document Obligations that are accrued and payable, the cancellation or expiration of all Letters of Credit and the termination or expiration of the Commitments and (iii) an Equity Interest in any Person that is issued to any director, officer, employee, member of management, manager or consultant or to any plan for the benefit of such Persons or by any such plan to such Persons shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in dollars, such amount and (b) with respect to any amount in any currency other than dollars, the equivalent in dollars of such amount, determined by the Administrative Agent pursuant to Section 1.07 using the Exchange Rate with respect to such currency at the time in effect for such amount under the provisions of such Section.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary (a) incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia or (b) that is considered to be a “disregarded entity” for U.S. Federal income tax purposes that, in the case of each of clauses (a) and (b), is not owned, directly or indirectly, by a Foreign Subsidiary that is a CFC.

“Dover” means Dover Corporation, a Delaware corporation.

“Dover Credit Agreement” means the Five-Year Credit Agreement dated as of November 10, 2011, among Dover, the Borrowing Subsidiaries (as defined therein) from time to time party thereto, the Lenders (as defined therein) party thereto and JPMorgan Chase Bank, N.A., as Agent.

“Effective Date” means the date on which the conditions specified in Section 4.01(b) are satisfied (or waived in accordance with Section 9.02). The Effective Date shall be deemed to have occurred for all purposes of this Agreement if Loans shall have been funded pursuant to Section 2.01.

“Effective Date Dividend” means the cash dividend to be paid by the Company to Dover on the Effective Date, in an aggregate amount not to exceed $450,000,000 minus the amount of the Effective Date Repayment.

“Effective Date Repayment” means the cash settlement to be made by the Company of intercompany indebtedness owing to Dover on the Effective Date in an aggregate amount not to exceed $450,000,000.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person or the Company or any Subsidiary.

“Environmental Laws” means all rules, regulations, codes, ordinances, judgments, orders, decrees, directives and other laws, and all injunctions or legally binding agreements, issued, promulgated by or entered into with any Governmental Authority and relating in any way to the environment, to preservation or reclamation of natural resources, or to related health or safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties and indemnities), resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence, Release or threatened Release of any Hazardous Materials or (e) any legally enforceable contract or agreement pursuant to which liability is assumed by imposed on the Company or any Subsidiary with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests, or other comparable ownership interests, whether voting or nonvoting, in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing (other than, prior to the date of such conversion, Indebtedness that is convertible into any such Equity Interests).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company or any Subsidiary, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by the Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or (h) the receipt by the Company or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Company or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA.

“EURIBO Rate” means, with respect to any EURIBOR Borrowing for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Day.

“EURIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the EURIBO Rate.

“Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“Event of Default” has the meaning set forth in Article VII.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Exchange Rate” means on any day, for purposes of determining the Dollar Equivalent of any currency other than dollars, the rate at which such other currency may be exchanged into dollars at the time of determination on such day as set forth on the Reuters WRLD Page for such currency. In the event that such rate does not appear on any Reuters WRLD Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Letter of Credit” means, from and after the Effective Date, each letter of credit previously issued for the account of the Company or any of its Subsidiaries that (a) is outstanding on the Effective Date and (b) is listed on Schedule 1.01.

“Existing Revolving Borrowings” has the meaning set forth in Section 2.21(e).

“Extending Lender” has the meaning set forth in Section 2.22(a).

“Extension Agreement” means an Extension Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Company, among the Company, the Administrative Agent and one or more Extending Lenders, effecting an Extension Permitted Amendment and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.22.

“Extension Offer” has the meaning set forth in Section 2.22(a).

“Extension Permitted Amendment” means an amendment to this Agreement and the other Loan Documents, effected in connection with an Extension Offer pursuant to Section 2.22, providing for an extension of the Maturity Date applicable to the Extending Lenders’ Loans and/or Commitments of the applicable Extension Request Class (such Loans or Commitments being referred to as the “Extended Loans” or “Extended Commitments”, as applicable) and, in connection therewith, (a) an increase or decrease in the rate of interest accruing on such Extended Loans, (b) in the case of Extended Loans that are Term Loans of any Class, a modification of the scheduled amortization applicable thereto, provided that the weighted average life to maturity of such Extended Loans shall be no shorter than the remaining weighted average life to maturity (determined at the time of such Extension Offer) of the Term Loans of such Class, (c) a modification of voluntary or mandatory prepayments applicable thereto (including prepayment premiums and other restrictions thereon), provided that in the case of Extended Loans that are Term Loans, such requirements may provide that such Extended Loans may participate in any mandatory prepayments on a pro rata basis (or on a basis that is less than a pro rata basis) with the Loans of the applicable Extension Request Class, but may not provide for prepayment requirements that are more favorable than those applicable to the Loans of the applicable Extension Request Class, (d) an increase in the fees payable to, or the inclusion of new fees to be payable to, the Extending Lenders in respect of such Extension Offer or their Extended Loans or Extended Commitments and/or (e) an addition of any affirmative or negative covenants applicable to the Company and the Subsidiaries, provided that any such additional covenant with which the Company and the Subsidiaries shall be required to comply prior to the latest Maturity Date in effect immediately prior to such Extension Permitted Amendment for the benefit of the Extending Lenders providing such Extended Loans or Extended Commitments shall also be for the benefit of all other Lenders.

“Extension Request Class” has the meaning set forth in Section 2.22(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements entered into with respect to the foregoing.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means the Fee Letters among (a) Dover, the Company, JPMorgan Chase Bank, N.A., and J.P. Morgan Securities LLC, (b) Dover, the Company and HSBC Bank USA, N.A. and (c) Dover, the Company and Wells Fargo Securities LLC, each dated December 13, 2013, as amended.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller (or other Person with equivalent responsibilities to any of the foregoing Persons) of such Person.

“Financing Transactions” means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Foreign Lender” means (a) if the applicable Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if the applicable Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Pledge Agreement” means a pledge or charge agreement granting a Lien on Equity Interests in a Foreign Subsidiary to secure the Secured Obligations, governed by the law of the jurisdiction of organization of such Foreign Subsidiary and in form and substance reasonably satisfactory to the Administrative Agent and the Company.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Form 10” means the Form 10 Information Statement (including the exhibits thereto, in the form filed by the Company with the SEC on September 30, 2013, amended by Amendment No. 1 thereto filed on November 15, 2013, Amendment No. 2 thereto filed on December 11, 2013, Amendment No. 3 thereto filed on December 24, 2013, and as further amended, supplemented or otherwise modified from time to time, but without giving effect to any such further modifications that would materially and adversely affect the rights or interests of the Lenders or the creditworthiness of the Company and its subsidiaries.

“GAAP” means generally accepted accounting principles in the United States of America, applied in accordance with the consistency requirements thereof.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of and registrations with Governmental Authorities.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or customary indemnity obligations. The amount, as of any date of determination, of any Guarantee shall be the stated or determinable principal or other amount outstanding on such date of the Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by a Financial Officer of the Company)).

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers or consultants of the Company or the Subsidiaries shall be a Hedging Agreement. The amount of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Incremental Commitment” means an Incremental Revolving Commitment or an Incremental Term Commitment.

“Incremental Facility Agreement” means an Incremental Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Company, among the Company, the Administrative Agent and one or more Incremental Lenders, establishing Incremental Term Commitments of any Series or Incremental Revolving Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.21.

“Incremental Lender” means an Incremental Revolving Lender or an Incremental Term Lender.

“Incremental Revolving Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Agreement and Section 2.21, to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure under such Incremental Facility Agreement.

“Incremental Revolving Lender” means a Lender with an Incremental Revolving Commitment.

“Incremental Term Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant an Incremental Facility Agreement and Section 2.21, to make Incremental Term Loans of any Series hereunder, expressed as an amount representing the maximum principal amount of the Incremental Term Loans of such Series to be made by such Lender.

“Incremental Term Lender” means a Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan” means a Loan made by an Incremental Term Lender to the Company pursuant to Section 2.21.

“Incremental Term Maturity Date” means, with respect to Incremental Term Loans of any Series, the scheduled date on which such Incremental Term Loans shall become due and payable in full hereunder, as specified in the applicable Incremental Facility Agreement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instrument to the extent the same would appear as a liability on a consolidated balance sheet of such Person (excluding the footnotes thereto) prepared in accordance with GAAP, (c) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) accounts payable and accrued expenses incurred in the ordinary course of business, (ii) deferred compensation, stock based compensation and benefits payable to directors, officers, employees, members of management, managers or consultants of the Company or any Subsidiary, (iii) any purchase price adjustment or earnout incurred in connection with an acquisition, except to the extent that the amount payable pursuant to such purchase price adjustment or earnout is, or becomes, reasonably determinable and has become a liability that would appear in the “liabilities” section of a balance sheet (excluding the footnotes thereto) or income statement of such Person prepared in accordance with GAAP, (iv) any such obligations incurred under ERISA and (v) liabilities associated with customer prepayments and deposits) which purchase price is due more than six months from the date of incurrence, (d) all Capital Lease Obligations of such Person, (e) the maximum aggregate amount of all letters of credit and letters of guaranty in respect of which such Person is an account party, (f) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (g) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person (with the amount of such Indebtedness, if not so assumed, being deemed to be for purposes of this Agreement the lesser of the amount of Indebtedness secured and the fair market value of the property subject to the Lien, as reasonably estimated by the Company), and (h) all Guarantees by such Person of Indebtedness of others. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Initial Lenders” means JPMorgan Chase Bank, N.A., HSBC Bank USA, N.A., and Wells Fargo Bank, N.A.

“Interest Coverage Ratio” means the ratio of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Expense.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.07, which shall be, in the case of any such written request, in the form of Exhibit F or any other form approved by the Administrative Agent and the Company.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the first Business Day following the last day of each March, June, September and December, (b) with respect to any LIBOR Loan or EURIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR Borrowing or a EURIBOR Borrowing with an Interest Period of more than three months’ duration, such day or days prior to the last day of such Interest Period as shall occur at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any LIBOR Borrowing or EURIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the applicable Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, with respect to a specified Person, (i) any Equity Interests, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or any capital contribution or loans or advances (other than advances made in the ordinary course of business that would be recorded as accounts receivable on the balance sheet of the specified Person prepared in accordance with GAAP) to, Guarantees of any Indebtedness or other obligations of, or any other investment (including any investment effected by means of a merger, amalgamation or consolidation of a subsidiary of such Person or a transfer of property for consideration that is less than the fair value thereof (as determined reasonably and in good faith by a Financial Officer of the Company)) in, any other Person that are held or made by the specified Person and (ii) the purchase or acquisition (in one transaction or series of related transactions) of all or substantially all of the property and assets or business of any other Person or assets constituting a business unit, line of business, division or product line of any other Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be determined in accordance with the definition of the term “Guarantee”, (c) any Investment (other than any Investment referred to in clause (a) or (b) above) in the form of a transfer of Equity Interests or other property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair value (as determined reasonably and in good faith by a Financial Officer of the Company) of such Equity Interests or other property as of the time of such transfer (less, in the case of any investment in the form of transfer of property for consideration that is less than the fair value thereof, the fair value (as so determined) of such consideration as of the time of the transfer), minus the amount, as of such date of determination, of any portion of such Investment repaid to the investor in cash as a return of capital, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such transfer, (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any Person shall be the original cost of the Investment (including any Indebtedness assumed in connection therewith), plus the original cost of all additions, as of such date of determination, thereto, and minus the amount, as of such date of determination, of any portion of such Investment repaid to the investor in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the time of such Investment, and (e) any Investment (other than any Investment referred to in clause (a), (b), (c) or (d) above) in any Person resulting from the issuance by such Person of its Equity Interests to the investor shall be the fair value (as determined reasonably and in good faith by a Financial Officer of the Company) of such Equity Interests at the time of the issuance thereof.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means (a) each Initial Lender, and (b) each Revolving Lender that shall have become an Issuing Bank hereunder as provided in Section 2.05(j) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(k)), each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.05 with respect to such Letters of Credit).

“Judgment Currency” has the meaning set forth in Section 9.18(b).

“Junior Indebtedness” means Subordinated Indebtedness or Indebtedness secured by any Lien that is expressly subordinated in priority to the Liens securing the Loan Document Obligations.

“Knowles Business” means certain of the domestic and international assets and operations associated with the communications technologies businesses of Dover, all substantially as described in the Form 10.

“Knowles Business Transfers” means the transfer to the Company, to the extent not theretofore held by it or by one of its subsidiaries, of the Knowles Business and related liabilities (whether directly or through the transfer of Equity Interests in subsidiaries of Dover), all substantially as described in the Form 10.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, (a) the sum of the Dollar Equivalents of the undrawn amounts of all outstanding Letters of Credit at such time plus (b) the sum of the Dollar Equivalents of the amounts of all LC Disbursements that have not yet been reimbursed by or on behalf of the applicable Borrowers at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time, adjusted to give effect to any reallocation under Section 2.20 of the LC Exposures of Defaulting Lenders in effect at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Facility Agreement or a Refinancing Facility Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement, other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

“Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company most recently ended on or prior to such date.

“LIBO Rate” means, with respect to any LIBOR Borrowing for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Day.

“LIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the LIBO Rate or the Adjusted LIBO Rate.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance on, in or of such asset or (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement, the Incremental Facility Agreements, the Extension Agreements, the Refinancing Facility Agreements, the Borrowing Subsidiary Agreements, the Borrowing Subsidiary Terminations, the Collateral Agreement, the other Security Documents, any agreement designating an additional Issuing Bank as contemplated by Section 2.05(j) and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.09(c).

“Loan Document Obligations” has the meaning set forth in the Collateral Agreement.

“Loan Parties” means the Company and each Subsidiary Loan Party.

“Loans” means the loans made by the Lenders to the Company pursuant to this Agreement.

“Local Time” means (a) with respect to a Loan or Borrowing denominated in dollars or any Letter of Credit, New York City time and (b) with respect to a Loan or Borrowing denominated in Euros, Pounds Sterling or any other Designated Currency, London time.

“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, (a) in the case of the Revolving Lenders, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the Aggregate Revolving Exposures and the unused Aggregate Revolving Commitment at such time and (b) in the case of the Term Lenders of any Class, Lenders holding outstanding Term Loans of such Class representing more than 50% of all Term Loans of such Class outstanding at such time.

“Material Acquisition” means any purchase or acquisition, or a series of related purchases or acquisitions, of (a) Equity Interests in any Person if, after giving effect thereto, such Person will become a Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person.

“Material Adverse Effect” means an event, condition or circumstance that has had, or could reasonably be expected to have, a material adverse effect on (a) the business, results of operations, properties, assets or financial condition of the Company and its Subsidiaries, taken as a whole, (b) the ability of the Loan Parties to perform their obligations under the Loan Documents, taken as a whole, or (c) the rights of or benefits, taken as a whole, available to the Lenders under the Loan Documents.

“Material Disposition” means any Disposition, or a series of related Dispositions, of (a) all or substantially all the issued and outstanding Equity Interests in any Person that are owned by the Company or any Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person.

“Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit and Guarantees under the Loan Documents), or obligations in respect of one or more Hedging Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount of $35,000,000 or more.

“Material Subsidiary” means each Borrowing Subsidiary and each other Subsidiary (a) the consolidated total assets of which equal 5% or more of the Consolidated Total Assets of the Company or (b) the consolidated revenues of which equal 5% or more of the consolidated revenues of the Company, in each case as of the end of or for the most recent period of four consecutive fiscal quarters of the Company for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, the most recent period of four consecutive fiscal quarters included in the pro forma financial statements referred to in Section 3.04(b) or Section 4.02(e), as applicable); provided that if at the end of or for any such most recent period of four consecutive fiscal quarters the combined consolidated total assets or combined consolidated revenues of all Subsidiaries that under clauses (a) and (b) above would not constitute Material Subsidiaries shall have exceeded 10% of the Consolidated Total Assets of the Company or 10% of the consolidated revenues of the Company, then one or more of such excluded Subsidiaries shall for all purposes of this Agreement be deemed to be Material Subsidiaries until such excess shall have been eliminated. For purposes of this definition, the consolidated total assets and consolidated revenues of the Company as of any date prior to, or for any period that commenced prior to, the date on which the Spin-Off is consummated shall be determined on a pro forma basis after giving effect to the Spin-Off and the other Transactions to occur on the Effective Date.

“Maturity Date” means the Tranche A Term Maturity Date, the Incremental Term Maturity Date with respect to Incremental Term Loans of any Series or the Revolving Maturity Date, as the context requires.

“Maximum Rate” has the meaning set forth in Section 9.13.

“MNPI” means material information concerning the Company, any Subsidiary or any Affiliate of any of the foregoing or their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act. For purposes of this definition, “material information” means information concerning the Company, the Subsidiaries or any Affiliate of any of the foregoing, or any of their securities, that could reasonably be expected to be material for purposes of the U.S. Federal and state securities laws.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash (which term, for purposes of this definition, shall include cash equivalents) proceeds (including, in the case of any casualty, condemnation or similar proceeding, insurance, condemnation or similar proceeds) received in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all reasonable fees and out-of-pocket expenses paid in connection with such event by the Company and the Subsidiaries, (ii) in the case of a Disposition (including pursuant to a Sale/Leaseback Transaction or a casualty or a condemnation or similar proceeding) of an asset, the amount of all payments required to be made by the Company and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Company and the Subsidiaries, and the amount of any reserves established by the Company and the Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by a Financial Officer of the Company); provided that, if any such reserve is established and is subsequently reduced (other than as the result of the payment of the applicable obligations), a Prepayment Event will be deemed to have occurred and to have generated Net Proceeds equal to the amount of such reduction). For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of cash proceeds in respect of such event.

“Non-Defaulting Lender” means, at any time, any Revolving Lender that is not a Defaulting Lender at such time.

“OFAC” means the United States Treasury Department Office of Foreign Assets Control.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Pari Passu Intercreditor Agreement” means, with respect to any Permitted Pari Passu Refinancing Securities, an intercreditor agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Company, that is determined by the Administrative Agent to contain terms and conditions that are within the range of those customary for intercreditor agreements governing intercreditor relationships between holders of senior secured credit facilities and holders of securities of the same type as such Permitted Pari Passu Refinancing Securities.

“Participant Register” has the meaning set forth in Section 9.04(c)(ii).

“Participants” has the meaning set forth in Section 9.04(c)(i).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” means a certificate in the form of Exhibit G or any other form approved by the Administrative Agent and the Company.

“Permitted Acquisition” means the purchase or other acquisition by the Company or any Subsidiary of Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person including Equity Interests of (x) any Subsidiary which serves to increase the ownership in such Subsidiary by the Company or any other Subsidiary therein and (y) any joint venture for the purpose of purchasing any or all of the Equity Interests of a joint venture partner; provided that (a) the business of such Person, or such assets, as the case may be, constitute a business permitted under Section 6.03(b), (b) on the date of execution of the definitive agreement in respect of such purchase or other acquisition (after giving effect to any such purchase or other acquisition and any related incurrence of Indebtedness, on a pro forma basis in accordance with Section 1.04(b)) (i) no Default shall have occurred and be continuing and (ii) the Company shall be in compliance with the covenants set forth in Sections 6.11 and 6.12 (calculated as of the last day of, or for, the period of four consecutive fiscal quarters of the Company then most recently ended for which the financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, the most recent period of four consecutive fiscal quarters included in the pro forma financial statements referred to in Section 3.04(b) or Section 4.02(e), as applicable) and (c) to the extent the aggregate consideration for such acquisition (including Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $35,000,000, the Company shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Company certifying that all the requirements set forth in this definition have been satisfied with respect to such purchase or other acquisition, together with reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (b) above.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws, health, disability or other employee benefits or property, casualty or other insurance (including self-insurance) or other similar obligations with reimbursement type claims and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Company or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(d) pledges and deposits made (i) to secure the performance of bids, tenders, government contracts, trade contracts (other than for payment of Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety, stay, customs and appeal bonds, performance bonds, bid bonds, performance and completion guarantees and other obligations of a like nature, in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Company or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(e) Liens in respect of judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith that do not constitute an Event of Default under clause (l) of Article VII;

(f) easements, covenants, zoning restrictions, building codes, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business and other title imperfections that do not interfere with the ordinary conduct of business of the Company or any Subsidiary;

(g) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary; provided that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Indebtedness;

(h) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases or consignment arrangements entered into by the Company and the Subsidiaries in the ordinary course of business;

(i) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease (other than Capital Lease Obligations), license or sublicense or concession agreement permitted or not restricted by this Agreement;

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(k) Liens that are contractual rights of set-off;

(l) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any Subsidiary in the ordinary course of business;

(m) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code (or similar law of any jurisdiction) on items in the course of collection, (ii) that are contractual rights of setoff relating to (A) the establishment of depositary relations with banks not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business, (C) netting or similar set-off arrangements entered into in connection with banking or trading activities, and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits in the ordinary course of business, (iv) granted in the ordinary course of business by any Foreign Subsidiary to any bank with whom it maintains accounts to the extent required by the relevant bank’s (or custodian’s or trustee’s, as applicable) standard terms and conditions and (v) in respect of purchase orders and other agreements entered into with customers in the ordinary course of business;

(n) Liens on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04;

(o) pledges and deposits made or other security provided in the ordinary course of business to secure (i) liability for reimbursement or indemnity obligations to insurance carriers, (ii) leases, subleases, licenses or sublicenses of property otherwise permitted or not restricted under this Agreement, and (iii) in respect of letters of credit, bank guarantees and similar instruments issued for the account of the Company or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clauses (i) and (ii) above;

(p) Liens on insurance policies and the proceeds thereof securing the financing of premiums with respect thereto;

(q) Liens arising in the ordinary course of business to secure accounts payable or similar trade obligations not constituting Indebtedness to the extent Liens with respect thereto are limited to the funds advanced or deposited;

(r) Liens deemed to exist in connection with Investments in repurchase obligations constituting Permitted Investments;

(s) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business;

(t) Liens arising (i) out of conditional sale, title retention, extended title retention, consignment or similar arrangements for the sale of any assets or property in the ordinary course of business and permitted by this Agreement or (ii) by operation of law under Article 2 of the Uniform Commercial Code (or similar law of any jurisdiction);

(u) Liens (i) in favor of any Borrower or any Guarantor, (ii) granted by any non-Loan Party in favor of the Company or any Subsidiary, in the case of each of clauses (i) and (ii), securing intercompany Indebtedness permitted under Section 6.01 and (iii) on the proceeds of any Indebtedness incurred in connection with any transaction permitted hereunder which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction;

(v) Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of trade letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(w) Liens on cash, Permitted Investments or other property arising in connection with the defeasance, discharge or redemption of Indebtedness; and

(x) Liens consisting of any condemnation or eminent domain proceeding or compulsory purchase order affecting real property;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, other than Liens referred to clauses (c) and (d) above securing letters of credit, bank guarantees or similar instruments.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 365/366 days from the date of acquisition thereof and having, at the date of acquisition thereof, a credit rating of at least A-1 from S&P or at least P-1 from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and demand or time deposits, in each case maturing within 365/366 days from the date of acquisition thereof, issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated in one of the two highest categories by both S&P and Moody’s and (iii) have portfolio assets of at least $2,000,000,000; and

(f) in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes or consistent with the investment practices of such Foreign Subsidiary as of the date hereof or the date such Foreign Subsidiary becomes a Subsidiary.

“Permitted Liens” has the meaning set forth in Section 6.02.

“Permitted Pari Passu Refinancing Securities” has the meaning set forth in Section 2.24(d).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any of its ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning set forth in Section 9.01(d).

“Pledged Equity Interests” has the meaning set forth in the Collateral Agreement.

“Pounds Sterling” or “£” means the lawful money of the United Kingdom.

“Prepayment Event” means:

(a) any Dispositions (including pursuant to a Sale/Leaseback Transaction or by way of merger, amalgamation or consolidation) of any assets of the Company or any Subsidiary, including any sale to a Person other than the Company or any Subsidiary of Equity Interests in any Subsidiary, pursuant to clause (j) or (n) of Section 6.05 resulting in aggregate Net Proceeds exceeding $20,000,000 during any fiscal year of the Company; or

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of the Company or any Subsidiary resulting in aggregate Net Proceeds of $20,000,000 or more;

provided, that none of the foregoing events shall constitute a Prepayment Event if (i) the assets affected by such event shall have accounted for less than 10% of Consolidated Total Assets of the Company as of the end of and for the period of four consecutive fiscal quarters of the Company then most recently ended for which the financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, the most recent period of four consecutive fiscal quarters included in the pro forma financial statements referred to in Section 3.04(b) or Section 4.02(e), as applicable) and (ii) the Leverage Ratio for the period of four consecutive fiscal quarters of the Company then most recently ended for which the financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, the most recent period of four consecutive fiscal quarters included in the pro forma financial statements referred to in Section 3.04(b) or Section 4.02(e), as applicable) at the time of such event shall be less than 2.75 to 1.00.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Priority Indebtedness” means, without duplication, all Indebtedness of any Subsidiary that is not a Guarantor and all Indebtedness of the Company or any Subsidiary secured by any Lien on any asset of the Company or any Subsidiary, it being understood that Priority Indebtedness (a) shall exclude Indebtedness under the Loan Documents and all Permitted Pari Passu Refinancing Securities and (b) shall include (i) all obligations in respect of the deferred purchase price of property or services described in clause (c) of the definition of Indebtedness, (ii) all Capital Lease Obligations of the Company or any Subsidiary and (iii) all Indebtedness of others secured by any Lien on property owned or acquired by the Company or any Subsidiary, whether or not the Indebtedness secured thereby has been assumed by the Company or such Subsidiary.

“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.

“Quotation Day” means (a) with respect to any currency (other than Pounds Sterling) for any Interest Period, the day two Business Days prior to the first day of such Interest Period and (b) with respect to Pounds Sterling for any Interest Period, the first day of such Interest Period, in each case unless market practice differs for loans such as the applicable Loans priced by reference to rates quoted in the Relevant Interbank Market, in which case the Quotation Day for such currency shall be determined by the Administrative Agent in accordance with market practice for such loans priced by reference to rates quoted in the Relevant Interbank Market (and if quotations would normally be given by leading banks for such loans priced by reference to rates quoted in the Relevant Interbank Market on more than one day, the Quotation Day shall be the last of those days).

“Recipient” means the Administrative Agent, any Lender and any Issuing Bank, or any combination thereof (as the context requires).

“Refinancing Commitment” means a Refinancing Revolving Commitment or a Refinancing Term Loan Commitment.

“Refinancing Facility Agreement” means a Refinancing Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Company, among the Company, the Administrative Agent and one or more Refinancing Lenders, establishing Refinancing Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.24.

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness except by an amount equal to the sum of (i) accrued and unpaid interest with respect to such Original Indebtedness, premiums (including tender premiums) thereon plus underwriting discounts, other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield premiums) incurred in connection with the relevant Refinancing Indebtedness and (ii) any existing commitments unutilized thereunder; (b) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of the Company or any Subsidiary if the Company or such Subsidiary shall not have been (or, in the case of an after-acquired Subsidiary, shall not have been required to become pursuant to the terms of the Original Indebtedness) an obligor in respect of such Original Indebtedness (other than as expressly set forth in Section 6.02(a)(iii), (a)(iv) or (a)(v)); and (c) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) (other than as expressly set forth in Section 6.02(a)(iii), (a)(iv) or (a)(v)). It is understood that Refinancing Indebtedness may be incurred together with other Indebtedness (including as part of a single incurrence or issuance of Indebtedness) so long as such other Indebtedness is permitted under other exceptions and baskets in Section 6.01, and that Refinancing Indebtedness and any such other Indebtedness may be secured by Liens in addition to those permitted for Refinancing Indebtedness to the extent such Liens are permitted under other exceptions and baskets in Section 6.02 (it being understood that such other Indebtedness and such additional Liens will be deemed to utilize such other exceptions and baskets available under Section 6.01 or 6.02, as the case may be, and will not be permitted as “Refinancing Indebtedness” or Liens permitted to secure “Refinancing Indebtedness” under such Sections).

“Refinancing Lenders” means the Refinancing Revolving Lenders and the Refinancing Term Lenders.

“Refinancing Loans” means the Refinancing Revolving Loans and the Refinancing Term Loans.

“Refinancing Revolving Commitments” has the meaning set forth in Section 2.24(a).

“Refinancing Revolving Lender” has the meaning set forth in Section 2.24(a).

“Refinancing Revolving Loans” has the meaning set forth in Section 2.24(a).

“Refinancing Term Lender” has the meaning set forth in Section 2.24(a).

“Refinancing Term Loan” has the meaning set forth in Section 2.24(a).

“Refinancing Term Loan Commitments” has the meaning set forth in Section 2.24(a).

“Register” has the meaning set forth in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building or structure.

“Relevant Interbank Market” means (a) with respect to any Designated Currency other than Euros, the London interbank market and (b) with respect to Euros, the European interbank market.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure, outstanding Term Loans and unused Commitments at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment or distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, exchange, conversion, cancelation or termination of, or any other return of capital with respect to, any Equity Interests in the Company or any Subsidiary.

“Restricted Payment Basket” has the meaning set forth in Section 6.08(a)(vii).

“Resulting Revolving Borrowings” has the meaning set forth in Section 2.21(e).

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.21 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or the Incremental Facility Agreement pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $200,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the Dollar Equivalents of such Lender’s outstanding Revolving Loans, (b) such Lender’s LC Exposure and (c) such Lender’s Swingline Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or Revolving Exposure.

“Revolving Loan” means a Loan denominated in dollars and made pursuant to clause (i) of Section 2.01(b) or denominated in Euro, Pounds Sterling or any other Designated Currency and made pursuant to clause (ii) of Section 2.01(b).

“Revolving Maturity Date” means the January 27, 2019.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Financial, Inc., and any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or any Subsidiary whereby the Company or such Subsidiary sells or transfers such property to any Person and the Company or any Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, and administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of Treasury, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Screen Rate” means (a) in respect of the LIBO Rate for any currency other than Euro for any Interest Period, the rate appearing on the Reuters Screen LIBOR01 Page for such currency and such Interest Period (or, in the event such rate does not appear on such Reuters page or screen, on any successor, substitute or other page on such screen or service that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent) and (b) in respect of the EURIBO Rate for any Interest Period, the percentage per annum determined by the Banking Federation of the European Union for

such Interest Period as set forth on the applicable page and screen of the Reuters Service (or, in the event such rate does not appear on such Reuters page or screen, on any successor, substitute or other page on such screen or service that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent).

“SEC” means the United States Securities and Exchange Commission.

“Secured Obligations” has the meaning set forth in the Collateral Agreement.

“Secured Parties” has the meaning set forth in the Collateral Agreement.

“Securities Act” means the United States Securities Act of 1933.

“Security Documents” means the Collateral Agreement, the Foreign Pledge Agreements and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.10 to secure the Secured Obligations.

“Series” has the meaning set forth in Section 2.21(b).

“Specified Time” means (a) with respect to the LIBO Rate, 11:00 a.m., London time, and (b) with respect to the EURIBO Rate, 11:00 a.m., Frankfurt time.

“Spin-Off” means the distribution, following the consummation of the Knowles Business Transfers, of all the issued and outstanding Equity Interests in the Company to the holders of the common stock of Dover.

“Spin-Off Agreements” means the Separation Agreement, the tax matters agreement, the employee matters agreement and the transition services agreement, in each case referred to in the Form 10.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board of Governors to which the Administrative Agent is subject for LIBOR funding (currently referred to as “LIBOR Liabilities” in Regulation D of the Board of Governors). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute LIBOR funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of any Person means any Indebtedness of such Person that is contractually subordinated in right of payment to any other Indebtedness of such Person.

“subsidiary” means, with respect to any Person at any date, (a) any corporation, partnership, limited liability company or other business entity of which Equity Interests representing more than 50% of the ordinary voting power of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other managers is at the time owned by such Person or (b) that is, as of such date, otherwise Controlled, by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person.

“Subsidiary” means any subsidiary of the Company.

“Subsidiary Loan Party” means each Subsidiary that is a party to the Collateral Agreement.

“Supplemental Perfection Certificate” means a certificate in the form of Exhibit H or any other form approved by the Administrative Agent and the Company.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time, adjusted to give effect to any reallocation under Section 2.20 of the Swingline Exposures of Defaulting Lenders in effect at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan denominated in dollars and made pursuant to Section 2.04.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means a Tranche A Term Commitment or an Incremental Term Commitment of any Series.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loan” means a Tranche A Term Loan or an Incremental Term Loan of any Series.

“Termination Date” has the meaning set forth in the lead-in to Article V.

“Total Indebtedness” means, as of any date, the sum of (a) the aggregate principal amount of Indebtedness of the Company and its Subsidiaries outstanding as of such date, in the amount that would be reflected in the “liabilities” section on a balance sheet (excluding the footnotes thereto) prepared as of such date on a consolidated basis in accordance with GAAP (but without giving effect to any election to value any Indebtedness at “fair value”, as described in Section 1.04(a), or any other accounting principle that results in the amount of any such Indebtedness (other than zero coupon Indebtedness) as reflected on such balance sheet to be below the stated principal amount of such Indebtedness), and (b) the aggregate principal amount of Indebtedness of the Company and its Subsidiaries outstanding as of such date that is not required to be reflected on a balance sheet in accordance with GAAP, determined on a consolidated basis; provided that, for purposes of clause (b) above, the term “Indebtedness” shall not include contingent obligations of the Company or any Subsidiary as an account party in respect of any letter of credit or letter of guaranty to the extent such letter of credit or letter of guaranty does not support Indebtedness.

“Tranche A Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche A Term Loan in dollars on the Effective Date, expressed as an amount representing the maximum principal amount of the Tranche A Term Loan to be made by such Lender, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Tranche A Term Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche A Term Commitment, as applicable. The initial aggregate amount of the Lenders’ Tranche A Term Commitments is $300,000,000.

“Tranche A Term Lender” means a Lender with a Tranche A Term Commitment or an outstanding Tranche A Term Loan.

“Tranche A Term Maturity Date” means January 27, 2019.

“Tranche A Term Loan” means a Loan made pursuant to clause (a) of Section 2.01.

“Transactions” means the (a) Financing Transactions, (b) the Knowles Business Transfers, (c) the Spin-Off, (d) the Effective Date Repayment and (e) the Effective Date Dividend.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the LIBO Rate, the EURIBO Rate or the Alternate Base Rate.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.17(f)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“wholly-owned”, when used in reference to a subsidiary of any Person, means that all the Equity Interests in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly-owned subsidiary of such Person or any combination thereof.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan” or “Revolving Borrowing”) or by Type (e.g., a “LIBOR Loan” or “LIBOR Borrowing”) or by Class and Type (e.g., a “LIBOR Revolving Loan” or “LIBOR Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Except as otherwise provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall, be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and

“hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.04. Accounting Terms; GAAP; Pro Forma Calculations. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP as in effect from time to time; provided that (i) if the Company, by notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Required Lenders, by notice from the Administrative Agent to the Company, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, (ii) if an amendment is requested by the Company or the Required Lenders pursuant to the preceding clause (i), then the Company and the Administrative Agent shall negotiate in good faith to prepare an amendment of the relevant affected provisions to preserve the original intent in light of such change in GAAP or the application thereof, subject to the approval of the Company and the Required Lenders and (iii) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (A) without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Company or any Subsidiary at “fair value”, as defined therein and (B) without giving effect to any change to GAAP occurring after the date hereof as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 840), issued by the Financial Accounting Standards Board on August 17, 2010, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect on the date hereof.

(b) All pro forma computations required to be made hereunder giving effect to any Material Acquisition, Material Disposition, Permitted Acquisition, incurrence (or repayment) of Indebtedness or other transaction shall be calculated after giving pro forma effect thereto (and, in the case of any pro forma computations made hereunder to determine whether such Material Acquisition, Material Disposition, Permitted Acquisition, incurrence (or repayment) of Indebtedness or other transaction is permitted to be consummated hereunder, to any other such transaction of a nature referred to in this sentence that shall have been consummated since the first day (or, in the case of any incurrence or repayment of Indebtedness, the last day) of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day (or, in the case of any incurrence or repayment of Indebtedness, the last day) of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the pro forma financial statements referred to in Section 3.04(b) or Section 4.02(e), as applicable), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and any related incurrence or repayment of Indebtedness, and any cost savings reasonably expected to be realized in connection with such acquisition or disposition, all in accordance with Article 11 of Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period; provided that, if such Indebtedness is subject to a Hedging Agreement, the interest on such Indebtedness shall be calculated on a weighted average basis using the effective interest rate giving effect to such Hedging Agreement for the term thereof and the interest rate in effect on the date of determination (without giving effect to such Hedging Agreement) for the remaining term of such Indebtedness. For the avoidance of doubt, pro forma computations will not be used for purposes of determining compliance with Sections 6.11 and 6.12 (but will be used where the utilization of, reliance upon or other applicability of any exception or basket set forth elsewhere in this Agreement requires pro forma compliance with Section 6.11 and/or 6.12).

(c) For purposes of determining the permissibility of any action, change, transaction or event that by the terms of the Loan Documents requires a calculation of any financial ratio or test (including the Leverage Ratio or Consolidated Total Assets), such financial ratio or test shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

SECTION 1.05. Effectuation of Transactions. All references herein to the Company and the Subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of the Company and the other Loan Parties contained in this Agreement and the other Loan Documents shall be deemed made, in each case, after giving effect to the Spin-Off and the other Transactions to occur on the Effective Date, unless the context otherwise requires.

SECTION 1.06. Status of Obligations. (a) In the event that the Company or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Company shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Loan Document Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness which would entitle the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Loan Document Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness such that the Loan Document Obligations will have the benefits potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

SECTION 1.07. Exchange Rates; Currency Equivalents. (a) The Administrative Agent shall determine the Dollar Equivalent of any Borrowing denominated in a currency other than dollars as of the date of the commencement of the initial Interest Period therefor and as of the date of the commencement of each subsequent Interest Period therefor, in each case using the Exchange Rate for such currency in relation to dollars in effect on the date that is two Business Days prior to the date on which the applicable Interest Period shall commence, and each such amount shall, except as provided in the last two sentences of this Section, be the Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this sentence. The Administrative Agent shall determine the Dollar Equivalent of any Letter of Credit denominated in a currency other than dollars as of the date such Letter of Credit is issued, amended to increase its face amount, extended or renewed and as of the last Business Day of each subsequent calendar quarter, in each case using the Exchange Rate for such currency in relation to dollars in effect on the date that is two Business Days prior to the date on which such Letter of Credit is issued, amended to increase its face amount, extended or renewed and as of the last Business Day of such subsequent calendar quarter, as the case may be, and each such amount shall, except as provided in the last two sentences of this Section, be the Dollar Equivalent of such Letter of Credit until the next required calculation thereof pursuant to this sentence. Notwithstanding the foregoing, for purposes of any determination under Article V, Article VI (other than Sections 6.11 and 6.12 and the calculation of any financial ratio for purposes of taking any action hereunder) or Article VII or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than dollars shall be translated into dollars at currency exchange rates in effect on the date of such determination (such exchange rates to be obtained from the same quotation services or other sources as are used by the Company for purposes of preparing its annual and quarterly financial statements); provided, that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than dollars, and the relevant refinancing or replacement would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest and premiums (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under provisions of Section 6.01, other than Permitted Refinancing provisions (it being understood that such additional amounts shall be deemed to have been incurred in reliance on such other provisions) and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any subject transaction so long as such subject transaction was permitted at the time incurred, made, acquired, committed, entered or declared. For purposes of Sections 6.11 and 6.12, amounts in currencies other than dollars shall be translated into dollars at the currency exchange rates most recently used in preparing the Company’s annual and quarterly financial statements.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Company’s consent to appropriately reflect a change in currency of any country and any relevant market convention or practice relating to such change in currency.

SECTION 1.08. Timing of Payment or Performance. When payment of any obligation or the performance of any covenant to deliver any item is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

SECTION 1.09. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

ARTICLE II

The Credits

SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each Term Lender agrees to make a Tranche A Term Loan denominated in dollars to the Company on the Effective Date in a principal amount not exceeding its Tranche A Term Commitment. Amounts repaid or prepaid in respect of Tranche A Term Loans may not be reborrowed.

(b) Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make to the Borrowers from time to time during the Revolving Availability Period (i) Revolving Loans denominated in dollars in an aggregate principal amount that will not result in such Revolving Lender’s Revolving Exposure exceeding such Revolving Lender’s Revolving Commitment or the Aggregate Revolving Exposure exceeding the Aggregate Revolving Commitment and (ii) Revolving Loans denominated in Euros, Pounds Sterling and any other Designated Currency in an aggregate principal amount that will not result in the Aggregate Designated Currency Revolving Exposure exceeding the Aggregate Designated Currency Revolving Sublimit or the Aggregate Revolving Exposure exceeding the Aggregate Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class, Type and currency made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing shall be comprised (i) in the case of Borrowings (other than a Swingline Loan) denominated in dollars, entirely of ABR Loans or LIBOR Loans, as the applicable Borrower may request in accordance herewith, (ii) in the case of Borrowings denominated in Euro, entirely of EURIBOR Loans and (iii) in the case of Borrowings denominated in Pounds Sterling and any other Designated Currency other than Euro, entirely of LIBOR Loans. Each Swingline Loan shall be denominated in dollars and shall be an ABR Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement; provided, further, that any such domestic or foreign branch or Affiliate making such Loan shall be treated as a Lender for purposes of this Agreement.

(c) At the commencement of each Interest Period for any LIBOR Borrowing or EURIBOR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a LIBOR Borrowing or EURIBOR Borrowing (i) that results from a continuation of an outstanding LIBOR Borrowing or EURIBOR Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing and (ii) may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f). At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f). Each Swingline Loan shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that a Swingline Loan may be in an aggregate amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f). Borrowings of more than one Type, Class and currency may be outstanding at the same time; provided that there shall not be more than a total of 20 (or such greater number as may be agreed to by the Administrative Agent) LIBOR Borrowings and EURIBOR Borrowings in the aggregate at any time outstanding.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert to or continue, any LIBOR or EURIBOR Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable thereto.

SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing or Term Borrowing, the applicable Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a LIBOR Borrowing or a EURIBOR Borrowing, not later than 12:00 noon, Local Time, three Business Days before the date of such proposed Borrowing (or, in the case of any LIBOR Borrowing to be made on the Effective Date, such shorter period of time as may be agreed to by the Administrative Agent) or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of an executed written Borrowing Request. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Borrower requesting such Borrowing;

(ii) whether the requested Borrowing is to be a Tranche A Term Borrowing or an Incremental Term Borrowing of a particular Series or a Revolving Borrowing;

(iii) the principal amount and, in the case of Revolving Borrowings, the currency of such Borrowing;

(iv) the date of such Borrowing, which shall be a Business Day;

(v) whether such Borrowing is to be an ABR Borrowing, a LIBOR Borrowing or a EURIBOR Borrowing;

(vi) in the case of a LIBOR Borrowing or a EURIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vii) the Applicable Funding Account or, in the case of any ABR Revolving Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement.

If no election as to the Type of Borrowing is specified, then if the specified currency of such Borrowing is (a) dollars, then the requested Borrowing shall be a LIBOR Borrowing with an Interest Period of 1 month, (b) Euro, then the requested Borrowing shall be a EURIBOR Borrowing and (c) Pounds Sterling or any other Designated Currency, then the requested Borrowing shall be a LIBOR Borrowing. If no Interest Period is specified with respect to any requested LIBOR Borrowing or EURIBOR Borrowing, then the Company shall be deemed to have selected an Interest Period of one month’s duration. If no currency is specified with respect to any requested Revolving Loan, the applicable Borrower shall be deemed to have specified dollars. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans denominated in dollars to the Borrowers from time to time during the Revolving Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of the outstanding Swingline Loans exceeding $35,000,000 or (ii) the Aggregate Revolving Exposure exceeding the Aggregate Revolving Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the applicable Borrower shall notify the Administrative Agent of such request by telephone not later than 1:00 p.m., Local Time, on the day of the proposed Swingline Loan. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of an executed written Borrowing Request. Each such telephonic and written Borrowing Request shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan and the Applicable Funding Account to which funds are to be disbursed or, in the case of any Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that has made such LC Disbursement. Promptly following the receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise the Swingline Lender of the details thereof. The Swingline Lender shall make each Swingline Loan available to the applicable Borrower by means of a credit to the Applicable Funding Account (or, in the case of a Swingline Loan specified in the notice therefor to be made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank identified in such notice) by 3:00 p.m., Local Time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of the Swingline Loans in which the Revolving Lenders will be required to participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees to pay, upon receipt of notice as provided above, to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that, in making any Swingline Loan, the Swingline Lender shall be entitled to rely, and shall not incur any liability for relying, upon the representations and warranties deemed made pursuant to Section 4.03, unless, at least one Business Day prior to the time such Swingline Loan was made, the Majority in Interest of the Revolving Lenders shall have notified the Swingline Lender (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.03(a) or 4.03(b) would not be satisfied if such Swingline Loan were then made (it being understood and agreed that, in the event the Swingline Lender shall have received any such notice, it shall have no obligation to make any Swingline Loan until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist). Each Revolving Lender further acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from any Borrower (or other Person on behalf of any Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to a Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to repay such Swingline Loan.

SECTION 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, any Borrower may request the issuance of Letters of Credit, denominated in dollars, Euros, Pounds Sterling or any other Designated Currency and in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit (other than an automatic renewal permitted pursuant to paragraph (c) of this Section), the applicable Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent, reasonably in advance of the requested date of issuance, amendment, renewal or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to enable the applicable Issuing Bank to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any such request. Notwithstanding anything contained in any letter of credit application furnished to any Issuing Bank in connection with the issuance of any Letter of Credit, (i) all provisions of such letter of credit application purporting to grant liens in favor of the Issuing Bank to secure obligations in respect of such Letter of Credit shall be disregarded, it being agreed that such obligations shall be secured to the extent provided in this Agreement and in the Security Documents, and (ii) in the event of any inconsistency between the terms and conditions of such letter of credit application and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control. If any letter of credit application or other document entered into by any Borrower with the applicable Issuing Bank relating to any Letter of Credit shall contain any representations or warranties, covenants or events of default not set forth in this Agreement or that are inconsistent herewith, such provisions shall be null and void (or reformed automatically) so as to eliminate any inconsistency. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon each issuance, amendment, renewal or extension of any Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure will not exceed $25,000,000, (ii) the Aggregate Designated Currency Revolving Exposure will not exceed the Aggregate Designated Currency Revolving Sublimit and (iii) the Aggregate Revolving Exposure will not exceed the Aggregate Revolving Commitment. Each Issuing Bank agrees that it shall not permit any issuance, amendment, renewal or extension of a Letter of Credit to occur unless it shall have given to the Administrative Agent written notice thereof required under paragraph (l) of this Section.

(c) Expiration Date. Each Letter of Credit shall by its terms expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date; provided that any Letter of Credit may contain customary automatic renewal provisions agreed upon by the Company and the applicable Issuing Bank pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a period of up to 12 months (but not to a date later than the date set forth in clause (ii) above), subject to a right on the part of such Issuing Bank to prevent any such renewal from occurring by giving notice to the beneficiary in advance of any such renewal.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or any Revolving Lender, the Issuing Bank that is the issuer thereof hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, in the currency of the applicable Letter of Credit, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank under such Letter of Credit and not reimbursed by the applicable Borrower on the date due as provided in paragraph (f) of this Section, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit, the occurrence and continuance of a Default, any reduction or termination of the Revolving Commitments or any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the expiration thereof or of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender further acknowledges and agrees that, in issuing, amending, renewing or extending any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Company and the Borrowing Subsidiaries deemed made pursuant to Section 4.03, unless, at least one Business Day prior to the time such Letter of Credit is issued or amended, renewed or extended (or, in the case of an automatic renewal permitted pursuant to paragraph (c) of this Section, at least one Business Day prior to the time by which the election not to extend must be made by the applicable Issuing Bank), the Majority in Interest of the Revolving Lenders shall have notified the applicable Issuing Bank (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.03(a) or 4.03(b) would not be satisfied if such Letter of Credit were then issued or amended, renewed or extended (it being understood and agreed that, in the event any Issuing Bank shall have received any such notice, no Issuing Bank shall have any obligation to issue or amend, renew or extend any Letter of Credit until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).

(e) Disbursements. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by it and shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by hand delivery or facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.

(f) Reimbursements. If an Issuing Bank shall make an LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement, in the currency thereof, not later than (i) if the applicable Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on any Business Day, then 3:00 p.m., Local Time, on such Business Day or (ii) otherwise, 3:00 p.m., Local Time, on the Business Day immediately following the day that the Company receives such notice; provided that, in the case of an LC Disbursement in dollars, if the amount of such LC Disbursement is $100,000 or more, the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or a Swingline Loan and, to the extent so financed, the applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the applicable Borrower fails to reimburse any LC Disbursement by the time specified above, the Administrative Agent shall notify each Revolving Lender of such failure, the payment then due from the applicable Borrower in respect of the applicable LC Disbursement, the currency thereof, and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent in the currency of such LC Disbursement its Applicable Percentage of the amount then due from the applicable Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from a Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for an LC Disbursement (other than the funding of an ABR Revolving Borrowing or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.

(g) Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section is absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision thereof or hereof, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the stated expiration date thereof or of the Commitments or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any other act, failure to act or other event or circumstance; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of an Issuing Bank (with such absence to be presumed unless otherwise determined by a court of competent jurisdiction in a final and nonappealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower reimburses such LC Disbursement in full, at (i) in the case of any LC Disbursement denominated in dollars, the rate per annum then applicable to ABR Revolving Loans and (ii) in the case of an LC Disbursement denominated in

Euro, Pounds Sterling or any other Designated Currency, a rate per annum determined by the applicable Issuing Bank (which determination will be conclusive absent manifest error) to represent its cost of funds plus the Applicable Rate used to determine interest applicable to LIBOR Revolving Loans and EURIBOR Revolving Loans; provided that, if such Borrower fails to reimburse such LC Disbursement in full when due pursuant to paragraph (f) of this Section, Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the applicable Borrower reimburses the applicable LC Disbursement in full.

(i) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the applicable Borrower receives notice from the Administrative Agent at the direction of the Required Lenders (or, if the maturity of the Loans has been accelerated, a Majority in Interest of the Revolving Lenders) demanding the deposit of cash collateral pursuant to this paragraph, each applicable Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 103% of the portion of the LC Exposure attributable to each Letter of Credit issued for the account of such Borrower and outstanding on such date, in the currency of such Letter of Credit, plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (i) or (j) of Article VII. Each Borrower also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.11(b) or 2.20. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made in the sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall, notwithstanding anything to the contrary in the Security Documents, be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to (i) the consent of a Majority in Interest of the Revolving Lenders and (ii) in the case of any such application at a time when any Revolving Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining cash collateral shall be less than the aggregate LC Exposure of all the Defaulting Lenders), the consent of each Issuing Bank), be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived. If the Borrowers are required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers to the extent that, after giving effect to such return, the Aggregate Designated Currency Revolving Exposure would not exceed the Aggregate Designated Currency Revolving Sublimit, the Aggregate Revolving Exposure would not exceed the Aggregate Revolving Commitment and no Event of Default shall have occurred and be continuing. If the Borrowers are required to provide an amount of cash collateral hereunder pursuant to Section 2.20, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers as promptly as practicable to the extent that, after giving effect to such return, no Issuing Bank shall have any exposure in respect of any outstanding Letter of Credit that is not fully covered by the Revolving Commitments of the Non-Defaulting Lenders and/or the remaining cash collateral and no Event of Default shall have occurred and be continuing.

(j) Designation of Additional Issuing Banks. The Company may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), designate as additional Issuing Banks one or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by the Company, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.

(k) Termination of an Issuing Bank. The Company may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the 10th Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such termination shall become effective, the Company shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.12(c). Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.

(l) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date, currency and amount of such LC Disbursement, (iv) on any Business Day on which the applicable Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(m) LC Exposure Determination. For all purposes of this Agreement (other than the payment of fees with respect thereto), the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases (other than any such increase consisting of the reinstatement of an amount previously drawn thereunder and reimbursed), whether or not such maximum stated amount is in effect at the time of determination.

SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 2:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the applicable Borrower by promptly remitting the amounts so received, in like funds, to the Applicable Funding Account or, in the case of ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), to the Issuing Bank specified by the applicable Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds

Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of such Borrower, the interest rate applicable to the subject Loan. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by any Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.07. Interest Elections. (a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type and, in the case of a LIBOR Borrowing or a EURIBOR Borrowing, shall have an initial Interest Period as specified in the applicable Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the applicable Borrower may elect to convert such Borrowing to a Borrowing of a different Type (provided that LIBOR Borrowings denominated in Euro, Pounds Sterling or any other Designated Currency may not be converted into ABR Borrowings) or to continue such Borrowing and, in the case of a LIBOR Borrowing or a EURIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of an executed written Interest Election Request. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing, a LIBOR Borrowing or a EURIBOR Borrowing; and

(iv) if the resulting Borrowing is to be a LIBOR Borrowing or a EURIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBOR Borrowing or a EURIBOR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(c) Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d) If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Borrowing or a EURIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall in the case of a Term Borrowing or a Revolving Borrowing denominated in dollars, Euro, Pounds Sterling or any other Designated Currency, be continued as a LIBOR Borrowing (or a EURIBOR Borrowing, in the case of a Revolving Borrowing denominated in Euro) for an additional Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default under clause (i) or (j) of Article VII has occurred and is continuing with respect to any Borrower, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, has notified the Company of the election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) no outstanding Borrowing denominated in dollars may be converted to or continued as a LIBOR Borrowing, (ii) unless repaid, each LIBOR Borrowing denominated in dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) unless repaid, each LIBOR or EURIBOR Borrowing denominated in Euro, Pounds Sterling or any other Designated Currency shall be continued as a LIBOR Borrowing or a EURIBOR Borrowing, as applicable, with an Interest Period of one month’s duration.

SECTION 2.08. Termination and Reduction of Commitments. (a) Unless previously terminated, (i) the Tranche A Term Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Effective Date and (ii) the Revolving Commitments shall automatically terminate on the Revolving Maturity Date; provided, that all the Commitments shall automatically terminate at 5:00 p.m., New York City time, on April 30, 2014, if the Effective Date shall not theretofore have occurred.

(b) The Company may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum and (ii) the Company shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans or Swingline Loans in accordance with Section 2.11, the Aggregate Revolving Exposure would exceed the Aggregate Revolving Commitment.

(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Revolving Commitments under paragraph (b) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) The Company hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10. Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, each Borrower shall repay all Swingline Loans that were outstanding on its own account on the date such Borrowing was requested.

(b) The records maintained by the Administrative Agent and the Lenders shall be prima facie evidence of the existence and amounts of the obligations of the Borrowers in respect of the Loans, LC Disbursements, interest and fees due or accrued hereunder; provided that the failure of the Administrative Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Borrowers to pay any amounts due hereunder in accordance with the terms of this Agreement.

(c) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form reasonably acceptable to the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns); it being understood and agreed that such Lender (and/or its assignee or assignees) shall be required to return such promissory note to the Company on the Termination Date.

SECTION 2.10. Amortization of Term Loans. (a) The Company shall repay Tranche A Term Borrowings on each date set forth below in an amount equal to the percentage set forth opposite such date of the original aggregate principal amount of the Term Loans made on the Effective Date (as such amounts may be adjusted pursuant to paragraph (c) of this Section):

Date	Amount
March 31, 2015	1.25%
June 30, 2015	1.25%
September 30, 2015	1.25%
December 31, 2015	1.25%
March 31, 2016	2.50%
June 30, 2016	2.50%
September 30, 2016	2.50%
December 31, 2016	2.50%
March 31, 2017	2.50%
June 30, 2017	2.50%
September 30, 2017	2.50%
December 31, 2017	2.50%
March 31, 2018	2.50%
June 30, 2018	2.50%
September 30, 2018	2.50%
December 31, 2018	2.50%

(b) To the extent not previously paid, (i) all Tranche A Term Loans shall be due and payable on the Tranche A Term Maturity Date and (ii) all Incremental Term Loans of any Series shall be due and payable on the Incremental Term Maturity Date applicable thereto.

(c) Any prepayment of a Tranche A Term Borrowing shall be applied to reduce the subsequent scheduled repayments (including the payment due at maturity) of the Tranche A Term Borrowings to be made pursuant to this Section (i) in the case of voluntary prepayments pursuant to Section 2.11(a), as directed by the Company and (ii) in the case of mandatory prepayments pursuant to Section 2.11(c), ratably based on the amount of such scheduled repayments. Any prepayment of an Incremental Term Borrowing of any Series shall be applied to reduce the subsequent scheduled repayments of Incremental Term Borrowings of Series to be made pursuant to this Section as shall be specified therefor in the Incremental Facility Agreement establishing the Incremental Term Commitments of such Series. Any prepayment of Term Borrowings of any Class contemplated by Section 2.24 shall be applied to subsequent scheduled repayments of such Class as set forth in such Section.

(d) Prior to (or, in the case of any ABR Loan or Swingline Loan, at the time of) any repayment of any Term Borrowing of any Class under this Section, the Company shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent by telephone (confirmed by hand delivery or facsimile) of such selection not later than 12:00 noon, New York City time, (i) three Business Days before the scheduled date of such repayment in the case of a LIBOR or EURIBOR Borrowing or (ii) on the date of such repayment, in the case of an ABR Borrowing (including any Swingline Loan). Each repayment of a Term Borrowing shall be applied ratably to the Loans included in the repaid Term Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amounts repaid. If no such Borrowing or Borrowings shall be selected, such Borrowings shall be selected by the Administrative Agent in a manner to minimize (based on the reasonable judgment of the Administrative Agent) the payment of any breakage costs pursuant to Section 2.16.

SECTION 2.11. Prepayment of Loans. (a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b) In the event and on each occasion that the Aggregate Revolving Exposure exceeds the Aggregate Revolving Commitment the Borrowers shall prepay Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent in accordance with Section 2.05(i)) in an aggregate amount sufficient to eliminate such excess. In the event and on each occasion that the Aggregate Designated Currency Revolving Exposure exceeds the Aggregate Designated Currency Revolving Sublimit, the Borrowers shall prepay Revolving Borrowings denominated in Euro, Pounds Sterling or any other Designated Currency (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent in accordance with Section 2.05(i)) in an aggregate amount sufficient to eliminate such excess.

(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Company or any Subsidiary in respect of any Prepayment Event, the Company shall, within five Business Days after such Net Proceeds are received, prepay Term Borrowings in an amount equal to such Net Proceeds; provided that if the Company shall, prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of a Financial Officer of the Company to the effect that the Company intends to cause the Net Proceeds from such event (or a portion thereof specified in such certificate) to be applied within 365 days after receipt of such Net Proceeds to acquire assets (other than cash, Permitted Investments or other cash equivalents, except to the extent acquired as part of a Permitted Acquisition or other acquisition) to be used in the business of the Company or the Subsidiaries, or to consummate any Permitted Acquisition (or any other acquisition of all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person) permitted hereunder, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds from such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds that have not been so applied by the end of such 365-day period (or within a period of 180 days thereafter if by the end of such initial 365-day period the Company or one or more Subsidiaries shall have committed to acquire such assets, or to consummate such Permitted Acquisition or other acquisition, with such Net Proceeds), at which time a prepayment shall be required in an amount equal to the Net Proceeds that have not been so applied.

(d) Prior to any optional or mandatory prepayment of Borrowings under this Section, the applicable Borrower shall, subject the next sentence, specify the Borrowing or Borrowings to be prepaid in the notice of such prepayment delivered pursuant to paragraph (e) of this Section. In the event of any optional or mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, the Borrower shall select Term Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated among the Term Borrowings pro rata based on the aggregate principal amounts of outstanding Borrowings of each such Class; provided that the amounts so allocable to Incremental Term Loans of any Series may be applied to other Term Borrowings as provided in the applicable Incremental Facility Agreement.

(e) The applicable Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by hand delivery or facsimile) of any optional prepayment and, to the extent practicable, any mandatory prepayment hereunder (i) in the case of prepayment of a LIBOR Borrowing or EURIBOR Borrowing, not later than 12:00 noon, Local Time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, Local Time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, Local Time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that (A) if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08 (or, if the Revolving Commitments have terminated and Loans are outstanding and a conditional optional notice of prepayment is given in the manner specified in Section 2.08), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08 and (B) a notice of prepayment of Term Borrowings pursuant to paragraph (a) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12. Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Revolving Lender (subject to Section 2.20 in the case of a Defaulting Lender) a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of the Revolving Commitment of such Lender during the period (x) from and including the earlier of the Effective Date and the 60th day following the date of this Agreement (y) to but excluding the date on which such Revolving Commitment terminates. Accrued commitment fees shall be payable (i) initially, on the Effective Date or, if the Effective Date does not occur prior to the date on which the Revolving Commitments terminate, the date of such termination, and (ii) thereafter, in arrears on the first Business Day following the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) The Company agrees to pay to the Administrative Agent for the account of each Term Lender (subject to Section 2.20 in the case of a Defaulting Lender) a ticking fee, which shall accrue at the Applicable Rate on the daily amount of the Term Commitment of such Lender during the period from and including the 60th day following the date hereof to but excluding the Effective Date or, if the Effective Date does not occur prior to the date on which the Term Commitment terminates, the date of such termination. Accrued ticking fees, if any, shall be payable on the Effective Date or, if the Effective Date does not occur prior to the date on which the Term Commitment terminates, the date of such termination. All ticking fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Company agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender (subject to Section 2.20 in the case of a Defaulting Lender) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to LIBOR Revolving Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Company and such

Issuing Bank on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any such LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the first Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 30 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Revolving Lenders entitled thereto. Fees paid hereunder shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each LIBOR Borrowing shall bear interest at (i) in the case of a Borrowing denominated in dollars, the Adjusted LIBO Rate and (ii) in the case of a Borrowing denominated in a currency other than dollars, the LIBO Rate, in each case for the Interest Period in effect for such Borrowing, plus the Applicable Rate.

(c) The Loans comprising each EURIBOR Revolving Borrowing shall bear interest at the EURIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of a Revolving Loan, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of a LIBOR Loan or a EURIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest on Borrowings denominated in Pounds Sterling and (ii) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall each be computed on the basis of a year of 365 days (or, in the case of ABR Borrowings, 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, LIBO Rate, Adjusted LIBO Rate or EURIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest; Illegality. (a) If prior to the commencement of any Interest Period for a LIBOR Borrowing or EURIBOR Borrowing in any currency:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the LIBO Rate or the EURIBO Rate, as the case may be, in respect of a Loan in such currency for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders (or, in the case of a circumstance that by its nature affects only Loans of one Class, a Majority in Interest of the Lenders of such Class) that the Adjusted LIBO Rate, LIBO Rate or EURIBO Rate, as the case may be, in respect of a Loan in such currency for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice (which may be telephone) thereof to the applicable Borrower and the Lenders (or the Lenders of the affected Class, as the case may be) as promptly as practicable and, until the Administrative Agent notifies the applicable Borrower and the Lenders (or the Lenders of the affected Class) that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing (or a Borrowing of the affected Class, as the case may be) to, or continuation of any Borrowing (or Borrowing of the affected Class) as, an affected LIBOR Borrowing or a EURIBOR Borrowing, as the case may be, shall be ineffective, (ii) any affected LIBOR Borrowing or EURIBOR Borrowing that is requested to be continued shall (A) if denominated in dollars, be continued as an ABR Borrowing, or (B) otherwise, bear interest at a rate established by the Administrative Agent in consultation with the Company and (iii) any Borrowing Request for an affected LIBOR Borrowing or a EURIBOR Borrowing shall (A) if denominated in dollars, be deemed a request for an ABR Borrowing, or (B) otherwise, bear interest at a rate established by the Administrative Agent in consultation with the Company.

(b) If any Lender determines that due to any Change in Law it is unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans in any Designated Currency, or to charge interest rates based upon the LIBOR Rate or EURIBOR Rate as contemplated by this Agreement, then, on notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to make or continue the affected Loans or to convert ABR Loans to affected Loans shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist (which notice such Lender agrees to promptly give), (ii) upon receipt of such notice, the Borrowers shall upon demand from such Lender (with a copy to the Administrative Agent), prepay the affected Loans of such Lender or, in the case of a Loan in dollars, if lawful and otherwise permitted hereunder (including under Section 2.07), convert such Loans to ABR Loans (the rate of interest on which shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of Alternate Base Rate) and (iii) upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 2.16. Each Lender agrees to designate a different applicable lending office if such designation will avoid the need for any such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate, LIBO Rate or EURIBO Rate) or Issuing Bank;

(ii) impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR or EURIBOR Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of the term “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, Letters of Credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, Issuing Bank or other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) in an amount determined by such Lender, Issuing Bank or other Recipient to be material then, from time to time, the applicable Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, in accordance with paragraph (c) of this Section, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs or expenses incurred or reduction suffered (except for any Tax imposed in respect of any payments of principal, interest, fees or any other amount payable hereunder, which, for the avoidance of doubt, are covered by Section 2.17); provided, that no Lender shall be entitled to such compensation if the relevant Change in Law shall have occurred prior to the date on which it shall have become a Lender, unless (i) such Lender became a Lender as a result of an assignment hereunder and its assignor shall have been entitled to compensation immediately before such Lender became a Lender, or (ii) the relevant costs, expenses or reduction relate to a Borrowing Subsidiary that shall not have been a Borrowing Subsidiary at the time such Lender became a Lender and existed at the time such Subsidiary became a Borrowing Subsidiary.

(b) If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law other than due to Tax imposed in respect of any payments of principal, interest, fees or any other amount payable hereunder, which, for the avoidance of doubt, are covered by Section 2.17 (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy or liquidity), then, from time to time, the applicable Borrower will pay to such Lender or Issuing Bank, as the case may be, in accordance with paragraph (c) of this Section, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to the applicable Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof. Notwithstanding the foregoing, no Lender or Issuing Bank shall be entitled to seek compensation for additional amounts or costs pursuant to this Section unless the certificate referred to in the immediately preceding sentence shall state that it is the general practice of such Lender or Issuing Bank at such time to seek compensation under similar circumstances from other similarly situated borrowers with credit agreements containing yield protection provisions that provide for such compensation.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the applicable Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the applicable Borrower of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) It is understood that this Section shall not apply to any Tax imposed in respect of any payment of principal, interest, fees or any other amount payable hereunder, which Taxes, for the avoidance of doubt, are covered by Section 2.17.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Loan or EURIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Loan or EURIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert or continue any LIBOR Loan or EURIBOR Loan on the date specified in any notice delivered pursuant hereto, (d) the failure to prepay any LIBOR Loan or EURIBOR Loan on a date specified therefor in any notice of prepayment given by the applicable Borrower (whether or not such notice may be revoked in accordance with the terms hereof) or (e) the assignment of any LIBOR Loan or EURIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the applicable Borrower pursuant to Section 2.19, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (other than loss of profit). Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate, LIBO Rate or EURIBO Rate, as the case may be, that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid if it were to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank market; it being understood that such loss, cost or expense shall in any case exclude any interest rate floor and all administrative, processing or similar fees. The Company shall also compensate each Term Lender for the loss, cost and expense attributable to any failure by the Company to deliver a timely Interest Election Request with respect to a LIBOR Term Loan. A certificate of any Lender delivered to the Company setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section the basis therefor and, in reasonable detail, the manner in which such amount or amounts was determined shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

SECTION 2.17. Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section but excluding any penalties, interests, or additions to such Indemnified Taxes directly resulting from any action taken by a Recipient in bad faith or the gross negligence or intentional delay of such Recipient) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 30 days after written demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to each Borrower and the Administrative Agent, at the time or times reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by such Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by a Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender (which cost, expense or material prejudice would not have arisen but for the completion, execution or submission of such documents).

(ii) Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so. In the case of Borrowers other than the Company, each Lender shall deliver to the Company a copy of any documentation required pursuant to this Section 2.17(f).

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Issuing Bank. For purposes of this Section, the term “Lender” shall include any Issuing Bank.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., Local Time), on the date when due, in immediately available funds, without any defense, setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except that payments required to be made directly to any Issuing Bank or the Swingline Lender shall be so made, payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. All payments hereunder of principal or interest in respect of any Loan or LC Disbursement shall be made in the currency of such Loan or LC Disbursement; all other payments hereunder and under each other Loan Document shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied towards payment of the amounts then due hereunder ratably among the parties entitled thereto, in accordance with the amounts then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall notify the Administrative Agent of such fact and shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of principal of and accrued interest on their Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time and including Sections 2.20, 2.21, 2.22, 2.24 and 9.02(e)) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any Person that is an Eligible Assignee (as such term is defined from time to time). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or Issuing Banks hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or Issuing Banks, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent, any Issuing Bank or the Swingline Lender, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender pursuant to Sections 2.04(c), 2.05(d), 2.05(f), 2.06(b), 2.17(e), 2.18(d) and 9.03(c), in each case in such order as shall be determined by the Administrative Agent in its discretion.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15 or such Lender determines that it can no longer make or fund Loans, pursuant to Section 2.14(b), or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of the Company) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, or mitigate the impact of Section 2.14(b) as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed out of pocket cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The applicable Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b) If (i) any Lender requests compensation under Section 2.15 or such Lender determines that it can no longer make or fund Loans, pursuant to Section 2.14(b), (ii) any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender has become a Defaulting Lender or (iv) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 9.02 requires the consent of all the Lenders (or all the affected Lenders or all the Lenders of the affected Class) and with respect to which the Required Lenders (or, in circumstances where Section 9.02 does not require the consent of the Required Lenders, a Majority in Interest of the Lenders of the affected Class) shall have granted their consent, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (y) terminate the applicable Commitments of such Lender, and repay all Loan Document Obligations of any Borrower owing to such Lender relating to the applicable Loans and participations held by such Lender as of such termination date under one or more facilities or as the Company may elect or (z) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and the other Loan Documents (or, in the case of any such assignment and delegation resulting from a failure to provide a consent, all its interests, rights and obligations under this Agreement and the other Loan Documents as a Lender of a particular Class) to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Company shall have received the prior written consent of the Administrative Agent (and, in circumstances where its consent would be required under Section 9.04, each Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and, if applicable, participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of a particular Class) from the assignee (in the case of such principal and accrued interest and fees) or a Borrower (in the case of all other amounts), (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments, (D) such assignment does not conflict with applicable law and (E) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver, discharge or termination can be effected. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the applicable Borrower to require such assignment and delegation have ceased to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the applicable Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto and such assignment shall be recorded in the Register and any such Promissory Note shall be deemed cancelled. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this paragraph (b).

SECTION 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) commitment fees and ticking fees shall cease to accrue on the unused amount of the Commitment of such Defaulting Lender pursuant to Section 2.12; provided, that any Term Lender that shall have funded its Term Loan as required hereunder shall be entitled to receive the ticking fees that would have accrued for its account had it not been a Defaulting Lender;

(b) the Revolving Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof;

(c) if any Swingline Exposure or LC Exposure exists at the time such Revolving Lender becomes a Defaulting Lender then:

(i) the Swingline Exposure (other than any portion thereof with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 2.04(c)) and LC Exposure (other than any portion thereof attributable to unreimbursed LC Disbursements with respect to which such Defaulting Lender shall have funded its participation as contemplated by Sections 2.05(d) and 2.05(f)) of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that the sum of any Non-Defaulting Lender’s Revolving Exposures after giving effect to such reallocation would not exceed the sum of such Non-Defaulting Lender’s Revolving Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any other right or remedy available to them hereunder or under law, within two Business Days following notice by the Administrative Agent (A) first, prepay the portion of such Defaulting Lender’s Swingline Exposure that has not been reallocated and (B) second, cash collateralize for the benefit of the Issuing Banks the portion of such Defaulting Lender’s LC Exposure that has not been reallocated in accordance with the procedures set forth in Section 2.05(i) (but with the amount of cash being equal to 100% of the portion of such Defaulting Lender’s LC Exposure that has not been reallocated) for so long as such LC Exposure is outstanding or make other arrangements reasonably satisfactory to the Administrative Agent and to the applicable Issuing Bank with respect to such LC Exposure. Cash collateral (or the appropriate portion thereof) provided to reduce LC Exposure, shall be released promptly following (A) the elimination of the applicable LC Exposure, giving rise thereto (including by the termination of the Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 2.19)) or (B) the Administrative Agent’s good faith determination that there exists excess Cash collateral (including any subsequent reallocation of LC Exposure among non-Defaulting Lenders described above);

(iii) if any portion of the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12 shall be adjusted to give effect to such reallocation;

(iv) if any portion of the LC Exposure of such Defaulting Lender is cash collateralized pursuant to clause (ii) above, then, during the period any such LC Exposure is cash collateralized, no participation fee shall accrue on such Defaulting Lender’s LC Exposure under Section 2.12(c) (other than, for the avoidance of doubt, any portion thereof reallocated among the Non-Defaulting Lenders pursuant to clause (i) above); and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all participation fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such Defaulting Lender’s LC Exposure attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Revolving Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless, in each case, it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Swingline Exposure or LC Exposure, as applicable, will be fully covered by the Revolving Commitments of the Non-Defaulting Lenders and/or cash collateral provided by the Borrowers or otherwise provided for in accordance with Section 2.20(c), and participating interests in any such funded Swingline Loan or in any such issued, amended, renewed or extended Letter of Credit will be allocated among the Non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

In the event that a Bankruptcy Event with respect to any Person in respect of which any Revolving Lender is a subsidiary shall have occurred following the date hereof and for so long as such Bankruptcy Event shall continue, the Swingline Lender shall not be required to fund any Swingline Loan, and such Issuing Bank shall not be required to issue, amend, renew or extend any Letter of Credit, unless the Swingline Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with the Borrowers or the applicable Revolving Lender reasonably satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Company, the Swingline Lender and each Issuing Bank each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Loans in accordance with its Applicable Percentage. Notwithstanding the fact that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, (x) except as expressly provided in the proviso to paragraph (a) of this Section, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while such Lender was a Defaulting Lender and (y) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

SECTION 2.21. Incremental Facilities. (a) The Company may on one or more occasions, by written notice to the Administrative Agent, request (i) the establishment, during the Revolving Availability Period, of Incremental Revolving Commitments and/or (ii) the establishment of Incremental Term Commitments, provided that the aggregate amount of all the Incremental Commitments established hereunder shall not exceed $250,000,000 during the term of this Agreement. Each such notice shall specify (A) the date on which the Company proposes that the Incremental Revolving Commitments or the Incremental Term Commitments, as applicable, shall be effective, which shall be a date not less than 10 Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent, and (B) the amount of the Incremental Revolving Commitments or Incremental Term Commitments, as applicable, being requested (it being agreed that (x) any Lender approached to provide any Incremental Revolving Commitment or Incremental Term Commitment may elect or decline, in its sole discretion, to provide such Incremental Revolving Commitment or Incremental Term Commitment and (y) any Person that the Company proposes to become an Incremental Lender, if such Person is not then a Lender, must be an Eligible Assignee and must be approved by the Administrative Agent and, in the case of any proposed Incremental Revolving Lender, each Issuing Bank and the Swingline Lender (such approval not to be unreasonably withheld)).

(b) The terms and conditions of any Incremental Revolving Commitment and the Loans and other extensions of credit to be made thereunder shall be identical to those of the Revolving Commitments and the Loans and other extensions of credit made thereunder, and shall be treated as a single Class with such Revolving Commitments and Loans; provided that, if the Company determines to increase the interest rate or fees payable in respect of Incremental Revolving Commitments or Loans and other extensions of credit made thereunder, such increase shall be permitted if the interest rate or fees payable in respect of the other Revolving Commitments or Loans and other extensions of credit made thereunder, as applicable, shall be increased to equal such interest rate or fees payable in respect of such Incremental Revolving Commitments or Loans and other extensions of credit made thereunder, as the case may be; provided further that the Company at its election may pay upfront, closing or similar fees with respect to Incremental Revolving Commitments without paying such fees with respect to the other Revolving Commitments. The terms and conditions of any Incremental Term Commitments and the Incremental Term Loans to be made thereunder shall be, except with respect to pricing, upfront closing or similar fees or original issue discount, amortization and maturity, substantially identical to those of the Tranche A Term Commitments and the Tranche A Term Loans; provided that (i) the weighted average life to maturity of any Incremental Term Loans shall be no shorter than the remaining weighted average life to maturity of the Tranche A Term Loans and (ii) no Incremental Term Loan Maturity Date shall be earlier than the Revolving Maturity Date or the Tranche A Term Maturity Date. Any Incremental Term Commitments established pursuant to an Incremental Facility Agreement that have identical terms and conditions, and any Incremental Term Loans made thereunder, shall be designated as a separate series (each a “Series”) of Incremental Term Commitments and Incremental Term Loans for all purposes of this Agreement.

(c) The Incremental Commitments shall be effected pursuant to one or more Incremental Facility Agreements executed and delivered by the Company, each Incremental Lender providing such Incremental Commitments and the Administrative Agent; provided that, except as set forth in the penultimate sentence of this paragraph (c), no Incremental Commitments shall become effective unless (i) on the date of effectiveness thereof, both immediately prior to and immediately after giving effect to such Incremental Commitments (and assuming that the full amount of such Incremental Commitments shall have been funded as Loans on such date), no Default shall have occurred and be continuing, (ii) after giving effect to such Incremental Commitments (and assuming that the full amount of such Incremental Commitments shall have been funded as Loans on such date), and any related transaction, on a pro forma basis in accordance with Section 1.04(b), the Company shall be in compliance with the covenants set forth in Sections 6.11 and 6.12 (in each case, calculated as of the last day of or for the period of four consecutive fiscal quarters of the Company then most recently ended for which the financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, the most recent period of four consecutive fiscal quarters included in the pro forma financial statements referred to in Section 3.04(b) or Section 4.02(e), as applicable)); provided that, solely for purposes of determining the Leverage Ratio for purposes of this clause (ii), Total Indebtedness shall be determined on a pro forma basis with all Revolving Commitments then in effect (including any Incremental Revolving Commitments) being deemed outstanding “Indebtedness”, (iii) the Company shall make any payments required to be made pursuant to Section 2.16 in connection with such Incremental Commitments and the related transactions under this Section and (iv) the Company shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection with any such transaction. Notwithstanding the foregoing, if any Incremental Commitments shall be established to finance a Permitted Acquisition or any Investment permitted hereunder, then, to the extent agreed by the Lenders providing such Incremental Commitments, customary “Sungard” or certain funds conditionality may be implemented with respect to the funding of such Incremental Commitments (but not the Commitments of other Lenders) in lieu of the conditions set forth in this paragraph (c). Each Incremental Facility Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section.

(d) Upon the effectiveness of an Incremental Commitment of any Incremental Lender, (i) such Incremental Lender shall be deemed to be a “Lender” (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and under the other Loan Documents, and (ii) in the case of any Incremental Revolving Commitment, (A) such Incremental Revolving Commitment shall constitute (or, in the event such Incremental Lender already has a Revolving Commitment, shall increase) the Revolving Commitment of such Incremental Lender, and (B) the Aggregate Revolving Commitment shall be increased by the amount of such Incremental Revolving Commitment, in each case, subject to further increase or reduction from time to time as set forth in the definition of the term “Revolving Commitment”. For the avoidance of doubt, upon the effectiveness of any Incremental Revolving Commitment, the Revolving Exposures and the Designated Currency Revolving Exposures, and the Applicable Percentages of all the Revolving Lenders, shall automatically be adjusted to give effect thereto.

(e) In connection with the effectiveness of any Incremental Revolving Commitments, (i) the Borrowers and the Lenders shall implement such measures as shall be reasonably specified by the Administrative Agent (which may include assignments, deemed prepayments of Loans or other measures) in order that the Revolving Exposures of the Lenders will be held ratably in accordance with their Revolving Commitments, and (ii) any “breakage” costs resulting from the implementation of such measures shall be subject to compensation by the Company pursuant to the provisions of Section 2.16 if the date of the effectiveness of such measures occurs other than on the last day of an applicable Interest Period.

(f) Subject to the terms and conditions set forth herein and in the applicable Incremental Facility Agreement, each Lender holding an Incremental Term Commitment of any Series shall make a loan to the Company in an amount equal to such Incremental Term Commitment on the date specified in such Incremental Facility Agreement.

(g) The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Company referred to in Section 2.21(a) and of the effectiveness of any Incremental Commitments, in each case advising the Lenders of the details thereof and, in the case of effectiveness of any Incremental Revolving Commitments, of the Applicable Percentages of the Revolving Lenders after giving effect thereto and of the assignments required to be made pursuant to
Section 2.21(e).

SECTION 2.22. Extension Offers. (a) The Company may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, an “Extension Offer”) to all the Lenders of one or more Classes (each Class subject to such an Extension Offer, an “Extension Request Class”) to make one or more Extension Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Company. Such notice shall set forth (i) the terms and conditions of the requested Extension Permitted Amendment and (ii) the date on which such Extension Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days or more than 30 Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent). Extension Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Extension Request Class that accept the applicable Extension Offer (such Lenders, the “Extending Lenders”) and, in the case of any Extending Lender, only with respect to such Lender’s Loans and Commitments of such Extension Request Class as to which such Lender’s acceptance has been made.

(b) An Extension Permitted Amendment shall be effected pursuant to an Extension Agreement executed and delivered by the Company, each applicable Extending Lender and the Administrative Agent; provided that no Extension Permitted Amendment shall become effective unless (i) no Default shall have occurred and be continuing on the date of effectiveness thereof, and (ii) the Company shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection therewith. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Agreement. Each Extension Agreement may, without the consent of any Lender other than the applicable Extending Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section, including any amendments necessary to treat the applicable Loans and/or Commitments of the accepting Lenders as a new “Class” of loans and/or commitments hereunder; provided that, in the case of any Extension Offer relating to Revolving Commitments or Revolving Loans, except as otherwise agreed to by each Issuing Bank and the Swingline Lender, (i) the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit or Swingline Loan as between the commitments of such new “Class” and the remaining Revolving Commitments shall be made on a ratable basis as between the commitments of such new “Class” and the remaining Revolving Commitments and (ii) the Revolving Availability Period and the Revolving Maturity Date, as such terms are used in reference to Letters of Credit or Swingline Loans, may not be extended without the prior written consent of each Issuing Bank and the Swingline Lender, as applicable.

SECTION 2.23. Borrowing Subsidiaries. On or after the Closing Date, the Company may designate, subject to the provisions of this paragraph, any wholly-owned Subsidiary as a Borrowing Subsidiary by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company. Promptly following receipt of any Borrowing Subsidiary Agreement, the Administrative Agent shall make available to each Revolving Lender a copy thereof. Unless any Revolving Lender shall notify the Administrative Agent and the Company within 10 Business Days of the receipt of such notice (a) that it is unlawful for such Revolving Lender to extend credit to such Subsidiary or (b) that (i) such Revolving Lender is restricted by operational or administrative procedures or other applicable internal policies from extending credit under this Agreement to Persons in the jurisdiction in which such

Subsidiary is located and (ii) such Revolving Lender is not making loans or other extensions of credit to any Person located in the jurisdiction in which such Subsdiary is located (or is not making loans or other extensions of credit without provisions not in this Agreement to reflect such procedures or internal policies), such Subsidiary shall for all purposes of this Agreement, upon satisfaction of the conditions set forth in Section 4.04, become a Borrowing Subsidiary and a party to this Agreement. If any Lender shall notify the Administrative Agent and the Company pursuant to the immediately preceding sentence that it is unable to extend credit under this Agreement to Persons in a particular jurisdiction, and if an amendment to this Agreement would enable it so to extend credit without violating applicable law and in compliance with its applicable policies and procedures, then such Lender shall so advise the Company and the Administrative Agent and endeavor in good faith to agree with the Company and the Administrative Agent on an amendment to this Agreement that would permit it so to extend credit, and upon the effectiveness of such amendment, will withdraw the notice delivered by it pursuant to the second preceding sentence. The parties hereto agree that any amendment referred to in the immediately preceding sentence, if it does not adversely affect the rights or interests of the Lenders, shall become effective if it is agreed to in writing by such Lender, the Administrative Agent and the Company. Upon the execution by the Company and delivery to the Administrative Agent of a Borrowing Subsidiary Termination with respect to any Borrowing Subsidiary, such Subsidiary shall cease to be a Borrowing Subsidiary hereunder and a party to this Agreement; provided that no Borrowing Subsidiary Termination will become effective as to any Borrowing Subsidiary (other than to terminate such Borrowing Subsidiary’s right to make further Borrowings under this Agreement) at a time when any principal of or interest on any Loan to such Borrowing Subsidiary or any Letter of Credit issued for the account of such Borrowing Subsidiary shall be outstanding hereunder. Promptly following receipt of any Borrowing Subsidiary Termination, the Administrative Agent shall make available to each Revolving Lender a copy thereof.

SECTION 2.24. Refinancing Facilities. (a) The Company may, on one or more occasions, by written notice to the Administrative Agent, request the establishment hereunder of (i) a new Class of revolving commitments (the “Refinancing Revolving Commitments”) pursuant to which each Person providing such a commitment (a “Refinancing Revolving Lender”) will make revolving loans to the Borrowers (“Refinancing Revolving Loans”) and acquire participations in the Letters of Credit and (ii) one or more additional Classes of term loan commitments (the “Refinancing Term Loan Commitments”) pursuant to which each Person providing such a commitment (a “Refinancing Term Lender”) will make term loans to the Company (the “Refinancing Term Loans”); provided that (A) each Refinancing Revolving Lender and each Refinancing Term Loan Lender shall be an Eligible Assignee and, if not already a Lender, shall otherwise be reasonably acceptable to the Administrative Agent and (B) each Refinancing Revolving Lender shall be approved by each Issuing Bank and the Swingline Lender (such approval not to be unreasonably withheld).

(b) The Refinancing Commitments shall be effected pursuant to one or more Refinancing Facility Agreements executed and delivered by the Company, each Refinancing Lender providing such Refinancing Commitment, the Administrative Agent and, in the case of Refinancing Revolving Commitments, each Issuing Bank and the Swingline Lender; provided that no Refinancing Commitments shall become effective unless (i) no Event of Default shall have occurred and be continuing on the date of effectiveness thereof, (ii) the Company shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection with any such transaction, (iii) in the case of any Refinancing Revolving Commitments, substantially concurrently with the effectiveness thereof, all the Revolving Commitments then in effect shall be terminated, and all the Revolving Loans then outstanding, together with all interest thereon, and all other amounts accrued for the benefit of the Revolving Lenders, shall be repaid or paid (it being understood, however, that any Letters of Credit may continue to be outstanding hereunder), and the aggregate amount of such Refinancing Revolving Commitments does not exceeded the aggregate amount of the Revolving Commitments so terminated, and (iv) in the case of any Refinancing Term Loan Commitments, substantially concurrently with the effectiveness thereof, the Company shall obtain Refinancing Term Loans thereunder and shall repay or prepay then outstanding Term Borrowings of any Class in an aggregate principal amount equal to the aggregate amount of such Refinancing Term Loan Commitments (less the aggregate amount of accrued and unpaid interest with respect to such outstanding Term Borrowings and any reasonable fees, premium and expenses relating to such refinancing) (and any such prepayment of Term Borrowings of any Class shall be applied to reduce the subsequent scheduled repayments of Term Borrowings of such Class to be made pursuant to Section 2.10(a) as directed by the Company and, in the case of a prepayment of LIBOR Term Loans and EURIBOR Term Loans, shall be subject to Section 2.16.

(c) The Refinancing Facility Agreement shall set forth, with respect to the Refinancing Commitments established thereby and the Refinancing Loans and other extensions of credit to be made thereunder, to the extent applicable, the following terms thereof: (i) the designation of such Refinancing Commitments and Refinancing Loans as a new “Class” for all purposes hereof, (ii) the stated termination and maturity dates applicable to the Refinancing Commitments or Refinancing Loans of such Class, provided that (A) such stated termination and maturity dates shall not be earlier than the Revolving Maturity Date (in the case of Refinancing Revolving Commitments and Refinancing Revolving Loans) or the Tranche A Term Maturity Date (in the case of Refinancing Term Loan Commitments and Refinancing Term Loans), (iii) in the case of any Refinancing Term Loans, any amortization applicable thereto and the effect thereon of any prepayment of such Refinancing Term Loans, (iv) the interest rate or rates applicable to the Refinancing Loans of such Class, (v) the fees applicable to the Refinancing Commitment or Refinancing Loans of such Class, (vi) in the case of any Refinancing Term Loans, any original issue discount applicable thereto, (vii) the initial Interest Period or Interest Periods applicable to Refinancing Loans of such Class, (viii) any voluntary or mandatory commitment reduction or prepayment requirements applicable to Refinancing Commitments or Refinancing Loans of such Class (which prepayment requirements, in the case of any Refinancing Term Loans, may provide that such Refinancing Term Loans may participate in any mandatory prepayment on a pro rata basis with the Tranche A Term Loans, but may not provide for prepayment requirements that are more favorable to the Lenders holding such Refinancing Term

Loans than to the Lenders holding Tranche A Term Loans) and any restrictions on the voluntary or mandatory reductions or prepayments of Refinancing Commitments or Refinancing Loans of such Class and (ix) any financial covenant with which the Company shall be required to comply (provided that any such financial covenant for the benefit of any Class of Refinancing Lenders shall also be for the benefit of all other Lenders). Except as contemplated by the preceding sentence, the terms of the Refinancing Revolving Commitments and Refinancing Revolving Loans and other extensions of credit thereunder shall be substantially the same as the Revolving Commitments and Revolving Loans and other extensions of credit thereunder or less favorable, taken as a whole, to the Lenders providing such Refinancing Revolving Commitments (as reasonably determined by the Company); provided, that such Refinancing Revolving Commitments may have the benefit of additional financial or other covenants or other provisions agreed by the Company and the applicable Lenders to the extent such covenants, or other provisions take effect only after the latest Maturity Date, and the terms of the Refinancing Term Loan Commitments and Refinancing Term Loans shall be substantially the same as the terms of the Tranche A Term Commitments and the Tranche A Term Loans or less favorable, taken as a whole, to the Lenders providing such Refinancing Term Loan Commitments (as reasonably determined by the Company); provided, that such Refinancing Term Loan Commitments may have the benefit of additional financial or other covenants or other provisions agreed by the Company and the applicable Lenders to the extent such covenants, or other provisions take effect only after the latest Maturity Date. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Facility Agreement. Each Refinancing Facility Agreement may, without the consent of any Lender other than the applicable Refinancing Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section, including any amendments necessary to treat the applicable Refinancing Commitments and Refinancing Loans as a new “Class” of loans and/or commitments hereunder.

(d) In lieu of establishing one or more Classes of Refinancing Term Loan Commitments and Refinancing Term Loans, the Company may refinance outstanding Term Borrowings of any Class with the proceeds of one or more issuances of debt securities of the Company secured by the Collateral with a priority equal to that of the Secured Obligations (any such debt securities issued in compliance with this paragraph (d) being called “Permitted Pari Passu Refinancing Securities”); provided that (i) the principal amount of such debt securities shall not exceed the principal amount of the refinanced Term Borrowings except by an amount equal to the sum of (A) accrued and unpaid interest with respect to such Term Borrowings, premiums thereon plus underwriting discounts, other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield premiums) incurred in connection with the issuance of such debt securities, (ii) substantially concurrently with the issuance thereof, the Company shall repay or prepay then outstanding Term Borrowings in an aggregate principal amount equal to the aggregate amount of the cash proceeds of such debt securities (less the aggregate amount of accrued and unpaid interest with respect to such outstanding Term Borrowings and any reasonable fees, premium and expenses relating to the issuance of such debt securities) (and any such prepayment of

Term Borrowings of any Class shall be applied to reduce the subsequent scheduled repayments of Term Borrowings of such Class to be made pursuant to Section 2.10(a) as directed by the Company and, in the case of a prepayment of LIBOR Term Loans or EURIBOR Term Loans, shall be subject to Section 2.16), (iii) the stated final maturity of such debt securities shall not be earlier than that of the refinanced Term Borrowings; (iv) such debt securities shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, change in control or any asset sale or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such refinanced Term Borrowings) prior to the maturity of such refinanced Term Borrowings; provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such debt securities shall be permitted so long as the weighted average life to maturity of such debt securities shall be not less than the shorter of (x) the weighted average life to maturity of such refinanced Term Borrowings remaining as of the date of issuance of such debt securities and (y) the weighted average life to maturity of each other Class of the Term Loans remaining as of the date of issuance of such debt securities; (v) such debt securities shall not be direct obligations of or Guaranteed by any Subsidiary that does not Guarantee the Secured Obligations; (vi) such debt securities shall not be secured by any Lien on any asset not included in the Collateral; (vii) such debt securities shall not have the benefit of any financial maintenance covenant that is not included in this Agreement at the time of issuance thereof or that has covenant levels more restrictive than those in the corresponding covenant in this Agreement at such time unless this Agreement shall have been amended to provide the benefit of such covenant to the Lenders; provided, that such debt securities may have the benefit of any such additional or more restrictive covenant to the extent it takes effect only after the latest Maturity Date; and (viii) the holders of such debt securities or a trustee or other representative acting on their behalf shall have entered into a Pari Passu Intercreditor Agreement with the Administrative Agent that shall, among other matters, vest primary control over the exercise of remedies against the Collateral in the Administrative Agent and provide that the Administrative Agent will hold all instruments and certificates representing Collateral (but will act as a gratuitous bailee for the purpose of perfecting the Liens of the holders of such debt securities or their representative).

ARTICLE III

Representations and Warranties

As of the date of satisfaction of the conditions set forth in, and to the extent required by each of, Section 4.02, 4.03 or 4.04, as applicable, each of the Company and each Borrowing Subsidiary represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. The Company and each Subsidiary is (a)(i) duly organized and validly existing and (ii) (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, (b)(i) has all power and authority and (ii) all material Governmental Approvals required for the ownership and operation of its properties and the conduct of its business as now conducted and as proposed to be conducted, and (c) qualified to do business, and (to the extent the concept is applicable in such jurisdiction) in good standing, in every jurisdiction where such qualification is required, except, in each case (other than clause (a)(i) with respect to the Borrowers) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Borrower and each Loan Party are within such Borrower’s or Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder or other equityholder action of such Borrower or Loan Party. This Agreement has been duly executed and delivered by the Company and each Borrowing Subsidiary party hereto on the Closing Date and constitutes (or, in the case of any Borrowing Subsidiary that becomes a party hereto after the Closing Date, will constitute), and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Company, such Borrowing Subsidiary or such other Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; Absence of Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with or any other action by any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law, including any order of any Governmental Authority, except to the extent any such violations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (c) will not violate the charter, by-laws or other organizational documents of the Company or any Subsidiary, (d) will not violate or result (alone or with notice or lapse of time, or both) in a default under any indenture or other agreement or instrument binding upon the Company or any Subsidiary or any of their assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Company or any Subsidiary, or give rise to a right of, or result in, any termination, cancellation, acceleration or right of renegotiation of any obligation thereunder, in each case except to the extent that the foregoing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (e) except for Liens created under the Loan Documents and Permitted Liens, will not result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders (i) its audited combined balance sheet and related statements of earnings, comprehensive earnings, equity and cash flows as of and for the fiscal year ended December 31, 2012, audited by and accompanied by the opinion of PricewaterhouseCoopers LLC, independent registered public accounting firm, and (ii) its combined balance sheet and statement of equity as of September 30, 2013, and its statements of earnings, comprehensive earnings and cash flows for such portion of such fiscal year, certified by a Financial Officer. Such financial statements present fairly, in all material respects, the combined financial position, results of operations and cash flows of the Company and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes in the case of the statements referred to in clause (ii) above.

(b) The Company has heretofore furnished to the Lenders an unaudited pro forma combined balance sheet of the Company and its Subsidiaries as of September 30, 2013, and unaudited pro forma combined statement of earnings of the Company and its Subsidiaries for the twelve-month period ended December 31, 2012, and the nine-month period ended September 30, 2013, in each case prepared after giving effect to the Spin-Off and the other Transactions to occur on the Effective Date in accordance with Article 11 of Regulation S-X under the Securities Act. Such pro forma combined financial statements have been prepared by the Company in good faith by making those adjustments to the applicable historical financial statements referred to in paragraph (a) of this Section that are reasonably necessary to give effect to the Transactions based on the best information available to the Company as of the date of delivery thereof.

(c) Since December 31, 2012, there has been no event or condition that has resulted, or could reasonably be expected to result, in a material adverse effect on the business, results of operations, properties, assets or financial condition of the Company and its Subsidiaries, taken as a whole, or on the Knowles Business.

SECTION 3.05. Properties. (a) The Company and each Subsidiary has good title to (where applicable, or similar concept under any relevant jurisdiction), or valid leasehold interests in, all its property material to its business, except for (i) minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and (ii) where the failure to have such title or interest could not reasonably be expected to have a Material Adverse Effect.

(b) The Company and each Subsidiary owns, or is licensed to use, all patents, trademarks, copyrights, licenses, technology, software, domain names and other intellectual property that is necessary for the conduct of its business as currently conducted and without conflict with the rights of any other Person, except to the extent any such failure to own or license or conflict, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or the Loan Documents that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Company or any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability on the part of the Company or any Subsidiary.

SECTION 3.07. Compliance with Laws and Agreements. (a) The Company and each Subsidiary is in compliance with all laws, including all orders of Governmental Authorities, applicable to it or its property, and all indentures, agreements and other instruments legally binding upon it or its property, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

(b) To the extent applicable, the Company and each Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) the USA PATRIOT Act. None of the Company or any Subsidiary nor, to the knowledge of the Company, any director, officer, agent or employee of the Company or any Subsidiary, is currently subject to any U.S. sanctions administered by OFAC that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No part of the proceeds of the Loans will be used, directly or, to the knowledge of the Company, indirectly, or otherwise made available (A) for any payments to any officer or employee of a Governmental Authority, or any Person controlled by a Governmental Authority, or any political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any applicable Anti-Corruption Laws or (B) to any Person for the purpose of financing the activities of any Person currently subject to any Sanctions, except to the extent licensed or otherwise approved by OFAC or another applicable Sanctions authority.

SECTION 3.08. Investment Company Status. No Borrower or Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. The Company and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes (or the requirement to file Tax returns with respect thereto) where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books reserves with respect thereto to the extent required by GAAP or (b) the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Events have occurred or are reasonably expected to occur that could, in the aggregate, reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by an amount that could reasonably be expected to result in a Material Adverse Effect the fair value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, as of the date or dates of the most recent financial statements reflecting such amounts, exceed the fair value of the assets of all such underfunded Plans by an amount that could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Subsidiaries. Schedule 3.11 sets forth as of the Closing Date the name and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by the Company or any Subsidiary in, (a) each Subsidiary (in each case, after giving effect to the consummation of the Knowles Business Transfers and the Spin-Off) and (b) identifies, as of the Closing Date, each Designated Subsidiary and each Material Subsidiary.

SECTION 3.12. Solvency. Immediately after the Borrowings on the Effective Date and the application of the proceeds thereof, (a) the fair value of the assets of the Company and the Subsidiaries, taken as a whole, will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the assets of the Company and the Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Company and the Subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Company and the Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged, as such business is conducted at the time of and is proposed to be conducted following the making of such Loan.

SECTION 3.13. Disclosure. As of the Closing Date, neither the Confidential Information Memorandum nor any of the other reports, financial statements, certificates or other written information furnished by or on behalf of the Company or any Subsidiary to the Administrative Agent, the Arrangers or any Lender in connection with the negotiation of this Agreement or any other Loan Document, when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to forecasts or projected financial information, the Company and each Borrowing Subsidiary represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made and at the time so furnished and, if furnished prior to the Effective Date, as of the Effective Date (it being understood that such forecasts and projections may vary from actual results and that such variances may be material).

SECTION 3.14. Collateral Matters. The Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Pledged Equity Interests, and when the Pledged Equity Interests constituting certified securities (as defined in the Uniform Commercial Code) are delivered to the Administrative Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Collateral Agreement will constitute under the Uniform Commercial Code (to the extent a Lien may be perfected thereunder) a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Pledged Equity Interests, prior and superior in right to any other Person, other than Permitted Liens arising by operation of law and having priority over the Liens of the Administrative Agent on the Pledged Equity Interests.

SECTION 3.15. Federal Reserve Regulations. None of the Company or any Subsidiary is engaged or will engage principally or as one of its important activities in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, for any purpose that entails a violation (including on the part of any Lender) of any of the regulations of the Board of Governors, including Regulations U and X. Not more than 25% of the value of the assets subject to any restrictions on the sale, pledge or other disposition of assets under this Agreement, any other Loan Document or any other agreement to which any Lender or Affiliate of a Lender is party will at any time be represented by margin stock.

SECTION 3.16. Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to promote and achieve compliance in all material respects by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company and its Subsidiaries and, to the knowledge of the Company, their directors, officers and employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions except where non-compliance could not reasonably be expected to result in a Material Adverse Effect. None of (a) the Company or any Subsidiary or, to the knowledge of the Company, any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. The Transactions will not violate Anti-Corruption Laws or applicable Sanctions.

ARTICLE IV

Conditions

SECTION 4.01. Closing Date. The Commitments of the Lenders under this Agreement shall become effective on the date of this Agreement upon the satisfaction of the following conditions (it being understood that the conditions set forth in Section 4.02 must be satisfied, or waived in accordance with Section 9.02, prior to the initial Credit Extensions hereunder):

(a) The Administrative Agent shall have received from each party to this Agreement (i) a counterpart of this Agreement signed on behalf of each such party or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile or other electronic imaging transmission) that such party has signed such a counterpart.

(b) The Administrative Agent shall have received such customary documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Financing Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, in each case reasonably satisfactory to the Administrative Agent.

(c) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested in writing no fewer than 10 days prior to the Closing Date.

SECTION 4.02. Effective Date. The obligations of the Lenders to make the initial Credit Extensions hereunder shall be subject to the satisfaction, or waiver in accordance with Section 9.02, of the following conditions:

(a) The Company shall have delivered a Borrowing Request in accordance with the requirements of Section 2.03.

(b) The Lenders shall have received true and complete copies of the Spin-Off Agreements and all other material agreements entered into in connection with the Spin-Off. The terms of all such agreements shall be consistent in all material respects with the information set forth in, and the forms of such agreements filed with, the Form 10 or otherwise reasonably satisfactory to the Arrangers (it being agreed that the terms set forth in, and the forms of such agreements filed with, the Form 10 are reasonably satisfactory to the Arrangers), and no term or condition of such agreements shall have been waived, amended or otherwise modified in a manner material and adverse to the rights or interests of the Lenders without the prior approval of the Arrangers, it being agreed that the Arrangers will act reasonably in making any such determination.

(c) All conditions to the Spin-Off set forth in the Form 10 shall have been satisfied (or shall be satisfied on the Effective Date immediately following the occurrence of the Spin-Off) or waived (in the case of any waiver material and adverse to the rights or interests of the Lenders, subject to the receipt of the approval of the Arrangers, it being agreed that the Arrangers will act reasonably in making any such determination), and the Knowles Business Transfers, the Spin-Off and all related material Transactions (for the avoidance of doubt, other than the establishment of and borrowings of the Loans) shall have been consummated or shall be consummated immediately following the making of the Loans on the Effective Date, on terms consistent in all material respects with the information set forth in, and the forms of agreements filed with, the Form 10. There shall be no material payments by the Company to Dover in connection with the Spin-Off other than the payment of the Effective Date Repayment and the Effective Date Dividend and the other payments described in the Form 10, and the assets, liabilities and capitalization of the Company after giving effect to the Effective Date Repayment and the Effective Date Dividend and all related transactions shall be consistent in all material respects with the financial statements referred to in Section 3.04 and heretofore delivered to the Lenders.

(d) The Lenders shall have received copies of (i) the favorable solvency opinion delivered by a nationally recognized advisory firm to the Board of Directors of Dover (or, if such advisory firm does not permit the delivery of the opinion to the Lenders, a certificate from a Financial Officer of Dover indicating that such favorable solvency opinion has been received) and (ii) the private letter ruling from the Internal Revenue Service, if obtained, and the legal opinions obtained by Dover (or customary short-form opinions of legal counsel relating thereto) as to the tax-free nature of the Spin-Off.

(e) The Lenders shall have received (i) an audited combined balance sheet of the Company and its Subsidiaries as of the end of the most recently completed fiscal year ended at least 90 days prior to the Effective Date and the related audited combined statements of earnings, comprehensive earnings, equity and cash flows of the Company and its Subsidiaries for the two fiscal years then ended (in each case giving effect to the transfer of the Knowles Business to the Company), and (ii) unaudited combined balance sheets of the Company and its Subsidiaries as of the end of each subsequent fiscal quarter ended at least 45 days prior to the Effective Date and the related unaudited combined statements of earnings, comprehensive earnings, equity and cash flows of the Company and its Subsidiaries for the fiscal quarter then ended (prepared on the same basis as the statements referred to in the preceding clause (i)).

(f) The Company and, if applicable, each Subsidiary shall have ceased to be borrowers under the Dover Credit Agreement, and shall cease to have any obligations under the Dover Credit Agreement or any other “Loan Document” or other agreement referred to therein or entered into in connection therewith. After giving effect to the Transactions, the Company and the Subsidiaries shall have no material Indebtedness for borrowed money or material committed credit facilities other than under this Agreement and the other Loan Documents.

(g) There shall be no litigation or administrative proceeding that could reasonably be expected to have a material adverse effect on the Spin-Off or on the business, results of operations, properties, assets or financial condition of the Company and its Subsidiaries or on the Knowles Business.

(h) All requisite governmental authorities and material third parties shall have approved or consented to the Transactions to the extent required, all applicable notice or appeal periods shall have expired and there shall be no governmental or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions.

(i) The Collateral and Guarantee Requirement shall have been satisfied (subject to the penultimate paragraph of this Section). The Administrative Agent shall have received a completed Perfection Certificate, dated the Effective Date and signed by an executive officer or a Financial Officer of the Company, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted under Section 6.02 or have been, or substantially contemporaneously with the initial funding of Loans on the Effective Date will be, released.

(j) The Administrative Agent shall have received all fees and accrued and unpaid expenses (to the extent, in the case of expenses, invoiced at least three business days prior to the Effective Date or such shorter period as may be reasonably agreed by the Company) due and payable on or prior to the Effective Date, including, to the extent invoiced, payment or reimbursement of all fees and expenses (including fees, charges and disbursements of counsel) required to be paid or reimbursed by any Loan Party under the Commitment Letter, the Fee Letters or any Loan Document.

(k) There shall not have occurred since December 31, 2012, any event, condition or circumstance that has had or could be reasonably be expected to have a material adverse effect on the business, results of operations, properties, assets or financial condition of the Company and its Subsidiaries or on the Knowles Business.

(l) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects, in each case on and as of the Effective Date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date.

(m) No Event of Default shall have occurred and be continuing (assuming for purposes of the foregoing that the covenants contained Articles V and VI are in effect).

(n) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the chief executive officer or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (c), (f), (g), (h), (k), (l) and (m) of this Section.

(o) The Administrative Agent shall have received a customary written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Closing Date) of each of Sidley Austin LLP, counsel for the Company, and such local counsel for any Subsidiary Loan Party as shall be reasonably requested by the Administrative Agent, in each case reasonably satisfactory to the Administrative Agent.

Notwithstanding the foregoing, the delivery of any Foreign Pledge Agreement that would otherwise be required to be delivered in order to satisfy the requirements of the Collateral and Guarantee Requirement shall not be a condition precedent to the obligations of the Lenders and the Issuing Banks hereunder on the Effective Date, but shall be required to be accomplished as provided in Section 5.10.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions shall have been satisfied (or waived in accordance with Section 9.02) at or prior to 5:00 p.m., New York City time, on April 30, 2014 (and, in the event such conditions shall not have been so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.03. Each Credit Event. Following the Effective Date, the obligation of each Lender to make a Loan on the occasion of any Borrowing (other than any conversion or continuation of any Loan), and of each Issuing Bank to issue, amend to increase the amount of, renew or extend any Letter of Credit, shall be subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects, in each case on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

On the date of any Borrowing (other than any conversion or continuation of any Loan) or the issuance, amendment to increase the amount thereof, renewal or extension of any Letter of Credit, the Company and each Borrowing Subsidiary shall be deemed to have represented and warranted that the conditions specified in paragraphs (a) and (b) of this Section have been satisfied.

SECTION 4.04. Credit Extensions to Borrowing Subsidiaries. The obligations of the Lenders to make Loans to, or of the Issuing Banks to issue Letters of Credit for the account of, each Borrowing Subsidiary shall be subject to the satisfaction of the following additional conditions:

(a) The Administrative Agent or its counsel shall have received from each such Borrowing Subsidiary and the Company either (i) a counterpart of a Borrowing Subsidiary Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile or other electronic imaging transmission) of a signed signature page of such Borrowing Subsidiary Agreement that such party has signed a counterpart of a Borrowing Subsidiary Agreement.

(b) The Administrative Agent shall have received a customary written opinion of counsel for such Borrowing Subsidiary dated the date of the applicable Borrowing Subsidiary Agreement, addressed to the Administrative Agent, the Lenders and the Issuing Banks and reasonably satisfactory to the Administrative Agent.

(c) The Administrative Agent shall have received such customary documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Borrowing Subsidiary, the authorization by it of the transactions to which it will be party hereunder and any other legal matters relating to such Borrowing Subsidiary, the Loan Documents or such transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the date of the applicable Borrowing Subsidiary Agreement and signed by a Financial Officer of the Company, confirming satisfaction of the conditions set forth in Sections 4.03(a) and 4.03(b) (in each case, deeming all references therein to the date of a Borrowing to refer to the date of such Borrowing Subsidiary Agreement).

(e) Each Lender shall have received all documentation and other information with respect to such Borrowing Subsidiary requested by such Lender under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

ARTICLE V

Affirmative Covenants

During the period commencing on and including the Effective Date (or, in the case of Sections 5.01(a), (b), (d) and (e) and 5.02, the Closing Date) and until the date on which the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees and other amounts payable hereunder shall have been paid in full, all Letters of Credit shall have expired or been terminated (or have been collateralized or back-stopped by a letter of credit or otherwise in a manner reasonably satisfactory to the relevant Issuing Bank) and all LC Disbursements shall have been reimbursed (such date, the “Termination Date”), the Company covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Company will furnish to the Administrative Agent, on behalf of each Lender:

(a) within 90 days after the end of each fiscal year of the Company (or, so long as the Company shall be subject to periodic reporting obligations under the Exchange Act, by the date that the Annual Report on Form 10-K of the Company for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its audited consolidated balance sheet and related consolidated statements of earnings, comprehensive earnings, equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the prior fiscal year, all audited by and accompanied by the opinion of PricewaterhouseCoopers LLC or another independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification, exception or emphasis and without any qualification, exception or emphasis as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company as of the end of and for such year in accordance with GAAP;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company (or, so long as the Company shall be subject to periodic reporting obligations under the Exchange Act, by the date that the Quarterly Report on Form 10-Q of the Company for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its consolidated balance sheet as of the end of such fiscal quarter, the related consolidated statements of earnings and comprehensive earnings for such fiscal quarter and the then elapsed portion of the fiscal year, the related statement of equity as of the end of such fiscal quarter and the related statement of cash flows for the then elapsed portion of the fiscal year, in each case setting forth in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet and statement of equity, as of the end of) the prior fiscal year, all certified by a Financial Officer of the Company as presenting fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes;

(c) concurrently with each delivery of financial statements under clause (a) or (b) above, a completed Compliance Certificate signed by a Financial Officer of the Company, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.11, and 6.12, (iii) if any change in GAAP or in the application thereof has occurred since the date of the consolidated balance sheet of the Company most recently theretofore delivered under clause (a) or (b) above (or, prior to the first such delivery, referred to in Section 3.04 or 4.02(e), as applicable) that has had, or could have, a significant effect on the calculations of the Interest Coverage Ratio or the Leverage Ratio, specifying the nature of such change and the effect thereof on such calculations and (iv) certifying that all notices required to be provided under Section 5.10 have been provided;

(d) within 90 days after the end of each fiscal year of the Company (commencing with the first fiscal year ended after the Effective Date), a completed Supplemental Perfection Certificate, signed by a Financial Officer of the Company, setting forth the information required pursuant to the Supplemental Perfection Certificate;

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the SEC or with any national securities exchange, as the case may be; and

(f) promptly after any request therefor, such other information regarding the operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition of the Company or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Information required to be delivered pursuant to this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the SEC or the Company and the Company shall have, except in the case of

Information required to be delivered pursuant to clauses (a) and (b) of this Section, notified the Administrative Agent of such availability. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent and the Company.

SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent prompt written notice (which written notice the Administrative Agent will furnish to the Lenders) of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Subsidiary, or any adverse development in any such pending action, suit or proceeding not previously disclosed in writing by the Company to the Administrative Agent and the Lenders, that in each case could reasonably be expected to result in a Material Adverse Effect; and

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. Except as otherwise permitted by Sections 6.03 or 6.05, the Company and each Subsidiary will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except where failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.04. Payment of Taxes and Other Obligations. The Company and each Subsidiary will pay its obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Company or such other Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP or (b) the failure to make payment could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties. (a) The Company and each Subsidiary will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted and except where the failure to keep and maintain such property could not reasonably be expected to result in a Material Adverse Effect.

(b) The Company and each Subsidiary will take all actions reasonably necessary to protect all patents, trademarks, copyrights, licenses, technology, software, domain names and other intellectual property necessary to the conduct of its business as currently conducted, except in each case where the failure to take any such action, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06. Insurance. The Company and each Subsidiary will maintain, with financially sound and reputable insurance companies, insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.07. Books and Records; Inspection and Audit Rights. The Company and each Subsidiary will keep proper books of record and account in which full, true and correct entries, in all material respects, are made of all dealings and transactions in relation to its business and activities sufficient to permit the preparation of the consolidated financial statements of the Company in accordance with GAAP. The Company and each Subsidiary will permit the Administrative Agent, together with any Lender that requests to accompany the Administrative Agent, and any agent designated by the Administrative Agent, upon reasonable prior notice and at reasonable times during normal business hours, (a) to visit and inspect its executive offices and any other properties at which its principal financial records are located, (b) to examine and make extracts from its financial and accounting books and records and (c) to discuss its operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition with its officers and independent accountants (provided that the Company and/or its Subsidiaries may, if they so choose, be present at or participate in any such discussion), all at such reasonable times and as often as reasonably requested; provided that notwithstanding anything to the contrary herein, neither the Company nor any Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or abstracts from, or discuss any document, information, or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or agent) is prohibited by applicable law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) with respect to which the Company or any Subsidiary owes confidentiality obligations to any third party.

SECTION 5.08. Compliance with Laws and Certain Agreements. (a) The Company and each Subsidiary will comply with all laws, including all orders of any Governmental Authority and Anti-Corruption Laws and applicable Sanctions, applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Company will maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and the respective directors, officers, employees and agents of the foregoing in all material respects with Anti-Corruption Laws and applicable Sanctions.

(b) The Company and each Subsidiary will comply with each Spin-Off Agreement to which it is party, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.09. Use of Proceeds and Letters of Credit. The proceeds of the Term Loans and Revolving Loans made on the Effective Date will be used solely for the payment of the Effective Date Repayment and the Effective Date Dividend and fees and expenses payable in connection with the Transactions. The proceeds of the Incremental Term Loans will be used solely for the purpose or purposes set forth in the applicable Incremental Facility Agreement. The proceeds of the Revolving Loans made after the Effective Date and Swingline Loans will be used and Letters of Credit will be issued for working capital and other general corporate purposes of the Company and its Subsidiaries and in compliance with this Agreement.

SECTION 5.10. Further Assurances. (a) The Company and each other Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied at all times, all at the expense of the Loan Parties.

(b) The Company will, on the Effective Date, make any updates to Schedule 3.11 as are necessary for the representation set forth in Section 3.11 to be true and correct on and as of the Effective Date. If any Subsidiary is formed or acquired after the Effective Date, the Company will within 45 days after the end of the fiscal quarter in which such formation or acquisition shall occur (or, in the case of a formation of a Subsidiary with aggregate assets in excess of $50,000,000 or an acquisition of a Subsidiary for an aggregate purchase price in excess of $50,000,000, within 45 days (or such longer period as the Administrative Agent may agree to in writing) after the date of such formation or acquisition, as applicable), notify the Administrative Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is a Designated Subsidiary) and with respect to any Equity Interests in or Indebtedness of such Subsidiary owned by any Loan Party.

(c) The Company will furnish to the Administrative Agent prompt written notice of any change in (i) the legal name of any Loan Party, as set forth in its organizational documents, (ii) the jurisdiction of organization or the form of organization of any Loan Party (including as a result of any merger or consolidation), (iii) the location of the chief executive office of any Loan Party or (iv) the organizational identification number, if any, or, with respect to any Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a Uniform Commercial Code financing statement, the Federal Taxpayer Identification Number of such Loan Party.

(d) As promptly as practicable, and in any event within 60 days, after the Effective Date, the Company and each other Loan Party will deliver all Foreign Pledge Agreements that would have been required to be delivered on the Effective Date but for the penultimate sentence of Section 4.02.

ARTICLE VI

Negative Covenants

During the period commencing on and including the Effective Date and until the Termination Date, the Company and each Borrowing Subsidiary party hereto covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. (a) None of the Company or any Subsidiary will create, incur, assume or permit to exist any Indebtedness, except, subject to paragraph (b) below:

(i) Indebtedness created under the Loan Documents, and Permitted Pari Passu Refinancing Securities;

(ii) Indebtedness existing (or pursuant to commitments existing) on the date hereof and set forth on Schedule 6.01, and Refinancing Indebtedness in respect thereof;

(iii) Indebtedness of the Company or any Subsidiary to the Company or any Subsidiary; provided that (A) such Indebtedness shall not have been transferred to any Person other than the Company or any Subsidiary (unless (1) it permitted under another paragraph of this Section 6.01 and (2) any Liens securing such Indebtedness shall be permitted under Section 6.02), (B) any such Indebtedness owing by any Loan Party to a Subsidiary that is not a Loan Party shall be unsecured and (C) any such Indebtedness owing by any Subsidiary that is not a Loan Party to any Loan Party shall not be prohibited by Section 6.04;

(iv) Guarantees incurred in compliance with Section 6.04;

(v) Indebtedness of the Company or any other Subsidiary (A) incurred to finance the acquisition, construction, improvement, repair or replacement of any fixed or capital assets, including Capital Lease Obligations; provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction, improvement, repair or replacement and the principal amount of such Indebtedness does not exceed the cost (including related fees and expenses) of acquiring, constructing, improving, repairing or replacing such assets or (B) assumed in connection with the acquisition of any fixed or capital assets, and Refinancing Indebtedness in respect of any of the foregoing;

(vi) (A) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged, amalgamated or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof, or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary in a transaction permitted hereunder; provided that (x) such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged, amalgamated or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger, amalgamation or consolidation) or such assets being acquired, (y) at the time of the execution of the definitive agreement governing such acquisition, after giving effect to the incurrence of such Indebtedness on a pro forma basis in accordance with Section 1.04(b), the Company shall be in compliance with the covenant set forth in Section 6.12 as of the last day of the period of four consecutive fiscal quarters then most recently ended for which the financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, the most recent period of four consecutive fiscal quarters included in the pro forma financial statements referred to in Section 3.04(b) or Section 4.02(e), as applicable) and (z) neither the Company nor any Subsidiary (other than such Person or any special purpose merger Subsidiary with which such Person is merged, amalgamated or consolidated or the Person that so assumes such Person’s Indebtedness) shall Guarantee or otherwise become liable for the payment of such Indebtedness, and (B) Refinancing Indebtedness in respect of any of the foregoing;

(vii) Indebtedness owed in respect of any treasury, depository and cash management services, check drawing and automated payment services (including depository, overdraft, controlled disbursement, automated clearing house transactions, return items, interstate depository network services, Society for Worldwide Interbank Financial Telecommunication transfers, cash pooling and operational foreign exchange management), current account facilities, employee or commercial credit card programs, stored value cards or purchasing cards and, in each case, similar arrangements and otherwise in connection with cash management, including cash management arrangements among the Company and the Subsidiaries; and Indebtedness owed in respect of dealer incentive, supply chain finance or similar programs in the ordinary course of business;

(viii) Indebtedness (including letters of credit, bank guarantees and similar instruments issued for the account of the Company or any Subsidiary) in the ordinary course of business in respect of (A) workers’ compensation, unemployment insurance and other social security laws, health, disability or other employee benefits or property, casualty or other insurance (including self-insurance) or other similar Indebtedness with reimbursement type claims, and (B) bids, tenders, government contracts, trade contracts, leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds, bid bonds, performance and completion guarantees and obligations of a similar nature;

(ix) Indebtedness of the Company or any other Subsidiary in the form of indemnification, purchase price adjustments, earn-outs, non-competition agreements or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any Permitted Acquisition or other Investment permitted by Section 6.04 or Disposition permitted by Section 6.05;

(x) customer deposits and advance payments received by the Company or any Subsidiary from customers for goods or services purchased in the ordinary course of business;

(xi) Indebtedness of the Company or any Subsidiary consisting of (A) Indebtedness for the financing of insurance premiums or (B) take or pay obligations incurred in the ordinary course of business in connection with the purchase of items or services for use by the Company and the Subsidiaries;

(xii) Indebtedness of the Company or any Subsidiary as an account party in respect of trade letters of credit and bankers acceptances used to support trade obligations;

(xiii) other Indebtedness; provided, that after giving effect to the incurrence of such Indebtedness on a pro forma basis in accordance with Section 1.04(b), the Company shall be in compliance with the covenant set forth in Section 6.12 as of the last day of the period of four consecutive fiscal quarters then most recently ended for which the financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, the most recent period of four consecutive fiscal quarters included in the pro forma financial statements referred to in Section 3.04(b) or Section 4.02(e), as applicable); and

(xiv) other Indebtedness in an aggregate principal amount at any time outstanding not greater than $25,000,000.

(b) Notwithstanding the foregoing provisions of this Section, none of the Company or any Subsidiary will create, incur, assume or permit to exist Priority Indebtedness in an aggregate amount at any time outstanding in excess of the greater of (A) $100,000,000 and (B) 5% of Consolidated Total Assets, other than (i) Indebtedness of the Company or any Subsidiary owing to the Company or any Subsidiary and (ii) Indebtedness of any Subsidiary (including any Person that becomes a Subsidiary) of the type permitted pursuant to Section 6.01 (a)(v), (vii), (viii), (ix), (x), (xi) or (xii).

(c) Neither the Company nor any Subsidiary will issue or permit to exist any Disqualified Equity Interests.

SECTION 6.02. Liens. (a) None of the Company or any Subsidiary will create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable and royalties) or rights in respect of any thereof, except (collectively “Permitted Liens”):

(i) Liens (A) created under the Loan Documents, (B) on cash or deposits granted in favor of the Administrative Agent, the Swingline Lender or any Issuing Bank to cash collateralize any Defaulting Lender’s obligations and (C) on Collateral securing Permitted Pari Passu Refinancing Securities; provided, that the Liens securing such Permitted Pari Passu Refinancing Securities are subject to a Pari Passu Intercreditor Agreement;

(ii) Permitted Encumbrances;

(iii) any Lien on any asset of the Company or any Subsidiary existing on the date hereof and set forth on Schedule 6.02; provided that (A) such Lien shall not apply to any other asset of the Company or any Subsidiary other than (x) after-acquired property that is affixed or incorporated into the property covered by such Lien and (y) proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(a)(v) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) and (B) such Lien shall secure only those obligations that it secures on the date hereof and any extensions, renewals and refinancings thereof which, to the extent constituting Indebtedness, are permitted under Section 6.01(a)(ii);

(iv) any Lien existing on any asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any asset of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged, amalgamated or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof prior to the time such Person becomes a Subsidiary (or is so merged or consolidated); provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger or consolidation), (B) such Lien shall not apply to any other asset of the Company or any Subsidiary (other than, in the case of any such merger, amalgamation or consolidation, the assets of any special purpose merger Subsidiary that is a party thereto) and (C) to the extent any such Lien secures Indebtedness, such Lien shall be permitted under one or more other clauses of this Section 6.02 and not under this clause (iv) or shall be a Lien that would have been permitted under clause (a)(v) of this Section if created by the Company or a Subsidiary;

(v) Liens on fixed or capital assets acquired, constructed, improved, repaired or replaced by the Company or any Subsidiary; provided that (A) such Liens secure only Indebtedness permitted by Section 6.01(a)(v) and obligations relating thereto not constituting Indebtedness and (B) such Liens shall not apply to any other asset of the Company or any Subsidiary (other than after acquired property that is affixed to or incorporated into the property covered by such Lien, the proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(a)(v) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates);

(vi) in connection with the sale, transfer or other disposition of any Equity Interests or other assets in a transaction permitted under Section 6.05, customary rights and restrictions contained in agreements relating to such sale, transfer or other disposition pending the completion thereof;

(vii) in the case of (A) any Subsidiary that is not a wholly-owned Subsidiary or (B) the Equity Interests in any Person that is not a Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Subsidiary or such other Person set forth in the organizational documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;

(viii) any Lien on assets of and Equity Interests in any Foreign Subsidiary; provided that (A) such Lien shall not apply to any Collateral (including any Equity Interests in any Subsidiary that constitute Collateral) or any other assets of or Equity Interests owned by the Company or any Domestic Subsidiary and (B) such Lien shall secure only Indebtedness or other obligations of one or more Foreign Subsidiaries permitted hereunder;

(ix) Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Company or any Subsidiary in connection with any letter of intent or purchase agreement for a Permitted Acquisition or other transaction permitted or not restricted hereunder;

(x) Liens securing Hedging Agreements; provided, that such Liens will apply only to cash and cash equivalents, and the aggregate amount of cash and cash equivalents pledged by the Company and its Subsidiaries to secure Hedging Agreements shall not exceed $5,000,000; and

(xi) other Liens securing obligations in an aggregate amount not greater than $35,000,000.

(b) Notwithstanding anything herein to the contrary, neither the Company nor any Subsidiary that is a Designated Subsidiary will create, incur, assume or permit to exist any Lien on any Equity Interests that are required by the Collateral and Guarantee Requirement to be pledged as Collateral pursuant to the Security Documents, except Liens referred to in clauses (i) and (ii) of paragraph (a) of this Section.

SECTION 6.03. Fundamental Changes; Business Activities. (a) None of the Company or any Subsidiary will merge into, amalgamate with or consolidate with any other Person, or permit any other Person to merge into, amalgamate with or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) any Person (other than the Company) may merge into any Borrower in a transaction in which such Borrower is the surviving entity or the surviving entity expressly assumes the obligations of the relevant Borrower in a manner reasonably acceptable to the Administrative Agent (including any such merger, amalgamation or consolidation, the purpose of which is to re-domesticate or change the form of organization of any Borrower) including, if applicable, by delivering a Borrowing Subsidiary Agreement; provided, that any merger of a Loan Party into a Subsidiary that is not a Loan Party must comply with Section 6.04 (other than by reason of clause (g) thereof), (ii) the Company may merge into any newly formed corporation or other business entity for the purpose of re-domesticating or changing the form of organization of any Borrower; provided, that (A) the surviving or resulting entity shall be organized in a jurisdiction within the United States and shall expressly assume the obligations of the Company under the Loan Documents and (B) after giving effect to such transaction, no Event of Default shall have occurred and be continuing, (iii) any Person (other than the Company) may merge, amalgamate or consolidate with any Subsidiary (including any such merger, amalgamation or consolidation, the purpose of which is to re-domesticate or change the form of organization of any Subsidiary) in a transaction in which the surviving entity is a Subsidiary (and, if any party to such merger, amalgamation or consolidation is a Subsidiary Loan Party, (x) the Subsidiary Loan Party is the surviving entity, (y) the surviving entity expressly assumes the obligations of the relevant Subsidiary Loan Party in a manner reasonably acceptable to the Administrative Agent or (z) such merger, consolidation or amalgamation is permitted as an Investment under Section 6.04 (other than by reason of clause (g) thereof), in which case, if such Subsidiary Loan Party is a Borrowing Subsidiary, such Subsidiary shall prior to or simultaneously with such merger, amalgamation or consolidation enter into a Borrowing Subsidiary Termination, (iv) any Subsidiary may merge into, amalgamate with or consolidate with any Person in a transaction permitted under Section 6.05 (other than by reason of clause (f) thereof) in which, after giving effect to such transaction, the surviving entity is not a Subsidiary and, if such Subsidiary is a Borrowing Subsidiary, such Subsidiary shall prior to or simultaneously with such merger, amalgamation or consolidation enter into a Borrowing Subsidiary Termination, (v) any Person (other than the Company) may merge into any Subsidiary in a transaction which constitutes an Investment permitted by Section 6.04 (other than by reason of clause (g) thereof) and (vi) any Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders.

(b) None of the Company or any Subsidiary will cease to be primarily engaged in businesses of the type conducted by the Company and its Subsidiaries on the date hereof and businesses reasonably related, complementary, incidental or ancillary thereto.

(c) The Company will not permit any Subsidiary that is a CFC to own any Equity Interests in any Domestic Subsidiary, other than as a result of a Permitted Acquisition or other Investment permitted hereunder where such ownership involves subsidiaries of the acquired Person and exists at the time of, and is not created in contemplation of, such Permitted Acquisition or other Investment.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. None of the Company or any Subsidiary will purchase, hold, acquire (including pursuant to any merger, amalgamation or consolidation with any Person that was not a Subsidiary prior thereto), make or otherwise permit to exist any Investment in any other Person, except:

(a) Cash and Investments that were Permitted Investments when made;

(b) Investments (i) existing on (or contractually committed to as of) the Effective Date in Subsidiaries and other Investments set forth on Schedule 6.04 and (ii) any modification, replacement, renewal or extension of any Investment described in clause (i) above so long as no modification, renewal or extension thereof increases the amount of such Investment except as otherwise permitted by this Section 6.04;

(c) Investments by the Company and its Subsidiaries in Equity Interests in their Subsidiaries; provided that (i) any such Equity Interests held by a Loan Party shall be pledged in accordance with the requirements of the definition of the term “Collateral and Guarantee Requirement” and (ii) the aggregate amount of such Investments by the Loan Parties in, and loans and advances by the Loan Parties to, and Guarantees by the Loan Parties of Indebtedness (and non-ordinary course Guarantees of other obligations) of Subsidiaries that are not Loan Parties (excluding all such Investments, loans, advances and Guarantees existing on the date hereof and permitted by clause (c) above) at any time outstanding shall not exceed the sum of (A) the greater of $125,000,000 and 6% of Consolidated Total Assets as of the most recent fiscal quarter end for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, prior to the delivery of any such financial statements, as of the most recent fiscal quarter end included in the pro forma financial statements referred to in Section 3.04(b) or Section 4.02(e), as applicable) and (B) the Restricted Payment Basket (reduced by the aggregate amount of the Restricted Payment Basket theretofore utilized under this paragraph, paragraph (d) or (e) of this Section, clause (vii) of Section 6.08(a) or clause (vi) of Section 6.08(b);

(d) loans or advances made by the Company or any Subsidiary to any Subsidiary; provided that the amount of such loans and advances made by the Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (c) above;

(e) Guarantees by the Company or any Subsidiary of (i) Indebtedness of the Company or any Subsidiary (including any such Guarantees arising as a result of any such Person being a joint and several co-applicant with respect to any letter of credit or letter of guaranty); provided that the aggregate amount of Indebtedness and other obligations (except any such other obligations that are Guaranteed in the ordinary course of business) of Subsidiaries that are not Loan Parties that are Guaranteed by any Loan Party shall be subject to the limitation set forth in clause (c) above, and (ii) obligations (other than Indebtedness) of the Company and its Subsidiaries in the ordinary course of business;

(f) Investments (i) received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business, (ii) received upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (iii) received as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes;

(g) Investments (i) consisting of Indebtedness permitted under Section 6.01 (other than clauses (a)(iii) and (a)(iv) thereof and other than Indebtedness resulting from loans and advances to, or Guarantees of, Subsidiaries that are not Loan Parties), (ii) deemed to exist as a result of Permitted Liens, (iii) consisting of mergers, amalgamations, consolidations, liquidations, windings up or dissolutions permitted by Section 6.03, and (iv) consisting of noncash consideration received from a Disposition of any asset (other than cash or cash equivalents) in compliance with Section 6.05.

(h) Investments by the Company or any Subsidiary that result solely from the receipt by the Company or such Subsidiary from any of its Subsidiaries of a dividend or other Restricted Payment in the form of Equity Interests, evidences of Indebtedness or other securities;

(i) Investments in the form of Hedging Agreements permitted under Section 6.07;

(j) payroll, travel and similar advances to directors, officers, employees, members of management, managers or consultants of the Company or any Subsidiary that are made in the ordinary course of business;

(k) loans or advances to directors, officers, employees, members of management, managers or consultants of the Company or any Subsidiary made in the ordinary course of business; provided that the aggregate amount of such loans and advances outstanding at any time shall not exceed $5,000,000;

(l) Permitted Acquisitions, and cash Investments in Subsidiaries in amounts required to permit, and promptly used to pay the consideration for, Permitted Acquisitions;

(m) Investments made by any Loan Party in a Person that is not a Loan Party in the form of any contribution or Disposition of the Equity Interests of any Person that is not a Loan Party or any Borrowing Subsidiary that is a Foreign Subsidiary;

(n) Investments (i) constituting deposits, prepayments and/or other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business;

(o) (i) Investments of any Subsidiary acquired after the Closing Date, or of any Person acquired by, or merged into or consolidated or amalgamated with, the Company or any Subsidiary after the Closing Date, in each case as part of an Investment otherwise permitted by this Section 6.04 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except as otherwise permitted by this Section 6.04;

(p) the Transactions;

(q) Investments made (i) by any Subsidiary that is not a Loan Party with the proceeds received by such Subsidiary from an Investment made by any Loan Party in such Subsidiary in compliance with this Section 6.04 and (ii) in Subsidiaries in connection with reorganizations and related activities for tax planning purposes; provided that, after giving effect to any such reorganization and/or related activity, the security interest of the Administrative Agent in the Collateral, taken as a whole, is not materially impaired;

(r) Investments made in joint ventures or non-wholly-owned Subsidiaries as required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements as in effect on the Closing Date;

(s) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law;

(t) Investments in the Company or any Subsidiary in connection with intercompany cash management arrangements and related activities in the ordinary course of business (including Guarantees in connection therewith);

(u) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing, development, manufacturing, distribution or commercialization arrangements with other Persons;

(v) Any Investment made in exchange for, or with the net cash proceeds of an issuance of, Equity Interests of the Company;

(w) other Investments; provided that, at the time each such Investment is purchased, made or otherwise acquired, (A) no Default shall have occurred and be continuing or would result therefrom and (B) the Leverage Ratio, determined on a pro forma basis in accordance with Section 1.04(b) as of the last day of the period of four consecutive fiscal quarters of the Company then most recently ended for which the financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, the most recent period of four consecutive fiscal quarters included in the pro forma financial statements referred to in Section 3.04(b) or Section 4.02(e), as applicable) shall be less than 2.75:1.00

SECTION 6.05. Asset Sales. None of the Company or any Subsidiary will sell, transfer, lease or otherwise dispose of (each, a “Disposition”) any asset, including any Equity Interest owned by it, nor will any Subsidiary issue any additional Equity Interest in such Subsidiary (other than to the Company or any Subsidiary in compliance with Section 6.04, directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law and, in the case of any non-wholly-owned Subsidiary, to any other investor on a ratable basis relative to its investment in such Subsidiary), except:

(a) Dispositions of inventory (including on an intercompany basis), used or surplus equipment in the ordinary course of business or cash or Permitted Investments;

(b) Dispositions to the Company or any Subsidiary; provided that any such Disposition by a Loan Party to a Subsidiary that is not a Loan Party shall, to the extent made for less than fair market value or for consideration other than cash (on customary payment terms) or assets useful in the business of the Company and its Subsidiaries (as reasonably determined by a Financial Officer of the Company), be made in compliance with Sections 6.04 and 6.09;

(c) Dispositions of accounts receivable in connection with the compromise, collection or settlement thereof in the ordinary course of business and not as part of any accounts receivables financing transaction;

(d) Dispositions of assets subject to any casualty or condemnation proceeding (including dispositions in lieu of condemnation);

(e) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property (including any exchange covered by Section 1031 of the Code or comparable provision of any foreign jurisdiction) or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property or other property useful in the business of the Company or its Subsidiaries;

(f) Investments permitted pursuant to Section 6.04, to the extent deemed to constitute or effected by means of Dispositions, mergers, amalgamations, consolidations or conveyances; Permitted Liens; and Restricted Payments permitted by Section 6.08;

(g) Dispositions of Investments in joint ventures or any Subsidiary that is not a wholly-owned Subsidiary to the extent required by, or made pursuant to, buy/sell arrangements between joint venture or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements;

(h) (i) Dispositions and/or terminations of leases, subleases, licenses or sublicenses, which (A) do not materially interfere with the business of the Company and its Subsidiaries, taken as a whole, or (B) relate to closed facilities or the discontinuation of any business unit, line of business, division or product line, (ii) the leasing, subleasing, licensing or sublicensing of property in the ordinary course of business, (iii) any expiration of any option agreement in respect of real or personal property, (iv) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort), in each case in the ordinary course of business and (v) Dispositions, abandonments, cancellations or lapses of intellectual property rights, or of issuances or registrations, or applications for issuances or registrations, of intellectual property rights, which, in the reasonable good faith determination of the Company, are not material to the conduct of the business of the Company or any Subsidiary, or are no longer economical to maintain in light of its use;

(i) Dispositions in connection with the Transactions;

(j) Dispositions of assets acquired in any acquisition permitted hereunder and Disposed of within 18 months of the date of such acquisition; provided that no Event of Default shall have occurred and be continuing on the date on which the definitive agreement governing the relevant Disposition is executed;

(k) terminations of Hedging Agreements;

(l) Dispositions of letters of credit and/or bank guarantees (and/or the rights thereunder) to banks or other financial institutions in the ordinary course of business in exchange for cash and/or Permitted Investments;

(m) any financing transaction permitted or not restricted by this Agreement with respect to property acquired, constructed, improved, repaired or replaced by the Company or any Subsidiary, including Sale/Leaseback Transactions permitted or not restricted by this Agreement;

(n) Dispositions of assets that are not permitted by any other clause of this Section; provided that (i) the aggregate fair value of all assets (as reasonably determined by a Financial Officer of the Company) Disposed of in reliance on this clause during any fiscal year of the Company shall not exceed 15% of Consolidated Total Assets as of the end of the immediately preceding fiscal year for which financial statements have been delivered pursuant to Section 5.01(a) (or, prior to the delivery of any such financial statements, the audited combined balance sheet referred to Section 3.04(a) or Section 4.02(e), as applicable) and (ii) all Dispositions made in reliance on this clause shall be made for fair value (as reasonably determined by a Financial Officer of the Company) and at least 75% cash consideration.

Notwithstanding the foregoing, other than Dispositions to the Company or a Subsidiary in compliance with Section 6.04, and other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable requirements of law, no such Disposition of any Equity Interests in any wholly-owned Subsidiary shall be permitted unless (i) such Equity Interests constitute all the Equity Interests in such Subsidiary held by the Company and the Subsidiaries or (ii) immediately after giving effect to such transaction, the Company and the Subsidiaries shall otherwise be in compliance with Section 6.04.

SECTION 6.06. Sale/Leaseback Transactions. None of the Company or any Subsidiary will enter into any Sale/Leaseback Transaction unless (a) the sale or transfer of the property thereunder is permitted under Section 6.05 (other than by reason of clause (m) thereof), (b) any Capital Lease Obligations arising in connection therewith are permitted under Section 6.01 and (c) any Liens arising in connection therewith (including Liens deemed to arise in connection with any such Capital Lease Obligations) are permitted under Section 6.02.

SECTION 6.07. Hedging Agreements. None of the Company or any Subsidiary will enter into any Hedging Agreement, except (a) Hedging Agreements entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual or potential exposure (other than in respect of Equity Interests or Indebtedness of the Company or any Subsidiary but including any currency Hedge Agreement designed to mitigate foreign currency exposure of the Company or any Subsidiary) and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness. (a) None of the Company or any Subsidiary will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that (i) the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests permitted hereunder, (ii) any Subsidiary may declare and pay dividends or make other distributions with respect to its capital stock, partnership or membership interests or other similar Equity Interests, or make other Restricted Payments in respect of its Equity Interests, in each case ratably to the holders of such Equity Interests, taking into account any preferences under the terms of different Equity Interests (or, if not ratably, on a basis more favorable to the Company and the Subsidiaries), (iii) the Company may repurchase Equity Interests upon the exercise of stock options if such Equity Interests represent a portion of the exercise price of such options, (iv) the Company may make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for capital stock in the Company, (v) the Company may make Restricted Payments (including payments pursuant to any note issued in exchange for the purchase, redemption, retirement, acquisition or exchange of any Equity Interests), not exceeding $5,000,000 in the aggregate for any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans or agreements for directors, officers, employees, members of management, managers or consultants of the Company and its Subsidiaries, (vi) the Company may pay the Effective Date Dividend and Effective Date Repayment, (vii) so long as no Default shall have occurred and be continuing at the time of the declaration of any dividend, distribution or other Restricted Payment, the Company may make Restricted Payments (in addition to those permitted under the preceding clauses (i) through (vi)) in an aggregate amount not greater than the sum of (x) 50% of any amount by which $450,000,000 exceeds the amount of the Effective Date Dividend plus (y) 50% of the aggregate Consolidated Net Income of the Company for the period (taken as a single accounting period) commencing with the first day of the fiscal quarter immediately following the fiscal quarter in which the Effective Date shall have occurred and ending on the last day of the most recent fiscal quarter for which financial statements of the Company shall have been delivered pursuant to Section 5.01(a) or (b) (the sum of the amounts referred to in this clause (y) and the preceding clause (x) being referred to as the “Restricted Payment Basket”) minus (z) the aggregate amount of the Restricted Payment Basket theretofore utilized under this clause (vii), clause (vi) of paragraph (b) of this Section and paragraphs (c), (d) and (e) of Section 6.04, (viii) so long as no Default shall have occurred and be continuing at the time of the declaration of any dividend, distribution or other Restricted Payment, the Company may make any Restricted Payment (in addition to those permitted under the preceding clauses (i) through (vii)) if after giving effect thereto and to any related incurrence of Indebtedness the Leverage Ratio, determined on a pro forma basis in accordance with Section 1.04(b) as of the last day of the period of four consecutive fiscal quarters of the Company then most recently ended for which the financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, the most recent period of four consecutive fiscal quarters included in the pro forma financial statements referred to in Section 3.04(b) or Section 4.02(e), as applicable) shall be less than 2.75:1.00, (ix) to the extent constituting a Restricted Payment and not resulting in the receipt by holders of the Company’s Equity Interests of consideration other than Equity Interests in any merged, amalgamated or consolidated entity, the consummation of any merger, amalgamation or consolidation permitted by Section 6.03 and (x) any Investment permitted by Section 6.04 (other than as a result of clause (g) thereof and other than any Investment in Equity Interests of the Company).

(b) None of the Company or any Subsidiary will make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Junior Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, defeasance, cancelation or termination of any Junior Indebtedness, except:

(i) (A) regularly scheduled interest and principal payments and payments of fees, expenses and indemnification obligations as and when due in respect of any Junior Indebtedness, other than payments in respect of Subordinated Indebtedness prohibited by the subordination provisions thereof and (B) payments in kind of interest on any Junior Indebtedness permitted under Section 6.01 and (C) payment of any “applicable high-yield discount obligation” catch –up payments;

(ii) refinancings of Junior Indebtedness with the proceeds of Indebtedness permitted under Section 6.01;

(iii) payments of secured Junior Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness in transactions permitted hereunder;

(iv) payments of or in respect of Junior Indebtedness made in exchange for, or out of the proceeds of issuances of, Equity Interests in the Company (other than Disqualified Equity Interests) including payments upon the conversion of any Junior Indebtedness to such Equity Interests;

(v) the Effective Date Repayment;

(vi) so long as no Default shall have occurred and be continuing at the time thereof, payments of secured Junior Indebtedness in an aggregate amount not greater than (A) the Restricted Payment Basket minus (B) the aggregate amount of the Restricted Payment Basket theretofore utilized under this clause (vi), clause (vii) of paragraph (a) of this Section 6.08 and paragraphs (c), (d) and (e) of Section 6.04; and

(vii) so long as no Default shall have occurred and be continuing at the time thereof, payments of or in respect of Junior Indebtedness (in addition to those permitted under the preceding clauses (i) through (vi)) if after giving effect thereto and to any related incurrence of Indebtedness the Leverage Ratio, determined on a pro forma basis in accordance with Section 1.04(b) as of the last day of the period of four consecutive fiscal quarters of the Company then most recently ended for which the financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, the most recent period of four consecutive fiscal quarters included in the pro forma financial statements referred to in Section 3.04(b) or Section 4.02(e), as applicable) shall be less than 2.75:1.00

SECTION 6.09. Transactions with Affiliates. None of the Company or any Subsidiary will sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are at prices and on terms and conditions not less favorable to the Company or such Subsidiary than those that would prevail in arm’s-length transactions with unrelated third parties (as determined in good faith by a Financial Officer of the Company), (b) transactions between or among the Company and its Subsidiaries otherwise permitted or not restricted under this Agreement, (c) any Restricted Payment permitted under Section 6.08, (d) issuances by the Company of Equity Interests, and receipt by the Company of capital contributions, (e) compensation and indemnification of, and other employment arrangements with, directors, officers, employees, members of management, managers and consultants of the Company or any Subsidiary entered in the ordinary course of business (including any collective bargaining agreements, employment agreements, severance agreements or compensatory (including profit sharing) arrangements, any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights, and transactions pursuant to any employee compensation, benefit plan, stock option plan or arrangement, any health, disability or similar insurance plan or any employment contract or arrangement), (f) the Spin-Off and the transactions relating thereto (including the entry into the Spin-Off Agreements), in each case substantially as described in the Form 10 and (g) any transaction or series of related transactions (i) as to which the Company’s good faith valuation is less than $5,000,000 or (ii) as to which the Company’s valuation is $5,000,000 or more if (A) such transaction or series of transactions is not among the Company and its Subsidiaries and has been approved by a majority of the disinterested directors of the Company or (B) the Company or any Subsidiary has received a report of an appropriate investment banking, accounting, valuation or similar firm stating that the transaction or series of transactions is on arm’s length terms or, if it is not among the Company and its Subsidiaries, otherwise fair to the Company).

SECTION 6.10. Restrictive Agreements. None of the Company or any Subsidiary will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its assets to secure any Secured Obligations or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Company or any Subsidiary or to Guarantee Indebtedness of the Company or any Subsidiary; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by any Loan Document, (B) restrictions and conditions existing on the Effective Date and identified on Schedule 6.10 (but shall apply to any amendment or modification expanding the scope of any such restriction or condition), (C) restrictions and conditions imposed by agreements relating to Indebtedness of any Subsidiary in existence at the time such Subsidiary became a Subsidiary and otherwise permitted by Section 6.01(a) (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), provided that such restrictions and conditions apply only to such Subsidiary, (D) restrictions and conditions imposed by agreements relating to Indebtedness of Subsidiaries that are not Subsidiary Loan Parties permitted under Section 6.01(a), provided that such restrictions and conditions apply only to such Subsidiaries, (E) provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis, (F) in the case of any non-wholly-owned Subsidiary, customary provisions in its organizational governance documents and other similar agreements that impose restrictions and conditions only on such Person and restrict the transfer of ownership interests in the relevant Person, (G) restrictions imposed by customary provisions to maintain cash or other deposits or minimum net worth imposed by any Person under any contract entered into in the ordinary course of business or for whose benefit such cash or other deposits or restrictions exist, (H) those arising pursuant to an agreement or instrument governing any Indebtedness permitted to be incurred after the Effective Date if such encumbrances or restrictions, taken as a whole, are not materially less favorable to the Lenders than the encumbrances and restrictions contained in this Agreement, taken as a whole (as reasonably determined in good faith by the Company); and (I) those arising under or as a result of applicable law, rule, regulation or order or the terms of any license, authorization, concession or permit provided by any Governmental Authority; (ii) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 6.01(a) if such restrictions or conditions apply only to the assets securing such Indebtedness or (B) customary provisions in leases and other agreements restricting the assignment thereof and (iii) clause (b) of the foregoing shall not apply to (A) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary, or a business unit, division, product line or line of business, that are applicable solely pending such sale, provided that such restrictions and conditions apply only to the Subsidiary, or the business unit, division, product line or line of business, that is to be sold and such sale is permitted hereunder.

SECTION 6.11. Interest Coverage Ratio. The Company will not permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters ending on the last day of any fiscal quarter to be less than 3.25 to 1.00.

SECTION 6.12. Leverage Ratio. The Company will not permit the Leverage Ratio as of the last day of any fiscal quarter to exceed 3.25 to 1.00.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay (i) any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, and such failure shall continue unremedied for a period of two Business Days, (ii) any payment of principal of a Swingline Loan when and as the same shall become due and payable, and such failure shall continue unremedied for a period of two Business Days after the Swingline Lender shall notify the Company that such amount is due and payable or (iii) any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) or (b)(i) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c) any representation, warranty or statement made or deemed made by or on behalf of the Company or any Subsidiary in any Loan Document or in any report, certificate, or other information required to be provided pursuant to or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made;

(d) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.02(a), 5.03 (with respect to the existence of any Borrower) or 5.09 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Company;

(f) the Company or any Subsidiary shall fail to make any payment (whether of principal, interest, termination payment or other payment obligation and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and beyond the grace period therefor; provided, that any failure under this clause (f) is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to this Article VII;

(g) any event or condition occurs that results in any Material Indebtedness becoming due or required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity (or, in the case of a Hedge Agreement, the involuntary termination thereof as the result of a default or similar event, however denominated, by the Company or its Subsidiaries), or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedging Agreement, the applicable counterparty, to cause such Material Indebtedness to become due, or require the prepayment, repurchase, redemption or defeasance thereof (or, in the case of a Hedge Agreement, the involuntary termination thereof as the result of a default or similar event, however denominated, by the Company or its Subsidiaries) prior to its scheduled maturity, in each of the foregoing cases, beyond the grace period therefor; provided that this clause (g) shall not apply to (i) any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness or (ii) any Indebtedness that becomes due as a result of a voluntary refinancing thereof permitted under Section 6.01; provided, further, that any such failure under this clause (g) is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to this Article VII;

(h) the Spin-Off shall not be consummated substantially concurrently with, or immediately following the Borrowings hereunder on the Effective Date and the making and payment of the Effective Date Repayment and Effective Date Dividend;

(i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(j) the Company or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of any proceeding or petition described in clause (i) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(k) the Company or any Material Subsidiary shall admit in writing its inability or fail generally to pay its debts as they become due;

(l) one or more final judgments for the payment of money in an aggregate amount in excess of $35,000,000 (other than any such judgment covered by insurance to the extent the insurer has been notified and liability therefor has not been denied by the insurer), shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged, unpaid, unvacated, unbonded or unstayed pending appeal for a period of 60 consecutive days during which execution shall not be effectively stayed, or, during such 60 day period, a judgment creditor shall legally take any action to sell material assets of the Company to collect any such judgment during such 60 day period;

(m) one or more ERISA Events shall have occurred that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(n) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected Lien on any material Collateral, with the priority required by the applicable Security Document, except as a result of (i) a sale or transfer of the applicable Collateral in a transaction permitted under the Loan Documents,

(ii) the release thereof as provided in the applicable Security Document or Section 9.14 or (ii) the Administrative Agent’s failure to maintain possession of any stock certificate, or other similar instrument delivered to it under the Collateral Agreement or the Administrative Agent’s Failure to file Uniform Commercial Code financing statements;

(o) any Guarantee purported to be created under any Loan Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, in full force and effect, except as a result of the consummation of any transaction permitted under this Agreement as a result of which such Loan Party ceases to be a Subsidiary or the release thereof as provided in the applicable Loan Document or Section 9.14; or

(p) a Change in Control shall occur;

then, and in every such event (other than an event with respect to any Borrower described in clause (i) or (j) of this Article), and at any time thereafter during the continuance of such event (but only if the Effective Date shall have occurred), the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers hereunder, shall become due and payable immediately, and (iii) require the deposit of cash collateral in respect of LC Exposure as provided in Section 2.05(i), in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in the case of any event with respect to any Borrower described in clause (i) or (j) of this Article, the Commitments shall automatically terminate (whether or not the Effective Date shall have occurred), the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers hereunder, shall immediately and automatically become due and payable and the deposit of such cash collateral in respect of LC Exposure shall immediately and automatically become due, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as administrative agent and collateral agent under the Loan Documents, and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders and the Issuing Banks hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties), (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company, any Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence or wilful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Company, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (a) any statement, warranty or representation made in or in connection with any Loan Document, (b) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (c) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (d) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (e) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by any Borrower or any Lender as a result of, any such determination of the Revolving Exposure, Designated Currency Revolving Exposure or the component amounts of any of the foregoing or of the Exchange Rate. The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Administrative Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents selected by it with commercially reasonable care.

Subject to the terms of this paragraph, the Administrative Agent may resign at any time from its capacity as such. In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders, the Issuing Banks and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right (with the consent of the Company, unless an Event of Default under paragraph (a), (b), (i) or (j) of Article VII shall have occurred and be continuing) to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks (with the consent of the Company, unless an Event of Default under paragraph (a), (b), (i) or (j) of Article VII shall have occurred and be continuing), appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrowers and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Company, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Collateral Agreement and other Security Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Loan Document Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition.

In furtherance of the foregoing and not in limitation thereof, no Hedging Agreement the obligations under which constitute Secured Obligations will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such Hedging Agreement shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(a)(iii), (iv), (v), (ix) or (x). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.16, 2.17 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03).

Notwithstanding anything herein to the contrary, neither the Arrangers nor any Person named on the cover page of this Agreement as a Syndication Agent or a Documentation Agent shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender or an Issuing Bank), but all such Persons shall have the benefit of the indemnities provided for hereunder.

The provisions of this Article are for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except to the extent of (i) the Borrowers’ rights to consent pursuant to and subject to the conditions set forth in this Article VIII, (ii) the “acting in concert” provisions set forth in the first sentence of the eighth paragraph of this Article VIII and (iii) the Lien Subordination provisions set forth herein, neither the Company nor any other Loan Party shall have any rights as a third party beneficiary of any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i) if to Company, to it at Knowles Corporation, 1151 Maplewood Drive, Itasca, IL 60143, Attention of Paul Dickinson (Fax No. (630) 250-1295), and if to any Borrowing Subsidiary, to it in care of the Company;

(ii) if to the Administrative Agent, (A) if such notice relates to a Loan or Borrowing denominated in dollars, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 500 Stanton Christiana Road, Floor 03, Ops 2, Newark, Delaware 19713, Attention of Neer Reibenbach (Fax No. (302) 634-3301; e-mail: neer.reibenbach@jpmorgan.com), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, New York, New York 10179, Attention of Ryan Thompson (Fax No. (917) 456-3361); or (B) if such notice relates to a Loan or Borrowing denominated in Euro, Pounds Sterling or any other Designated Currency, to J.P. Morgan Europe Limited, Loans Agency, 6th Floor, 25 Bank Street, Canary Wharf, London E145JP, United Kingdom Attention of: Hannah Langley (Fax No. 44 207 777 2360; e-mail: Loan_and_Agency_London@jpmorgan.com) with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, New York, NY 10179, Attention of Ryan Thompson (Fax No. (917) 456-3361) and;

(iii) if to any Issuing Bank, to it at its address (or fax number) most recently specified by it in a notice delivered to the Administrative Agent and the Company (whether to it or in its care) (or, in the absence of any such notice, to the address (or fax number) set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof);

(iv) if to the Swingline Lender, to it at JPMorgan Chase Bank, N.A., Wholesale Loan Operations, Floor 03, Ops 2, 500 Stanton Christiana Road, Newark, Delaware 19713, Attention of Neer Reibenbach (Fax No. (302) 634-3301; e-mail: neer.reibenbach@jpmorgan.com); and

(v) if to any other Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices delivered through electronic communications to the extent provided in paragraph (b) of this Section shall be effective as provided in such paragraph.

(b) Notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communications (including email and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender or Issuing Bank if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Any notices or other communications to the Administrative Agent or the Company (whether to it or in its care) may be delivered or furnished by electronic communications pursuant to procedures approved by the recipient thereof prior thereto; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other such Person.

(c) Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.

(d) The Borrowers agree that the Administrative Agent may, but shall not be obligated to, make any Communication by posting such Communication on Debt Domain, Intralinks, Syndtrak or a similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available”. Neither the Administrative Agent nor any its Related Parties warrants, or shall be deemed to warrant, the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Administrative Agent or any of its Related Parties in connection with the Communications or the Platform.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as provided in Sections 2.21, 2.22, 2.23, 2.24, 9.02(c) and 9.02(e), none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Company, the Administrative Agent and the Required Lenders and, (ii) in the case of any other Loan Document (other than any waiver, amendment or modification to effectuate any modification thereto expressly contemplated by the terms of such other Loan Document), pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that (i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Company and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, such amendment does not adversely affect the rights of any Lender and (ii) no such agreement shall (A) waive any condition set forth in Section 4.03 or 4.04 without the written consent of the Majority in Interest of the Revolving Lenders (it being understood and agreed that any amendment or waiver of, or any consent with respect to, any provision of this Agreement (other than any waiver expressly relating to Section 4.03 or 4.04) or any other Loan Document, including any amendment of any representation or warranty or affirmative or negative covenant set forth herein or in any other Loan Document or any waiver of a Default or an Event of Default, shall not be deemed to be a waiver of any condition set forth in Section 4.03 or 4.04), (B) increase the Commitment of any Lender without the written consent of such Lender, it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation or warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments or Additional Commitments shall constitute an increase of any Commitment or Additional

Commitment of such Lender, (C) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon or reduce any fees payable hereunder (in each case, other than to waive any Default or Event of Default (other than one resulting from a failure to make any payment) or any obligations of the Borrowers to pay interest at the default rate of interest under Section 2.13(d) or as a result of any change in the definition, or in any components thereof, of the term “Leverage Ratio”), without the written consent of each Lender affected thereby, (D) postpone the scheduled maturity date of any Loan or the date of any scheduled payment of the principal amount of any Term Loan under Section 2.10, or the required date of reimbursement of any LC Disbursement, or the expiration date of any Letter of Credit to a date fewer than five days prior to, or on or after, the Revolving Maturity Date (other than any Letter of Credit that has been cash collateralized or back-stopped by a letter of credit in a manner reasonably satisfactory to the relevant Issuing Bank), or any date for the payment of any interest or fees payable hereunder (in each case, other than any extension for administrative reasons reasonably agreed to by the Administrative Agent), or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (E) change Section 2.18(b) or 2.18(c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (F) change any of the provisions of this Section 9.02(a) or (b) or the percentage set forth in the definition of the term “Required Lenders” or the definition of Majority in Interest, without the written consent of each Lender (or each Lender of such Class, as the case may be); provided that, with the consent of the Required Lenders, the provisions of this Section and the definition of the term “Required Lenders” may be amended to include references to any new class of loans created under this Agreement (or to lenders extending such loans) on substantially the same basis as the corresponding references relating to the existing Classes of Loans or Lenders, (G) release substantially all of the value of the Guarantees provided by the Subsidiary Loan Parties (including, in each case, by limiting liability in respect thereof) created under the Collateral Agreement without the written consent of each Lender (except as expressly provided in Section 9.14 or the Collateral Agreement (including any such release by the Administrative Agent in connection with any sale or other disposition of any Subsidiary upon the exercise of remedies under the Security Documents), it being understood that an amendment or other modification of the type of obligations guaranteed under the Collateral Agreement shall not be deemed to be a release or limitation of any Guarantee), or (H) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender (except as expressly provided in Section 9.14 or the applicable Security Document (including any such release by the Administrative Agent in connection with any sale or other disposition of the Collateral upon the exercise of remedies under the Security Documents), it being understood that an amendment or other modification of the type of obligations secured by the Security Documents shall not be deemed to be a release of the Collateral from the Liens of the Security Documents), provided further that (1) no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent, any Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, and (2) any amendment, waiver or other modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Company and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of (x) any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (B), (C) or (D) of clause (ii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification or (y) in the case of any amendment, waiver or other modification referred to in clause (ii) of the first proviso of this paragraph, any Lender that receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification. Any amendment or modification effected in accordance with this paragraph will be binding on each Borrowing Subsidiary whether or not such Borrowing Subsidiary shall have consented thereto. Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Company (i) to add one or more additional credit facilities to this Agreement and to permit any extension of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the relevant benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority in Interest on substantially the same basis as the Lenders prior to such inclusion.

(c) Notwithstanding anything herein to the contrary, the Administrative Agent may, without the consent of any Secured Party, consent to a departure by any Loan Party from any covenant of such Loan Party set forth in this Agreement, the Collateral Agreement or in any other Security Document to the extent such departure is consistent with the authority of the Administrative Agent set forth in the definition of the term “Collateral and Guarantee Requirement”.

(d) The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section 9.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arrangers, the Syndication Agents and their Affiliates, including the reasonable fees, charges and disbursements of counsel for any of the foregoing (limited, in the case of preparation, negotiation, execution, delivery and administration of the Credit Agreement and the other Loan Documents, to a single counsel for the Administrative Agent, the Arrangers and their Affiliates and such local counsel (limited to a single counsel per jurisdiction) as the Administrative Agent shall deem advisable in connection with the creation and perfection of security interests in the Collateral on the Effective Date), in connection with the structuring, arrangement and syndication of the credit facilities provided for herein, including the preparation, negotiation, execution and delivery of the Commitment Letter and the Fee Letters, as well as the preparation, execution, delivery and administration of this Agreement, the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arrangers, any Issuing Bank or any Lender, including the fees, charges and disbursements of counsel for any of the foregoing, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers, the Syndication Agent, each Lender and Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of (w) one counsel to all Indemnitees taken as a whole, (x) solely in the case of any actual or potential conflict of interest, one additional counsel to all affected Indemnitees, taken as a whole, (y) if reasonably necessary, one local counsel in any relevant jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) to all Indemnitees, taken as a whole, and (z) solely in the case of any actual or potential conflict of interest, one additional local counsel to all affected Indemnitees, taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the structuring, arrangement and syndication of the credit facilities provided for herein, the execution and delivery of the Commitment Letter and the Fee Letters, this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Commitment Letter, the Fee Letters, the execution delivery and administration of this Agreement or the other Loan Documents of their obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property currently or formerly owned or operated by any Borrower or any Subsidiary, or any other Environmental Liability related in any way to any Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to the Commitment Letter, the Fee Letters, this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted (x) from the gross negligence or wilful misconduct of such Indemnitee or a breach of a material agreement in bad faith by such Indemnitee under any Loan Document or (y) from any dispute not involving an act or omission by, prior to the Effective Date, Dover or its Affiliates or, prior to and after the Effective Date, the Company or any of its Affiliates and solely among Indemnitees, other than any claims against the Administrative Agent, any Arranger or any Syndication Agent (or any of their Related Parties) solely in its capacity as such. All amounts due under this paragraph (b) shall be payable by one or more Borrowers within 30 days (x) after written demand therefor, in the case of any indemnification obligations and (y) in the case of reimbursement of costs and expenses, after receipt of an invoice setting forth such costs and expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request. This paragraph shall not apply with respect to Taxes, other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) To the extent that the Borrowers fail to pay any amount required to be paid by them under paragraph (a) or (b) of this Section to the Administrative Agent (or any sub-agent thereof), any Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing (and without limiting their obligation to do so), each Lender severally agrees promptly to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such sub-agent), such Issuing Bank or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), any Issuing Bank or the Swingline Lender in connection with such capacity; provided further that, with respect to such unpaid amounts owed to any Issuing Bank or the Swingline Lender in its capacity as such, or to any Related Party of any of the foregoing acting for any Issuing Bank or the Swingline Lender in connection with such capacity, only the Revolving Lenders shall be required to pay such unpaid amounts. For purposes of this Section, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures, unused Revolving Commitments and, except for purposes of the immediately preceding proviso, the outstanding Term Loans and unused Term Commitments, in each case, at the time (or most recently outstanding and in effect).

(d) To the fullest extent permitted by applicable law, no party hereto shall assert, or permit any of its Affiliates or Related Parties to assert, and each party hereto hereby waives, any claim against any other party hereto and its Related Parties (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided, that nothing in this paragraph shall affect the indemnification obligations of any Loan Party under paragraph (b) of this Section 9.03 in respect of any damages awarded against any Indemnitee.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) except as a result of any merger, consolidation or amalgamation permitted under Section 6.03, no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (solely to the extent expressly provided in paragraph (c) of this Section), the Arrangers, the Syndication Agent, the Documentation Agent and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the Related Parties of any of the Administrative Agent, the Arrangers, the Syndication Agent, the Documentation Agent, any Issuing Bank and any Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Company; provided that no consent of the Company shall be required (1) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, or (2) if an Event of Default has occurred and is continuing, for any other assignment; provided further that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund;

(C) each Issuing Bank, in the case of any assignment of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its LC Exposure; and

(D) the Swingline Lender, in the case of any assignment of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its Swingline Exposure.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consents.

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided that only one such processing and recordation fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(iv) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and records of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and, as to entries pertaining to it, any Issuing Bank or Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon receipt by the Administrative Agent of an Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and the processing and recordation fee referred to in this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto. Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

(c) (i) Any Lender may, without the consent of the Company, the Administrative Agent or any Issuing Bank, sell participations to one or more Eligible Assignees (“Participants”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and Loans of any Class); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Company, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly affects the Loans and Commitments in which such Participant has an interest that affects such Participant or requires the approval of all the Lenders. Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (x) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section and (y) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation than its participating Lender would have been entitled to receive. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such

Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Arrangers, the Syndication Agent, the Documentation Agent, any Issuing Bank, any Lender or any Affiliate of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Company (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank, or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(d) or 2.05(f). The provisions of Sections 2.15, 2.16, 2.17, 2.18(e) and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan

Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates under the Commitment Letter and any commitment advices submitted by them (but do not supersede any other provisions of the Commitment Letter or the Fee Letters (or any separate letter agreements with respect to fees payable to the Administrative Agent or any Issuing Bank) that do not by the terms of such documents terminate upon the effectiveness of this Agreement pursuant to the provisions of the Commitment Letter providing for the termination of such provisions to the extent covered hereby, all of which shall remain in full force and effect). Except as provided in Sections 4.01 and 4.02, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of all the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and Issuing Bank, and each Affiliate of any of the foregoing, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender or Issuing Bank, or by such an Affiliate, to or for the credit or the account of any Borrower against any of and all the obligations then due of the Borrowers now or hereafter existing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement and although such obligations of such Borrower are owed to a branch, office or Affiliate of such Lender or such Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender and Issuing Bank, and each Affiliate of any of the foregoing, under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank or Affiliate may have. Each Lender and Issuing Bank agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give notice shall not affect the validity of such setoff and application.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each Borrower hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement or any other Loan Document brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such New York State or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or any of its properties in the courts of any jurisdiction.

(c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties on a “need to know” basis solely in connection with the Transactions, including accountants, legal counsel and other agents and advisors, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential; provided that such Person shall be responsible for its Related Parties’ compliance with this Section 9.12, (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to the Company or any Subsidiary and its obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the applicable Person on a nonconfidential basis from a source other than the Company or a Subsidiary not known to be bound by any confidentiality agreement. For purposes of this Section, “Information” means all information received from any Borrower relating to the Company or any Subsidiary or their businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by such Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. It is agreed that, notwithstanding the restrictions of any prior confidentiality agreement binding on any Arranger or the Administrative Agent, such parties may disclose Information as provided in this Section 9.12

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. Release of Liens and Guarantees. A Subsidiary Loan Party (other than any Borrower) shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Subsidiary and upon the occurrence of the Termination Date; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. Upon any sale or other transfer by any Loan Party (other than to any Borrower or any Subsidiary Loan Party or any Subsidiary required to become a Subsidiary Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents shall be automatically released. In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

SECTION 9.15. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with such Act.

SECTION 9.16. No Fiduciary Relationship. Each Borrower, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, each Borrower, the Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Lenders, the Issuing Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and none of the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks or their Affiliates has any obligation to disclose any of such interests to the Company or any of its Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it or any of its Affiliates may have against the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.17. Non-Public Information. (a) Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by any Borrower or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender represents to each Borrower and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

(b) Each Borrower and each Lender acknowledges that, if information furnished by any Borrower pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through the Platform, (i) the Administrative Agent may post any information that any Borrower has indicated as containing MNPI solely on that portion of the Platform designated for Private Side Lender Representatives and (ii) if any Borrower has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, such information shall be posted solely on that portion of the Platform designated for Private Side Lender Representatives. Each Borrower, at the request of the Administrative Agent, agrees to specify whether any information furnished to the Administrative Agent pursuant to, or in connection with, the Agreement contains MNPI, and the Administrative Agent shall be entitled to rely on any such designation by the Company without liability or responsibility for the independent verification thereof. Notwithstanding the foregoing, but without limiting the provisions of the immediately preceding sentence, the Borrower shall be under no obligation to mark any information as suitable for Public Side Lender Representatives.

SECTION 9.18. Judgment Currency. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in dollars into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction dollars could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each party hereto in respect of any sum due to any other party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than dollars, be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase dollars with the Judgment Currency; if the amount of dollars so purchased is less than the sum originally due to the Applicable Creditor in dollars, such party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such deficiency. The obligations of the parties contained in this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.19. Excluded Swap Obligations. Notwithstanding any provision of this Agreement or any other Loan Document, no Guarantee by any Subsidiary Loan Party under any Loan Document shall include a Guarantee of any Secured Obligation that, as to such Subsidiary Loan Party, is an Excluded Swap Obligation, and no Collateral provided by any Subsidiary Loan Party shall secure any Secured Obligation that, as to such Subsidiary Loan Party, is an Excluded Swap Obligation. In the event that any payment is made pursuant to any Guarantee by, or any amount is realized from Collateral of, any Subsidiary Loan Party as to which any Secured Obligations are Excluded Swap Obligations, such payment or amount shall be applied to pay the Secured Obligations of such Loan Party as otherwise provided herein and in the other Loan Documents without giving effect to such Excluded Swap Obligations, and each reference in this Agreement or any other Loan Document to the ratable application of such amounts as among the Secured Obligations or any specified portion of the Secured Obligations that would otherwise include such Excluded Swap Obligations shall be deemed so to provide.

(a) Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time to enable each other Loan Party to honor all of its obligations under the Loan Documents in respect of Swap Obligations (subject to the limitations on its Guarantee under the Collateral Agreement). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until its Guarantee under the Collateral Agreement is released. Each Qualified ECP Guarantor intends that this Section shall constitute a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(b) The following terms shall for purposes of this Section have the meanings set forth below:

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S. C. § et seq.), as amended from time to time, and any successor statute.

“Excluded Swap Obligation” means, with respect to any Subsidiary Loan Party, any Swap Obligation if, and to the extent that, the Guarantee by such Subsidiary Loan Party of, or the grant by such Subsidiary Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the

Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor becomes effective with respect to such related Swap Obligation.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Subsidiary Loan Party that has total assets exceeding $10,000,000 or that otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder at the time such Swap Obligation is incurred (including as a result of the agreement in this Section or any other Guarantee or other support agreement in respect of the obligations of such Subsidiary Loan Party by another Person that constitutes an “eligible contract participant”).

SECTION 9.20. Conflicts. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event of any conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall govern and control.

SECTION 9.21. Pari Passu Intercreditor Agreements. (a) Each of the Lenders, the Issuing Banks and the other Secured Parties acknowledges that obligations of the Loan Parties under any Permitted Pari Passu Refinancing Securities may be secured by Liens on assets of the Loan Parties that constitute Collateral. Each of the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, (i) from time to time upon the request of the Company, in connection with the issuance of any Permitted Pari Passu Refinancing Securities, any Pari Passu Intercreditor Agreement (it being understood that the Administrative Agent is hereby authorized and directed to determine the terms and conditions of any such agreement as contemplated by the definition of the term “Pari Passu Intercreditor Agreement”), and (ii) any documents relating thereto.

(b) Each of the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably (i) consents to the treatment of Liens to be provided for under any Pari Passu Intercreditor Agreement, (ii) agrees that, upon the execution and delivery thereof, such Secured Party will be bound by the provisions of any Pari Passu Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of any Pari Passu Intercreditor Agreement, (iii) agrees that no Secured Party shall have any right of action whatsoever against the Administrative Agent as a result of any action taken by the Administrative Agent pursuant to this Section or in accordance with the terms of any Pari Passu Intercreditor Agreement and (iv) authorizes and directs the Administrative Agent to carry out the provisions and intent of each such document.

(c) Each of the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably further authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Pari Passu Intercreditor Agreement that the Borrower may from time to time request (i) to give effect to any issuance, amendment, extension, renewal, refinancing or replacement of any Permitted Pari Passu Refinancing Securities, (ii) to confirm for any party that such Pari Passu Intercreditor Agreement is effective and binding upon the Administrative Agent on behalf of the Secured Parties and (iii) to effect any other amendment, supplement or modification so long as the resulting agreement would constitute a Pari Passu Intercreditor Agreement if executed at such time as a new agreement.

(d) Each of the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably further authorizes and directs the Administrative Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Security Document to add or remove any legend that may be required pursuant to any Pari Passu Intercreditor Agreement.

(e) The Administrative Agent shall have the benefit of the provisions of Article VIII with respect to all actions taken by it pursuant to this Section or in accordance with the terms of any Pari Passu Intercreditor Agreement to the full extent thereof.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

KNOWLES CORPORATION,

by	/s/ Jeffrey S. Niew
	Name:	Jeffrey S. Niew
	Title:	President and Chief Executive Officer

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent,

by	/s/ Tina Ruyter
	Name:	Tina Ruyter
	Title:	Executive Director

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO

THE CREDIT AGREEMENT

OF KNOWLES CORPORATION

Name of Institution: HSBC Bank USA, N.A.

by	/s/ Fik Durmus
	Name:	Fik Durmus
	Title:	Senior Vice President

SIGNATURE PAGE TO

THE CREDIT AGREEMENT

OF KNOWLES CORPORATION

Name of Institution: Wells Fargo Bank, N.A.

by	/s/ Steve Buehler
	Name:	Steve Buehler
	Title:	Managing Director

SIGNATURE PAGE TO

THE CREDIT AGREEMENT

OF KNOWLES CORPORATION

Name of Institution: BANK OF AMERICA, N.A.

by	/s/ Jonathan M. Phillips
	Name:	Jonathan M. Phillips
	Title:	Senior Vice President

SIGNATURE PAGE TO

THE CREDIT AGREEMENT

OF KNOWLES CORPORATION

Name of Institution: U.S. BANK NATIONAL ASSOCIATION

by	/s/ Mary Ann Klemm
	Name:	Mary Ann Klemm
	Title:	Vice President

SIGNATURE PAGE TO

THE CREDIT AGREEMENT

OF KNOWLES CORPORATION

Name of Institution: PNC BANK, NATIONAL ASSOCIATION

by	/s/ Ryan T. Smith
	Name:	Ryan T. Smith
	Title:	Assistant Vice President

SIGNATURE PAGE TO

THE CREDIT AGREEMENT

OF KNOWLES CORPORATION

Name of Institution: SunTrust Bank

by	/s/ Johnetta Bush
	Name:	Johnetta Bush
	Title:	Vice President

SIGNATURE PAGE TO

THE CREDIT AGREEMENT

OF KNOWLES CORPORATION

Name of Institution: BMO HARRIS BANK N.A.

by	/s/ Jason Deegan
	Name:	Jason Deegan
	Title:	Vice President

SIGNATURE PAGE TO

THE CREDIT AGREEMENT

OF KNOWLES CORPORATION

Name of Institution: Union Bank, N.A.

by	/s/ Dana Philbin
	Name:	Dana Philbin
	Title:	Vice President

SIGNATURE PAGE TO

THE CREDIT AGREEMENT

OF KNOWLES CORPORATION

Name of Institution: BRANCH BANKING AND TRUST COMPANY

by	/s/ Kurt Anstaett
	Name:	Kurt Anstaett
	Title:	Senior Vice President

SIGNATURE PAGE TO

THE CREDIT AGREEMENT

OF KNOWLES CORPORATION

Name of Institution: GOLDMAN SACHS BANK USA

by	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Authorized Signatory

SIGNATURE PAGE TO

THE CREDIT AGREEMENT

OF KNOWLES CORPORATION

Name of Institution: ING Bank N.V., Dublin Branch

by	/s/ Maurice Kenny
	Name:	Maurice Kenny
	Title:	Director

            For any Lender requiring a second signature block:

by	/s/ Aidan Neill
	Name:	Aidan Neill
	Title:	Director

SIGNATURE PAGE TO

THE CREDIT AGREEMENT

OF KNOWLES CORPORATION

Name of Institution: THE NORTHERN TRUST COMPANY

by	/s/ Anne Nickel
	Name:	Anne Nickel
	Title:	Vice President

SIGNATURE PAGE TO

THE CREDIT AGREEMENT

OF KNOWLES CORPORATION

Name of Institution: SUMITOMO MITSUI BANKING CORPORATION

by	/s/ David W. Kee
	Name:	David W. Kee
	Title:	Managing Director

SCHEDULE 1.01

Existing Letters of Credit

None.

SCHEDULE 2.01

Commitments

Lender	Revolving	Term	Total
JPMorgan Chase Bank, N.A.	$22,000,000.00	$33,000,000.00	$55,000,000.00
HSBC Bank, National Association	$22,000,000.00	$33,000,000.00	$55,000,000.00
Wells Fargo Bank, National Association	$22,000,000.00	$33,000,000.00	$55,000,000.00
Bank of America, N.A.	$18,000,000.00	$27,000,000.00	$45,000,000.00
U.S. Bank National Association	$18,000,000.00	$27,000,000.00	$45,000,000.00
PNC Bank, National Association	$15,000,000.00	$22,500,000.00	$37,500,000.00
SunTrust Bank	$15,000,000.00	$22,500,000.00	$37,500,000.00
BMO Harris Bank, N.A.	$13,000,000.00	$19,500,000.00	$32,500,000.00
Union Bank, N.A.	$13,000,000.00	$19,500,000.00	$32,500,000.00
Branch Banking & Trust Company	$10,000,000.00	$15,000,000.00	$25,000,000.00
Goldman Sachs Bank USA	$8,000,000.00	$12,000,000.00	$20,000,000.00
ING Bank N.V. Dublin Branch	$8,000,000.00	$12,000,000.00	$20,000,000.00
The Northern Trust Company	$8,000,000.00	$12,000,000.00	$20,000,000.00
Sumitomo Mitsui Banking Corporation	$8,000,000.00	$12,000,000.00	$20,000,000.00

Total Commitments	$200,000,000.00	$300,000,000.00	$500,000,000.00

SCHEDULE 3.11

Subsidiaries and Joint Ventures

Issuer	Jurisdiction of Organization	Registered Owner	Percentage of Equity Interests
Knowles Capital Holdings, Inc.*	Delaware	Knowles Corporation	100%
Voltronics, LLC	Delaware	Knowles Corporation	100%
Knowles Finance Corporation*	Delaware	Knowles Corporation	100%
Vectron International, Inc.*	Delaware	Knowles Capital Holdings, Inc.	100%
Dielectric Laboratories, Inc.	Delaware	Knowles Capital Holdings, Inc.	100%
Novacap, LLC	Delaware	Knowles Capital Holdings, Inc.	100%
Knowles Electronics Holdings, Inc.*	Delaware	Vectron International, Inc.	100%
Vectron International, Ltd.**	Canada	Vectron International, Inc.	100%
Knowles Capital Formation, Inc.	Delaware	Knowles Electronics Holdings, Inc.	100%
Knowles Intermediate Holding, Inc.*	Delaware	Knowles Electronics Holdings, Inc.	100%
Knowles Electronics, LLC*	Delaware	Knowles Electronics Holdings, Inc.	100%
Knowles Electronics Sales Corp.	Delaware	Knowles Intermediate Holding, Inc.	100%
Knowles Electronics Singapore Pte Ltd	Singapore	Knowles Intermediate Holding, Inc.	100%
Knowles Electronics Denmark ApS	Denmark	Knowles Electronics Sales Corp.	100%
Knowles Luxembourg Sarl	Luxembourg	Knowles Capital Holdings, Inc.	23%
Knowles Luxembourg Sarl	Luxembourg	Knowles Intermediate Holding, Inc.	77%
Knowles Europe	U.K.	Knowles Luxembourg Sarl	100%
Knows Luxembourg Services Sarl	Luxembourg	Knowles Luxembourg Sarl	100%
Dover Holdings Austria GmbH****	Austria	Knows Luxembourg Services Sarl	100%
Knowles Electronics Austria GmbH**	Austria	Dover Holdings Austria GmbH	100%
Dover Luxembourg International Sarl***	Luxembourg	Knowles Luxembourg Sarl	100%
Knowles IPC (M) Sdn Bhd**	Malaysia	Knowles Luxembourg International Sarl	100%
Knowles Electronics Taiwan Ltd.**	Taiwan	Knowles Luxembourg International Sarl	100%
Knowles Electronics Malaysia Sdn Bhd	Malaysia	Knowles IPC (M) Sdn Bhd	100%
Knowles Electronics Japan KK	Japan	Knowles IPC (M) Sdn Bhd	100%
Knowles Electronics Asia Pte. Ltd.	Singapore	Knowles IPC (M) Sdn Bhd	100%

*	Material Subsidiary and Designated Subsidiary
**	Material Subsidiary
***	Dover Luxembourg International Sarl will be changing its name to Knowles Luxembourg International Sarl
****	Dover Holdings Austria will be changing its name to Knowles Holdings Austria GmbH

Knowles GmbH	Switzerland	Knowles Electronics Singapore Pte Ltd	100%
Knowles Electronics (Weifang) Inc.	China	Knowles Electronics Singapore Pte Ltd	100%
Knowles Electronics (Beijing) Co. Ltd.**	China	Knowles Electronics Singapore Pte Ltd	100%
Knowles Electronics (Suzhou) Co. Ltd**	China	Knowles Electronics Singapore Pte Ltd	100%
Knowles Electronics (Philippines) Corp	Philippines	Knowles Electronics Singapore Pte Ltd	100%
Knowles Luxembourg Finance Sarl	Luxembourg	Knowles Electronics Singapore Pte Ltd	100%
Syfer Technology Ltd.	U.K.	Knowles Luxembourg Finance Sarl	100%
Vectron Int’l GmbH	Germany	Knowles Electronics Singapore Pte Ltd	100%

SCHEDULE 6.01

Existing Indebtedness

1.	GBP 500,000 Syfer Technology Ltd. bank guarantee with RBS in favor of UK tax authority.

2.	SGD 330,000 Knowles Electronics Singapore Pte. Ltd. bank guarantee with Deutsche Bank in favor of Singapore tax authority.

3.	MYR 180,000 Knowles Electronics (Malaysia) Sdn Bhd bank guarantee with Citibank in favor of Tenaga Nasional Berhad.

4.	MYR 1,160,000 Knowles Electronics (Malaysia) Sdn Bhd bank guarantee with Citibank in favor of Tenaga Nasional Berhad.

5.	Knowles Electronics Malaysia Sdn Bhd bank guarantee facility in an amount up to RM 2,000,000 and FX facility in any amount up to $10,200,000 with Citibank.

6.	Knowles IPC (M) Sdn Bhd guarantee facility in an amount up to RM 2,000,000 and FC facility in any amount up to $10,200,000 with Citibank.

7.	Knowles Electronics Austria Gmbh capital lease obligation as of December 31, 2013 in the amount of EUR 1,163,089 (underlying asset value of EUR 2,462,415).

SCHEDULE 6.02

Existing Liens

1.	UCC-1 Financing Statement against Knowles Electronics, LLC in favor of JPMorgan Chase Bank, as Collateral Agent (initial filing number 4101379)

SCHEDULE 6.04

Existing Investments

1.	Vectron International Gmbh equity investment in Simek Gmbh (investment was on the December 31, 2013 balance sheet the amount of EUR 2,632).

2.	Knowles Electronics LLC equity investment in SiTime Corporation (with investment value on December 31, 2013 balance sheet the amount of $5,125,000).

SCHEDULE 6.10

Existing Restrictions

None.

EXHIBIT A

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below as amended, restated, amended and restated, supplemented or otherwise modified, (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (a) the interest in and to all the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, any Letters of Credit and Swingline Loans included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is [a Lender] [an Affiliate/Approved Fund of [Identify Lender]]][1]

3.	Borrowers: Knowles Corporation, and the Borrowing Subsidiaries (as defined in the Credit Agreement)

[1]	Select as applicable.

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as the Administrative Agent under the Credit Agreement

5.	Credit Agreement: The Credit Agreement dated as of January 27, 2014, among Knowles Corporation, the Borrowing Subsidiaries party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

6.	Assigned Interest:[2]

Facility Assigned	Aggregate Amount of Commitments/Loans of the applicable Class of all Lenders	Amount of the Commitments/Loans of the applicable Class Assigned	Percentage Assigned of Aggregate Amount of Commitments/Loans of the applicable Class of all Lenders[3]

Tranche A Term Loans	$	$		%
Revolving Commitments/Revolving Loans[4]	$	$		%
[ ][5]	$	$		%

Effective Date:                 , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

The Assignee, if not already a Lender, agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI about Knowles Corporation and its subsidiaries and their securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

[2]	Must comply with the minimum assignment amounts set forth in Section 9.04(b)(ii)(A) of the Credit Agreement, to the extent such minimum assignment amounts are applicable.
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitments/Loans of all Tranche A Term Lenders, Revolving Lenders or Incremental Term Lenders of any Series, as applicable.
[4]	Set forth Dollar Equivalent of all Revolving Loans
[5]	In the event Incremental Term Loans of any Class are established under Section 2.21 of the Credit Agreement or any new Class of Loans or Commitments is established pursuant to Section 2.22 or Section 2.24 of the Credit Agreement, refer to the Class of such Loans assigned.

The terms set forth above are hereby agreed to:	[Consented to and][7] Accepted:

, as Assignor,	JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by	by
Name:	Name:
Title:	Title:

, as Assignee,[6]

Consented to:

by	[KNOWLES CORPORATION,
Name:
Title:	by
Name:
Title:][8]

[JPMORGAN CHASE BANK, N.A., as the Swingline Lender,

by
Name:
Title:] 9

[NAME OF EACH ISSUING BANK,

by
Name:
Title:] [10]

[6]	The Assignee must deliver to the Borrower all applicable Tax forms required to be delivered by it under Section 2.17(f) of the Credit Agreement.
[7]	No consent of the Administrative Agent is required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.
[8]	No consent of the Company is required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or, if an Event of Default has occurred and is continuing, for any other assignment.
[9]	Required in the case of any assignment of all or any portion of a Revolving Commitment or any Lender’s obligation in respect of its Swingline Exposure.
[10]	Required in the case of any assignment of all or any portion of a Revolving Commitment or any Lender’s obligation in respect of its LC Exposure. Prepare a separate signature block for each Issuing Bank.

ANNEX 1 TO

ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, other than statements made by it herein, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company or any of the Subsidiaries or any other Affiliate of the Company or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of the Subsidiaries or any other Affiliate of the Company or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption, to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof (or, prior to the first such delivery, the financial statements referred to in Section 3.04 (b) or Section 4.02(e), as applicable, thereof), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) if it is a Lender that is a U.S. Person, attached hereto is an executed original of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax and (vi) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including Section 2.17(f) thereof), duly completed and executed by the Assignee, and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Assignment and

Assumption by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

EXHIBIT B

[FORM OF] BORROWING REQUEST

[For Borrowings denominated in dollars]

JPMorgan Chase Bank, N.A.

as Administrative Agent

Loan and Agency Services Group

500 Stanton Christiana Road, Floor 03, Ops 2

Newark, DE 19713

Attention: Neer Reibenbach

Fax: (302) 654-3301

Email: neer.reibenbach@jpmorgan.com

[For Borrowings denominated in any Designated Currency]

J.P. Morgan Europe Limited Loans

Agency, 6th Floor

25 Bank Street

Canary Wharf, London E145JP

United Kingdom

Attention: Hannah Langley

Fax: 44 207 777 2360

Email: Loanand-Agency-London @jpmorgan.com

Copy to:

JPMorgan Chase Bank, N.A.

as Administrative Agent

383 Madison Avenue

New York, NY 10179

Attention: [            ]

Fax: (212) 270-[    ]

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of January 27, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified, the “Credit Agreement”), among Knowles Corporation, a Delaware corporation (the “Company”), the Borrowing Subsidiaries party thereto (each, a “Borrowing Subsidiary”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

This notice constitutes a Borrowing Request and the [Company]/[undersigned Borrowing Subsidiary] hereby gives you notice, pursuant to Section [2.03] [2.04] of the Credit Agreement, that it requests a Borrowing under the Credit Agreement, and in connection therewith specifies the following information with respect to such Borrowing:

(A)	Borrower:

(B)	Class of Borrowing:[11]

(C)	Currency of Borrowing:[12]

(D)	Aggregate principal amount of Borrowing :[13] $

(E)	Date of Borrowing (which is a Business Day):

(F)	Type of Borrowing:[14]

(G)	Interest Period and the last day thereof:[15]

(H)	Location and number of the Applicable Funding Account to which proceeds of the requested Borrowing are to be disbursed: [Name of Bank] (Account No.: )

[Issuing Bank to which proceeds of the requested Borrowing are to be disbursed: ][16]

The Borrower hereby certifies that the conditions specified in paragraphs (a) and (b) of Section 4.03 of the Credit Agreement have been satisfied and that, after giving effect to the Borrowing requested hereby, the Aggregate Revolving Exposure and the Aggregate Designated Currency Revolving Exposure (or, in each case any component thereof) shall not exceed the applicable maximum amount thereof (or, in each case the maximum amount of any such component) specified in Section 2.01 (b) or 2.04(a) of the Credit Agreement.

[11]	Specify Tranche A Term Borrowing, Revolving Borrowing, Swingline Borrowing, Incremental Term Borrowing of any Series or, if any new Class of Commitments is established under Section 2.22 or 2.24, a Borrowing of such Class.
[12]	If no election as to the currency is specified, the such Borrowing shall be in dollars.
[13]	Must comply with Sections 2.01, 2.02(c) and 2.04(a) of the Credit Agreement.
[14]	Specify ABR Borrowing, LIBOR Borrowing or EURIBOR Borrowing (LIBOR and EURIBOR not available for Swingline Borrowings). If no election as to the Type of Borrowing is specified, then if the specified currency of such Borrowing is (a) dollars, then the requested Borrowing shall be a LIBOR Borrowing with an Interest Period of 1 month, (b) Euro, then the requested Borrowing shall be a EURIBOR Borrowing and (c) Pounds Sterling or any other Designated Currency, then the requested Borrowing shall be a LIBOR Borrowing.
[15]	Applicable to LIBOR and EURIBOR Borrowings only. Shall be subject to the definition of “Interest Period” and can be a period of one, two, three or six months. If no Interest Period is specified, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. May not end after the applicable Maturity Date.
[16]	Specify only in the case of an ABR Revolving Borrowing or Swingline Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f) of the Credit Agreement.

Very truly yours,

[KNOWLES CORPORATION]/[BORROWING SUBSIDIARY]

By:
Name:
Title:

EXHIBIT C-1

[FORM OF] BORROWING SUBSIDIARY AGREEMENT dated as of [    ] (this “Agreement”), among KNOWLES CORPORATION, a Delaware corporation (“the Company”), [            ], a [            ] (the “New Borrowing Subsidiary”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

Reference is made to the Credit Agreement dated as of January 27, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Borrowing Subsidiaries party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Under the Credit Agreement, the Lenders and Issuing Banks have agreed, upon the terms and subject to the conditions therein set forth, to make Loans and to issue Letters of Credit to the Borrowing Subsidiaries. The Company and the New Borrowing Subsidiary desire that the New Borrowing Subsidiary become a Borrowing Subsidiary under the Credit Agreement pursuant to Section 2.23 thereof. The Company and the New Borrowing Subsidiary represent that the New Borrowing Subsidiary is a wholly owned Subsidiary of the Company organized under the laws of [            ] as a [        ]. The Company agrees that the Guarantees of the Company and the other Guarantors contained in the Collateral Agreement will apply to the Obligations of the New Borrowing Subsidiary. Upon execution of this Agreement by each of the Company, the New Borrowing Subsidiary and the Administrative Agent, and unless any Revolving Lender informs the Administrative Agent in accordance with Section 2.23 of the Credit Agreement that it is unlawful for such Revolving Lender to extend credit to such Subsidiary, the New Borrowing Subsidiary shall be a party to the Credit Agreement and shall constitute a “Borrowing Subsidiary” for all purposes thereof, and the New Borrowing Subsidiary hereby agrees to be bound by all provisions of the Credit Agreement.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first appearing above.

KNOWLES CORPORATION,

By
Name:
Title:

[NAME OF NEW BORROWING SUBSIDIARY],

By
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

By
Name:
Title:

[SIGNATURE PAGE TO BORROWING SUBSIDIARY AGREEMENT]

EXHIBIT C-2

[FORM OF] BORROWING SUBSIDIARY TERMINATION

JPMorgan Chase Bank, N.A.,

as Administrative Agent

for the Lenders referred to below

c/o JPMorgan Chase Bank, N.A.,

Loan and Agency Services Group

500 Stanton Christiana Road, Floor 03, Ops 2

Newark, DE 19713

Attention: Neer Reibenbach

Fax: (302) 634-3301

Email: neer.reibenbach@jpmorgan.com

[Date]

Ladies and Gentlemen:

The undersigned, Knowles Corporation (“the Company”), refers to the Credit Agreement dated as of January 27, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Borrowing Subsidiaries party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The Company hereby terminates the status of [            ] (the “Terminated Borrowing Subsidiary”) as a Borrowing Subsidiary under the Credit Agreement. The Company represents and warrants that no Loans made to, or Letters of Credit issued for the account of, the Terminated Borrowing Subsidiary are outstanding as of the date hereof and that all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees on or in respect of Loans and Letters of Credit (and, to the extent notified by the Administrative Agent, any Issuing Bank or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement have been paid in full on or prior to the date hereof.

Very truly yours,
KNOWLES CORPORATION,

By
Name:
Title:

EXHIBIT D

[FORM OF GUARANTEE AND COLLATERAL AGREEMENT]

GUARANTEE AND COLLATERAL AGREEMENT

dated as of

[            ], 2014,

among

KNOWLES CORPORATION,

THE SUBSIDIARIES OF

KNOWLES CORPORATION IDENTIFIED HEREIN

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Schedules

Schedule I	Subsidiary Loan Parties
Schedule II	Pledged Equity Interests

Exhibits

Exhibit I Form of Supplement

GUARANTEE AND COLLATERAL AGREEMENT dated as of [            ], 2014 (this “Agreement”), among Knowles Corporation, a Delaware corporation (the “Company”), the Subsidiaries from time to time party hereto and JPMorgan Chase Bank, N.A. (“JPMCB”), as Administrative Agent.

Reference is made to the Credit Agreement dated as of [            ], 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Borrowing Subsidiaries from time to time party thereto (together with the Company, the “Borrowers”), the Lenders and Issuing Banks from time to time party thereto and JPMCB, as Administrative Agent. The Lenders and Issuing Banks have agreed to extend credit to the Company and the Borrowing Subsidiaries on the terms and subject to the conditions set forth in the Credit Agreement. The obligations of the Lenders and the Issuing Banks to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. The Subsidiary Loan Parties are Affiliates of the Company and the Borrowing Subsidiaries, will derive substantial benefits from the extension of credit to the Company and the Borrowing Subsidiaries pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders and the Issuing Banks to extend such credit. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. (a) Each capitalized term used but not defined herein and defined in the Credit Agreement shall have the meaning specified in the Credit Agreement. Each other term used but not defined herein that is defined in the New York UCC (as defined herein) shall have the meaning specified in the New York UCC. The term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b) The rules of construction specified in Sections 1.03, 1.05, 1.08 and 1.09 of the Credit Agreement also apply to this Agreement, mutatis mutandis.

SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Agreement” has the meaning assigned to such term in the Preamble hereto.

“Borrowers” has the meaning assigned to such term in the Recitals hereto.

“Cash Management Services” means any treasury, depository and cash management services, check drawing and automated payment services (including depository, overdraft, controlled disbursement, automated clearing house transactions, return items, interstate depository network services, Society for Worldwide Interbank Financial Telecommunications transfers, cash pooling and operational foreign exchange management), current account facilities, employee or commercial credit card programs, stored value cards or purchasing cards and, in each case, similar arrangements and otherwise in connection with cash management and obligations owed in respect of dealer incentive, supply chain finance or similar programs in the ordinary course of business.

“Claiming Party” has the meaning assigned to such term in Section 5.02.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) and any rule, regulation, or order promulgated thereunder.

“Company” has the meaning assigned to such term in the Preamble hereof.

“Credit Agreement” has the meaning assigned to such term in the Recitals hereto.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission

(or the application or official interpretation of any thereof) including by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation.

“Federal Securities Laws” has the meaning assigned to such term in Section 4.03.

“Grantors” means, collectively, the Company and each Subsidiary Loan Party.

“Guarantors” means, collectively, the Company (except with respect to obligations of the Company) and each Subsidiary Loan Party (except, in the case of any Subsidiary Loan Party that is a Borrowing Subsidiary, with respect to the obligations of such Subsidiary Loan Party).

“Indemnified Amount” has the meaning assigned to such term in Section 5.02.

“JPMCB” has the meaning assigned to such term in the Preamble hereof.

“Loan Document Obligations” means, collectively, (a) the due and punctual payment by the Borrowers of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrowers under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations of the Borrowers under the Credit Agreement and each of the other Loan Documents (including obligations to pay fees, expense reimbursement and indemnification obligations), whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrowers under or pursuant to the Credit Agreement and each of the other Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Perfection Certificate” means the Perfection Certificate dated the Effective Date delivered by the Company to the Administrative Agent pursuant to Section 4.02(i) of the Credit Agreement.

“Pledged Collateral” has the meaning assigned to such term in Section 3.01.

“Pledged Equity Interests” has the meaning assigned to such term in Section 3.01.

“Pledged Securities” means any stock certificates, unit certificates, limited liability membership interest certificates and other certificated securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other Person that constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by guaranteeing or entering into a keepwell in respect of obligations of such other person under Section la(18)(A)(v)(II) of the Commodity Exchange Act.

“Secured Ancillary Facility Obligations” means the due and punctual payment and performance of any and all obligations of the Company, each Borrowing Subsidiary and each other Subsidiary (whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) arising in respect of any letter of credit, suretyship, guarantee and/or bonding facility or similar instruments supporting obligations of the Company and the Subsidiaries for customs duties and other payment obligations incurred in the ordinary course of business and not constituting Indebtedness that (a) are owed to the Administrative Agent, a Lender, an Arranger or an Affiliate of any of the foregoing, or to any Person that, at the time such obligations were incurred, was the Administrative Agent, a Lender, an Arranger or an Affiliate of any of the foregoing or (b) were owed on the Closing Date to a Person that was a Lender or an Affiliate of a Lender as of the Closing Date, except to the extent the agreement in respect of any such obligations provides that they will not constitute Secured Ancillary Facility Obligations hereunder.

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“Secured Cash Management Obligations” means the due and punctual payment and performance of any and all obligations of the Company, each Borrowing Subsidiary and each other Subsidiary (however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) arising in respect of Cash Management Services that (a) are owed to the Administrative Agent, a Lender, an Arranger or an Affiliate of any of the foregoing, or to any Person that, at the time such obligations were incurred, was the Administrative Agent, a Lender, an Arranger or an Affiliate of any of the foregoing or (b) were owed on the Closing Date to a Person that was a Lender or an Affiliate of a Lender as of the Closing Date, except to the extent the agreement in respect of any such obligations provides that they will not constitute Secured Cash Management Obligations hereunder.

“Secured Hedge Obligations” means the due and punctual payment and performance of any and all obligations of the Company, each Borrowing Subsidiary and each other Subsidiary arising under each Hedging Agreement (a) with a counterparty that is the Administrative Agent, an Arranger, a Lender or an Affiliate of any of the foregoing, or with any Person that, at the time such Hedging Agreement was entered into, was the Administrative Agent, an Arranger, a Lender or an Affiliate of any of the foregoing or (b) was in effect on the Closing Date with a counterparty that was a Lender or an Affiliate of a Lender as of the Closing Date; provided, however, the term “Secured Hedge Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support) any Excluded Swap Obligations of such Guarantor, except to the extent the Hedging Agreement in respect of such any such obligations provides that they will not constitute Secured Hedge Obligations hereunder.

“Secured Obligations” means, collectively, (a) all the Loan Document Obligations, (b) all the Secured Cash Management Obligations, (c) all the Secured Ancillary Facility Obligations and (d) all the Secured Hedge Obligations; provided, however, that the term “Secured Obligations” shall exclude all Excluded Swap Obligations.

“Secured Parties” means, collectively, (a) the Lenders, (b) the Administrative Agent and the Arrangers, (c) each Issuing Bank, (d) each provider of Cash Management Services the obligations under which constitute Secured Cash Management Obligations, (e) each counterparty to any Hedging Agreement the obligations under which constitute Secured Hedge Obligations, (f) each Person providing bank guarantees or other undertakings the obligations of the Company and its Subsidiaries arising out of which constitute Secured Ancillary Facility Obligations, (g) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (h) the successors and permitted assigns of each of the foregoing.

“Subsidiary Loan Parties” means, collectively, (a) the Subsidiaries identified on Schedule I and (b) each other Subsidiary that becomes a party to this Agreement after the date hereof.

“Supplement” means an instrument substantially in the form of Exhibit I hereto, or any other form approved by the Administrative Agent and the Company, and in each case reasonably satisfactory to the Administrative Agent.

“Supplemental Perfection Certificate” means each supplemental Perfection Certificate delivered by the Company pursuant to Section 5.01(d) of the Credit Agreement.

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

ARTICLE II

Guarantee

SECTION 2.01. Guarantee. Each Guarantor irrevocably and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the full and punctual payment and performance, when due, of the Secured Obligations. Each Guarantor further agrees that the Secured Obligations may be extended or renewed, in whole or in part, or amended or modified, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any extension, renewal, amendment or modification

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of any Secured Obligation. Each Guarantor waives presentment to, demand of payment from and protest to the Company, any Borrowing Subsidiary or any other Loan Party or Person of any of the Secured Obligations, and also waives notice of acceptance of its guarantee hereunder and notice of protest for nonpayment.

SECTION 2.02. Guarantee of Payment; Continuing Guarantee. Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy, insolvency, receivership or other similar proceeding shall have stayed the accrual or collection of any of the Secured Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of the Secured Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Company, any Borrowing Subsidiary, any other Loan Party or any other Person. Each Guarantor agrees that its guarantee hereunder is continuing in nature and applies to all Secured Obligations, whether currently existing or hereafter incurred.

SECTION 2.03. No Limitations. (a) Except for the termination or release of a Guarantor’s obligations hereunder as expressly provided in Section 6.12, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Secured Obligations, any impossibility in the performance of the Secured Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the release of, or any impairment of or failure to perfect any Lien on or security interest in, any security held by the Administrative Agent or any other Secured Party for any of the Secured Obligations; (iv) any default, failure or delay, wilful or otherwise, in the performance of any of the Secured Obligations; or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than, subject to Section 2.04, the payment in full in cash of all the Secured Obligations to the extent necessary to cause the Termination Date to occur). Each Guarantor expressly authorizes the Secured Parties to take and hold security for the payment and performance of the Secured Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Secured Obligations, all without affecting the obligations of any Guarantor hereunder.

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(b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of the Company, any Borrowing Subsidiary or any other Loan Party or the unenforceability of the Secured Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Company, any Borrowing Subsidiary or any other Loan Party, other than, subject to Section 2.04, the payment in full in cash of all the Secured Obligations to the extent necessary to cause the Termination Date to occur. The Administrative Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Secured Obligations, make any other accommodation with the Company, any Borrowing Subsidiary or any other Loan Party or exercise any other right or remedy available to them against the Company, any Borrowing Subsidiary or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent, subject to Section 2.04, the Secured Obligations have been paid in full in cash to the extent necessary to cause the Termination Date to occur. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Company, any Borrowing Subsidiary or any other Loan Party, as the case may be, or any security.

SECTION 2.04. Reinstatement. Each Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Secured Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy, insolvency, dissolution, liquidation or reorganization of the Company, any Borrowing Subsidiary or any other Loan Party or otherwise.

SECTION 2.05. Agreement to Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company, any Borrowing Subsidiary or any other Loan Party to pay any Secured Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Secured Obligation. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against the Company, any Borrowing Subsidiary or any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article V.

SECTION 2.06. Information. Each Guarantor (a) assumes all responsibility for being and keeping itself informed of the Company’s, each Borrowing Subsidiary’s and each other Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Secured Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and (b) agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 2.07. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such

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funds or other support as may be needed from time to time by each other Guarantor that would otherwise not be an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 2.07 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.07 or otherwise under this Agreement voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 2.07 shall remain in full force and effect until, subject to Section 2.04, the payment in full in cash of all the Secured Obligations to the extent necessary to cause the Termination Date to occur. Each Qualified ECP Guarantor intends that this Section 2.07 constitute, and this Section 2.07 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section la(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE III

Pledge of Securities

SECTION 3.01. Pledge. As security for the payment and performance in full of the Secured Obligations, each Grantor hereby assigns, pledges and grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in all such Grantor’s right, title and interest in, to and under: (a)(i) the Equity Interests now or at any time hereafter owned by or on behalf of such Grantor, including those set forth opposite the name of such Grantor on Schedule II and (ii) all certificates and other instruments representing all such Equity Interests (the items referred to in (i) and (ii) being collectively called the “Pledged Equity Interests”); provided that (A) the Grantors shall not be required to pledge voting Equity Interests in any first-tier CFC in excess of the amount of such Equity Interests constituting 65% of the total combined voting power of all classes of Equity Interests entitled to vote, and (B) no Subsidiary shall be required to pledge any Equity Interests (or any other assets) owned by a CFC; (b) all other property of such Grantor that may be delivered to and held by the Administrative Agent pursuant to the terms of this Section 3.01 or Section 3.02; (c) subject to Section 3.05, all payments of dividends or other distributions, whether paid or payable in cash, instruments or other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the Pledged Equity Interests; (d) subject to Section 3.05, all rights and privileges of such Grantor with respect to the securities, instruments and other property referred to in clauses (a), (b) and (c) above; and (e) all Proceeds of any of the foregoing (the items referred to in clauses (a) through (e) above being collectively referred to as the “Pledged Collateral”).

SECTION 3.02. Delivery of the Pledged Securities. (a) Each Grantor agrees to deliver or cause to be delivered to the Administrative Agent any and all Pledged Securities (other than Pledged Securities that are publicly traded securities subject to a depositary such as DTC, or otherwise held through a securities intermediary) (x) on the date hereof, in the case of any such Pledged Securities owned by such Grantor on the date hereof, and (y) promptly after the acquisition thereof (and in any event as

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required under the Credit Agreement), in the case of any such Pledged Securities acquired by such Grantor after the date hereof. Each Grantor acknowledges and agrees that (i) if any interest in any limited liability company or limited partnership at any time owned by such Grantor (or by such Grantor and one or more other Loan Parties) and pledged hereunder is a “security” within the meaning of Article 8 of the New York UCC and is governed by Article 8 of the New York UCC, such interest shall be certificated and the certificate representing such interest shall be delivered to the Administrative Agent in accordance with this Section 3.02(a), and (ii) if any interest in any limited liability company or limited partnership at any time owned by such Grantor (or by such Grantor and one or more other Loan Parties) and pledged hereunder is not a “security” within the meaning of Article 8 of the New York UCC, such Grantor shall not cause or permit such interest to be a security governed by Article 8 of the New York UCC or to be represented by a certificate unless such Grantor shall first notify the Administrative Agent and deliver such certificate to the Administrative Agent in accordance with clause (i) of this Section 3.02(a).

(b) Upon delivery to the Administrative Agent, (i) any Pledged Securities shall be accompanied by undated stock powers duly executed by the applicable Grantor in blank or other undated instruments of transfer reasonably satisfactory to the Administrative Agent and such other instruments and documents as the Administrative Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by undated proper instruments of assignment duly executed by the applicable Grantor in blank and such other instruments and documents as the Administrative Agent may reasonably request. Each delivery of Pledged Securities after the date hereof shall be accompanied by a schedule providing the information required by Schedule II with respect to such Pledged Securities; provided that failure to attach any such schedule hereto shall not affect the validity of the pledge of such Pledged Securities. Each schedule so delivered after the date hereof shall be deemed attached hereto and made a part hereof as a supplement to Schedule II and any prior schedules so delivered.

SECTION 3.03. Representations, Warranties and Covenants. The Grantors jointly and severally represent and warrant to the Administrative Agent, for the benefit of the Secured Parties, that:

(a) Schedule II sets forth, as of the date hereof, a true and complete list, with respect to each Grantor, of all the Pledged Equity Interests owned by such Grantor and the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity Interests owned by such Grantor (other than any Pledged Equity Interests that are not yet required to have been delivered to the Administrative Agent under the terms of this Agreement or the Credit Agreement);

(b) the Pledged Equity Interests have been duly and validly authorized and issued by the issuers thereof and are fully paid and nonassessable;

(c) except for the security interests granted hereunder, each of the Grantors (i) is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Equity Interests indicated on Schedule II as owned by such Grantor, (ii) holds the Pledged Collateral owned by it free and clear of all Liens, other than Liens created by the Security Documents and Liens permitted to exist thereon under Section 6.02 of the Credit Agreement, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than Liens created by the Security Documents, Liens permitted to exist thereon under Section 6.02 of the Credit Agreement and transfers made in compliance with the Credit Agreement, and (iv) will defend its title or interest thereto or therein against any and all Liens (other than the Liens created by the Security Documents and Liens permitted to exist thereon under Section 6.02 of the Credit Agreement), however arising, of all Persons whomsoever;

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(d) each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(e) subject to applicable local laws in the case of Equity Interests in any Foreign Subsidiary, by virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Securities are delivered to the Administrative Agent in accordance with this Agreement, the Administrative Agent will obtain a legal, valid and perfected lien upon and security interest in such Pledged Securities as security for the payment and performance of the Secured Obligations and such lien is and shall be prior to any other Lien on such Pledged Securities, other than Liens permitted under Section 6.02 of the Credit Agreement that have priority as a matter of law or are expressly contemplated under Section 6.02 of the Credit Agreement to have priority; and

(f) subject to applicable local law in the case of any Equity Interests in any Foreign Subsidiary, the pledge effected hereby is effective to vest in the Administrative Agent, for the benefit of the Secured Parties, the rights of the Administrative Agent in the Pledged Collateral as set forth herein and all action by any Grantor necessary or desirable to protect and perfect the lien on the Pledged Collateral has been duly taken.

SECTION 3.04. Registration in Nominee Name; Denominations. Upon and during the continuance of an Event of Default, the Administrative Agent, on behalf of the Secured Parties, shall have the right, following written notice from the Administrative Agent to the applicable Grantor, to hold the Pledged Securities in its own name as pledgee, in the name of its nominee (as pledgee or as sub-agent) or in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Administrative Agent. Upon and during the continuance of an Event of Default, each Grantor will promptly give to the Administrative Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Grantor. Upon and during the continuance of an Event of Default, the Administrative Agent shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

SECTION 3.05. Voting Rights; Dividends and Interest. (a) Unless and until an Event of Default shall have occurred and be continuing and, other than in the case of an Event of Default under paragraph (i) or (j) of Article VII of the Credit Agreement, the Administrative Agent shall have notified the Grantors that the Grantors rights, in whole or in part, under this Section 3.05 are being suspended:

(i) each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement and the other Loan Documents; provided that such rights and powers shall not be exercised in any manner that could reasonably be expected materially and adversely to affect the rights and remedies of any of the Administrative Agent or any other Secured Party under this Agreement or any other Loan Document (taken as a whole) or the ability of the Secured Parties to exercise the same;

(ii) the Administrative Agent shall execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to Section 3.05(a)(i); and

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(iii) each Grantor shall be entitled to receive and retain any and all dividends and other distributions paid on or distributed in respect of the Pledged Collateral, but only to the extent that such dividends and other distributions are permitted by, and are otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable law; provided that any noncash dividends or other distributions that would constitute Pledged Equity Interests, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral and, if received by any Grantor, and required to be delivered to the Administrative Agent hereunder, shall be held in trust for the benefit of the Administrative Agent and the other Secured Parties and shall be forthwith delivered to the Administrative Agent in the form in which they shall have been received (with any endorsements, stock or note powers and other instruments of transfer requested by the Administrative Agent).

(b) Upon the occurrence and during the continuance of an Event of Default, and, other than in the case of an Event of Default under paragraph (i) or (j) of Article VII of the Credit Agreement, after the Administrative Agent shall have notified the Grantors of the suspension of the Grantor’s rights under Section 3.05(a)(iii), all rights of any Grantor to dividends or other distributions that such Grantor is authorized to receive pursuant to Section 3.05(a)(iii), shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends or other distributions. All dividends and other distributions received by any Grantor contrary to the provisions of this Section 3.05 shall be held in trust for the benefit of the Administrative Agent and the other Secured Parties, shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Administrative Agent upon demand in the form in which they shall have been received (with any necessary endorsements, stock powers or other instruments of transfer). Any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this Section 3.05(b) shall be retained by the Administrative Agent in an account to be established by the Administrative Agent upon receipt of such money or other property, shall be held as security for the payment and performance of the Secured Obligations and shall be applied in accordance with the provisions of Section 4.02. After all Events of Default have been cured or waived and the Administrative Agent has received from the Company satisfactory evidence relating to any such cure, the Administrative Agent shall promptly repay to each Grantor (without interest) all dividends or other distributions that such Grantor would otherwise have been permitted to retain pursuant to the terms of Section 3.05(a)(iii) and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default, and, other than in the case of an Event of Default under paragraph (i) or (j) of Article VII of the Credit Agreement, upon three Business Days notice from the Administrative Agent to the Grantors of the suspension of the Grantors’ rights under Section 3.05(a)(i), all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to Section 3.05(a)(i), and the obligations of the Administrative Agent under Section 3.05(a)(ii), shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Administrative Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights.

(d) Any notice given by the Administrative Agent to the Grantors suspending the Grantors’ rights under Section 3.05(a): (i) may be given by telephone if promptly confirmed in writing, (ii) may be given to one or more of the Grantors at the same or different times and (iii) may suspend the rights and powers of the Grantors under Section 3.05(a)(i) or Section 3.05(a)(iii) in part without suspending all such rights or powers (as specified by the Administrative Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Administrative Agent’s right to give additional notices from time to time suspending other rights and powers so long as an Event of Default has occurred and is continuing.

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ARTICLE IV

Remedies

SECTION 4.01. Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, each Grantor agrees to deliver, on demand, each item of Pledged Collateral to the Administrative Agent or any Person designated by the Administrative Agent and it is agreed that the Administrative Agent shall have the right with or without legal process and with or without prior notice or demand for performance, to exercise any and all rights afforded to a secured party under the New York UCC or other applicable law. Each Grantor agrees that the Administrative Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Pledged Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate. Each such purchaser at any sale of Pledged Collateral shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal that such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Administrative Agent shall give the applicable Grantors 10 days’ prior written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Administrative Agent’s intention to make any sale of Pledged Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Pledged Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale. At any such sale, the Pledged Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of any Pledged Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Pledged Collateral shall have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Pledged Collateral is made on credit or for future delivery, the Pledged Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent and the other Secured Parties shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Pledged Collateral so sold and, in case of any such failure, such Pledged Collateral may be sold again upon like notice. In the event of a foreclosure by the Administrative Agent on any of the Pledged Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Pledged Collateral at any such sale or other disposition, and the Administrative Agent, at the direction of the Required Lenders, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Collateral sold at any such public sale, to use and apply any of the Loan Document Obligations as a credit

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on account of the purchase price for any Pledged Collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition. For purposes hereof, a written agreement to purchase the Pledged Collateral or any portion thereof shall be treated as a sale thereof; in accordance with Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions, the Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Pledged Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Pledged Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 4.01 shall be deemed to conform to commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

SECTION 4.02. Application of Proceeds. The Administrative Agent shall apply the proceeds of any collection, sale, foreclosure or other realization upon any Pledged Collateral, including any Pledged Collateral consisting of cash, as follows:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent in connection with such collection, sale, foreclosure or realization or otherwise in connection with this Agreement, any other Loan Document or any of the Secured Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Grantor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document, in each case subject to the limitations set forth in the Credit Agreement;

SECOND, to the payment in full of the Secured Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Secured Obligations owed to them on the date of any such distribution); and

THIRD, to the Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Pledged Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Pledged Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof. The Grantors shall remain liable for any deficiency if the proceeds of any sale or disposition of the Pledged Collateral are insufficient to pay all Secured Obligations, including any attorneys’ fees and other expenses incurred by Administrative Agent or any Lender to collect such deficiency. Notwithstanding the foregoing, the proceeds of any collection, sale, foreclosure or realization upon any Pledged Collateral of any Grantor, including any collateral consisting of cash, shall not be applied to any Excluded Swap Obligation of such Grantor and shall instead be applied to other secured obligations.

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SECTION 4.03. Securities Act. In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933 as now or hereafter in effect or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Administrative Agent if the Administrative Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Administrative Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Administrative Agent may, with respect to any sale of the Pledged Collateral, and shall be authorized to, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account for investment, and not with a view to the distribution or resale thereof, and upon consummation of any such sale may assign, transfer and deliver to the purchaser or purchasers thereof the Pledged Collateral so sold. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Administrative Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws or, to the extent applicable, Blue Sky or other state securities laws and (b) may approach and negotiate with a limited number of potential purchasers (including a single potential purchaser) to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Administrative Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Administrative Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a limited number of potential purchasers (or a single purchaser) were approached. The provisions of this Section 4.03 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Administrative Agent sells.

ARTICLE V

Indemnity, Subrogation, Contribution and Subordination

SECTION 5.01. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject

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to Section 5.03), each of the Company and each Subsidiary Loan Party that is a Borrowing Subsidiary agrees that (a) in the event a payment in respect of any Secured Obligation of the Company or such Subsidiary Loan Party, as the case may be, shall be made by any Guarantor (other than the Company, if such Secured Obligation is an obligation of the Company, or such Borrowing Subsidiary, if such Secured Obligation is of such Borrowing Subsidiary) under this Agreement, the Company or such Borrowing Subsidiary, as applicable, shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Grantor shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part any Secured Obligation of the Company or such Subsidiary Loan Party, the Company (if such Secured Obligation is an obligation of the Company), or such Borrowing Subsidiary (if such Secured Obligation is an obligation of such Borrowing Subsidiary), shall indemnify such Grantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 5.02. Contribution and Subrogation. Each Guarantor and Grantor (each such Guarantor or Grantor, other than, in the case of any payment referred to in this sentence in respect of any Secured Obligation of the Company or any Subsidiary Loan Party that is a Borrowing Subsidiary, the Company or such Subsidiary Loan Party, as applicable, being referred to as a “Contributing Party”) agrees (subject to Section 5.03) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Secured Obligation (other than any such payment made by the Company or any such payment made by any Subsidiary Loan Party that is Borrowing Subsidiary in respect of its own Secured Obligations) or assets of any other Grantor shall be sold pursuant to any Security Document to satisfy any Secured Obligation (other than any assets of the Company or of any Subsidiary Loan Party that is Borrowing Subsidiary sold to satisfy its own Secured Obligations) and such other Guarantor or Grantor (the “Claiming Party”) shall not have been fully indemnified by the Company or the applicable Subsidiary Loan Party, as applicable, as provided in Section 5.01, such Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets (the “Indemnified Amount”), as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of such Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the Contributing Parties on the date hereof (or, in the case of any Contributing Party becoming a party hereto pursuant to Section 6.13, the date of the supplement hereto executed and delivered by such Contributing Party). Any Contributing Party making any payment to a Claiming Party pursuant to this Section 5.02 shall (subject to Section 5.03) be subrogated to the rights of such Claiming Party under Section 5.01 to the extent of such payment. Notwithstanding the foregoing, to the extent that any Claiming Party’s right to indemnification hereunder arises from a payment or sale of Pledged Collateral made to satisfy Secured Obligations constituting Swap Obligations, only those Contributing Parties for whom such Swap Obligations do not constitute Excluded Swap Obligations shall indemnify such Claiming Party, with the fraction set forth in the second preceding sentence being modified as appropriate to provide for indemnification of the entire Indemnified Amount.

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SECTION 5.03. Subordination. (a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors and Grantors under Sections 5.01 and 5.02 and all other rights of the Guarantors and Grantors of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the payment in full in cash of the Secured Obligations to the extent necessary to cause, subject to Section 2.04, the Termination Date to occur. No failure on the part of the Company or any other Guarantor or Grantor to make the payments required by Sections 5.01 and 5.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor or Grantor with respect to its obligations hereunder, and each Guarantor and Grantor shall remain liable for the full amount of the obligations of such Guarantor or Grantor hereunder.

(b) Each Guarantor and Grantor hereby agrees that all Indebtedness and other monetary obligations owed by it to, or to it by, any other Guarantor, Grantor or any other Subsidiary shall be fully subordinated to the payment in full in cash of the Secured Obligations to the extent necessary to cause, subject to Section 2.04, the Termination Date to occur.

ARTICLE VI

Miscellaneous

SECTION 6.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given in the manner provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to any Subsidiary Loan Party (other than the Company) shall be given to it in care of the Company in the manner provided in Section 9.01 of the Credit Agreement.

SECTION 6.02. Waivers; Amendment. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 6.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.02 of the Credit Agreement;

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provided that the Administrative Agent may, without the consent of any Secured Party, consent to a departure by any Loan Party from any covenant of such Loan Party set forth herein or in any other Security Document to the extent such departure is not inconsistent with the Collateral and Guarantee Requirement or with any other limitation on the authority of the Administrative Agent set forth in the Credit Agreement.

(c) This Agreement shall be construed as a separate agreement with respect to each Loan Party and may be amended, modified, supplemented, waived or released with respect to any Loan Party without the approval of any other Loan Party and without affecting the obligations of any other Loan Party hereunder.

SECTION 6.03. The Administrative Agent; Fees and Expenses; Indemnification. (a) The Guarantors and the Grantors jointly and severally agree (a) to reimburse the Administrative Agent for its fees and expenses incurred hereunder as provided in Section 9.03(a) of the Credit Agreement as if each reference therein to the Borrowers were a reference to the Guarantors and Grantors, (b) to indemnify and hold harmless each Indemnitee as provided in Section 9.03(b) of the Credit Agreement as if each reference to the Borrowers therein were a reference to the Guarantors and Grantors, (a) that any amounts payable under this Section shall be additional Secured Obligations secured hereby and by the other Security Documents and shall be payable promptly after written demand therefor and (d) that the provisions of Section 9.03(d) of the Credit Agreement shall apply to each Guarantor and Grantor to the same extent as to the Company and the other Borrowers.

(b) BY ACCEPTING THE BENEFITS OF THIS AGREEMENT AND THE GUARANTEES AND SECURITY INTERESTS CREATED HEREBY, EACH SECURED PARTY ACKNOWLEDGES THE PROVISIONS OF ARTICLE VIII OF THE CREDIT AGREEMENT AND AGREES TO BE BOUND BY SUCH PROVISIONS AS FULLY AS IF THEY WERE SET FORTH HEREIN.

SECTION 6.04. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Administrative Agent, the Arrangers, the Lenders and the Issuing Banks and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by or on behalf of the Administrative Agent, any Lender, any Arranger, any Issuing Bank or any other Person and notwithstanding that the Administrative Agent, any Lender, any Arranger, any Issuing Bank or any other Person may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended under the Credit Agreement, and shall continue in full force and effect until the Termination Date has occurred. The provisions of Section 6.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated by the Loan Documents, the repayment of the Loans, the expiration or termination of the Letters of Credit (other than any Letter of Credit collateralized with cash in a manner agreed to by the applicable Issuing Bank) and the Commitments or the termination of this Agreement or any provision hereof.

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SECTION 6.05. Counterparts; Effectiveness; Successors and Assigns. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. This Agreement shall become effective as to any Loan Party when a counterpart hereof executed on behalf of such Loan Party shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Loan Party and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of such Loan Party, the Administrative Agent and the other Secured Parties and their respective successors and assigns, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or any interest herein or in the Pledged Collateral (and any attempted assignment or transfer by any Loan Party shall be null and void), except as expressly contemplated by this Agreement or the Credit Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 6.06. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 6.07. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and Issuing Bank, and each Affiliate of any of the foregoing, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender or Issuing Bank, or by such an Affiliate, to or for the credit or the account of any Loan Party against any of and all the obligations then due of such Loan Party now or hereafter existing under this Agreement or any other Loan Document held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Parties are owed to a branch, office or Affiliate of such Lender or such Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such Indebtedness. The rights of each Lender and Issuing Bank, and each Affiliate of any of the foregoing, under this Section 6.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank or Affiliate may have. Each Lender and Issuing Bank agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give notice shall not affect the validity of such setoff and application.

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SECTION 6.08. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the Loan Parties hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement or any other Loan Document brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such New York State or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or any of its properties in the courts of any jurisdiction.

(c) Each of the Loan Parties hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 6.08. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 6.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 6.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.09.

SECTION 6.10. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

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SECTION 6.11. Security Interest Absolute. All rights of the Administrative Agent hereunder, the grant of the security interest in the Pledged Collateral and all obligations of each Loan Party hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment to or waiver of, or any consent to any departure from, the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (c) any exchange, release or non-perfection of any Lien on other collateral securing, or any release or amendment to or waiver of, or any consent to any departure from, any guarantee of, all or any of the Secured Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party in respect of the Secured Obligations or this Agreement.

SECTION 6.12. Termination or Release. (a) The Guarantees made herein and the security interests granted hereby shall terminate and be released (in whole or in part) at the time or times and in the manner set forth in Section 9.14 of the Credit Agreement. In the event of any such termination or release, Schedule II to this Agreement shall be deemed to be modified to remove the Pledged Collateral with respect to which the security interests granted hereby have been so released.

(b) In connection with any termination or release pursuant to this Section 6.12, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents by the Administrative Agent pursuant to this Section 6.12 shall be without recourse to or warranty by the Administrative Agent.

SECTION 6.13. Additional Subsidiaries. Pursuant to the Credit Agreement, certain Subsidiaries not party hereto on the Effective Date may be required to enter in this Agreement. Upon the execution and delivery by the Administrative Agent and any such Subsidiary of a Supplement, such Subsidiary shall become a Subsidiary Loan Party, a Guarantor and a Grantor hereunder, with the same force and effect as if originally named as such herein. The execution and delivery of any Supplement shall not require the consent of any other Loan Party. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Loan Party as a party to this Agreement.

SECTION 6.14. Administrative Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Administrative Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Administrative Agent may deem necessary to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Administrative Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Administrative Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes,

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acceptances, checks, drafts, money orders or other evidences of payment relating to the Pledged Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Pledged Collateral; (c) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Pledged Collateral or to enforce any rights in respect of any Pledged Collateral; (d) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Pledged Collateral; and (e) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Pledged Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Administrative Agent were the absolute owner of the Pledged Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Administrative Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent, or to present or file any claim or notice, or to take any action with respect to the Pledged Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Administrative Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their Related Parties shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

KNOWLES CORPORATION,

by
	Name:	Jeffrey S. Niew
	Title:	President and Chief Executive Officer

KNOWLES CAPITAL HOLDINGS, INC.,

by
	Name:	Don D. Suh
	Title:	President

KNOWLES ELECTRONICS HOLDINGS, INC.,

by
	Name:	Jeffrey S. Niew
	Title:	President

KNOWLES ELECTRONICS, LLC,

	Name:	Jeffrey S. Niew
	Title:	Chief Executive Officer and President

KNOWLES INTERMEDIATE HOLDING, INC.,

by
	Name:	Jeffrey S. Niew
	Title:	Chief Executive Officer and President

KNOWLES FINANCE CORPORATION,

by
	Name:	Don D. Suh
	Title:	President

VECTRON INTERNATIONAL, INC.,

by
	Name:	David W. Wightman
	Title:	President

[Signature Page to Guarantee and Collateral Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by
Name:
Title:

[Signature Page to Guarantee and Collateral Agreement]

Schedule I to

the Guarantee and

Collateral Agreement

SUBSIDIARY LOAN PARTIES

Knowles Capital Holdings, Inc.

Knowles Electronics Holdings, Inc.

Knowles Electronics LLC

Knowles Finance Corporation

Knowles Intermediate Holding, Inc.

Vectron International, Inc.

Schedule II to

the Guarantee and

Collateral Agreement

PLEDGED EQUITY INTERESTS

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interest	Percentage of Equity Interests

Knowles Capital Holdings, Inc.	3	Knowles Corporation	100 common shares	100%

Voltronics, LLC	N/A	Knowles Corporation	100 units	100%

Knowles Finance Corporation	1	Knowles Corporation	100 common shares	100%

Vectron International, Inc.	7	Knowles Capital Holdings, Inc.	1000 common shares	100%

Dielectric Laboratories, Inc.	5	Knowles Capital Holdings, Inc.	1000 common shares	100%

Novacap, LLC	N/A	Knowles Capital Holdings, Inc.	1000 units	100%

Knowles Electronics Holdings, Inc.	1	Vectron International, Inc.	100 common shares	100%

Vectron International, Ltd.	3	Vectron International, Inc.	413,810.15 common shares	65%

Knowles Capital Formation, Inc.	4	Knowles Electronics Holdings, Inc.	100 common shares	100%

Knowles Intermediate Holding, Inc.	C-2	Knowles Electronics Holdings, Inc.	1,000 common shares	100%

Knowles Electronics, LLC	2	Knowles Electronics Holdings, Inc.	[Pending]	100%

Knowles Electronics Sales Corp.	3	Knowles Intermediate Holding, Inc.	100 common shares	100%

Knowles Electronics Singapore Pte Ltd	[Pending]	Knowles Intermediate Holding, Inc.	83,939,221	65%

Knowles Electronics Denmark ApS	N/A	Knowles Electronics Sales Corp.	125,000 shares	65%

Knowles Luxembourg Sarl	N/A	Knowles Capital Holdings, Inc.	[Pending]	65%

Knowles Luxembourg Sarl	N/A	Knowles Intermediate Holding, Inc.	[Pending]	65%

Exhibit I to the

Guarantee and

Collateral Agreement

SUPPLEMENT NO.      dated as of [                    ] (this “Supplement”), to the Guarantee and Collateral Agreement dated as of [            ], 2014 (the “Collateral Agreement”), among Knowles Corporation, a Delaware corporation (the “Company”), each subsidiary of the Company listed on Schedule I thereto, as amended (each such subsidiary individually a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors”; the Subsidiary Guarantors and the Company are referred to collectively herein as the “Grantors”) and JPMORGAN CHASE BANK, N.A., a national banking association (“JPMCB”), as Administrative Agent (in such capacity, the “Administrative Agent”).

A. Reference is made to the Credit Agreement dated as of [            ], 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the Borrowing Subsidiaries, the Lenders and JPMCB, as Administrative Agent.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Collateral Agreement and the Credit Agreement referred to therein, as applicable.

C. The Guarantors and Grantors have entered into the Collateral Agreement in order to induce the Lenders and the Issuing Banks to make extensions of credit to the Borrowers under the Credit Agreement. Section 6.13 of the Collateral Agreement provides that additional Subsidiaries may become Subsidiary Parties under the Collateral Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Subsidiary Loan Party under the Collateral Agreement in order to induce the Lenders and the Issuing Banks to make additional extensions of credit under the Credit Agreement and as consideration for such extensions of credit previously made.

Accordingly, the Administrative Agent and the New Subsidiary agree as follows:

SECTION 1. In accordance with Section 6.13 of the Collateral Agreement, the New Subsidiary by its signature below becomes a Loan Party, a Subsidiary Loan Party, a Guarantor and a Grantor under the Collateral Agreement with the same force and effect as if originally named therein as such, and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Collateral Agreement applicable to it in such capacities and (b) represents and warrants that the representations and warranties made by it in such capacities thereunder are true and correct, in all material respects, on and as of the date hereof. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Secured Obligations (as defined in the Collateral Agreement), does hereby create and grant to the Administrative Agent, its successors and permitted assigns, for the benefit of the Secured Parties, their successors and permitted assigns, a security interest in and lien on all of the New Subsidiary’s right, title and interest in, to and under the Pledged Collateral (as defined in the Collateral Agreement) of the New Subsidiary. Each reference to a “Loan Party,” “Subsidiary Loan Party,” “Guarantor” or “Grantor” in the Collateral Agreement shall be deemed to include the New Subsidiary. The Collateral Agreement is hereby incorporated herein by reference.

SECTION 2. The New Subsidiary represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when a counterpart hereof executed on behalf of the New Subsidiary shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent. Delivery of an executed counterpart of a signature page of this Supplement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Supplement.

SECTION 4. The New Subsidiary hereby represents and warrants that (a) Schedule I sets forth, as of the date hereof, the true and correct legal name of the New Subsidiary, its jurisdiction of organization and the location of its chief executive office; and (b) Schedule II sets forth, as of the date hereof, a true and complete list of all the Pledged Equity Interests owned by the New Subsidiary and the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity Interests owned by the New Subsidiary.

SECTION 5. Except as expressly supplemented hereby, the Collateral Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. Any provision of this Supplement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 6.01 of the Collateral Agreement.

IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement to the Collateral Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY],

by
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

by
Name:
Title:

2

Schedule I

to Supplement No.      to the

Guarantee and

Collateral Agreement

SCHEDULE I

New Subsidiary Information

Name	Jurisdiction of Organization	Chief Executive Office

SCHEDULE II

Pledged Equity Interests

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interest	Percentage of Equity Interests

EXHIBIT E

[FORM OF]

COMPLIANCE CERTIFICATE

[The form of this Compliance Certificate has been prepared for convenience only, and is not to affect, or to be taken into consideration in interpreting, the terms of the Credit Agreement referred to below. In the event of any conflict between the terms of this Compliance Certificate and the terms of the Credit Agreement, the terms of the Credit Agreement shall govern and control, and the terms of this Compliance Certificate are to be modified accordingly.]

Reference is made to the Credit Agreement dated as of January 27, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Knowles Corporation (the “Company”), the Borrowing Subsidiaries party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Each capitalized term used but not defined herein shall have the meaning specified in the Credit Agreement.

The undersigned, [specify title] of the Company, hereby certifies (solely in [his]/[her] capacity as an officer and not individually), as follows:

1. I am a Financial Officer of the Company.

2. [Attached as Schedule I hereto are the consolidated financial statements required by Section 5.01(a) of the Credit Agreement as of the end of and for the fiscal year ended [                    ]] [or] [The consolidated financial statements required by Section 5.01(a) of the Credit Agreement as the end of and for the fiscal year ended [                    ], have been [filed with the SEC and are available on the website of the SEC at http://www.sec.gov] [made available on the Company’s website]].

[or]

[Attached as Schedule I hereto are the consolidated financial statements required by Section 5.01(b) of the Credit Agreement as of the end of and for the fiscal quarter ended [                    ]] [or] [The consolidated financial statements required by Section 5.01(b) of the Credit Agreement as of the end of and for the fiscal quarter ended [    ] and the then elapsed portion of the fiscal year have been [filed with the SEC and are available on the website of the SEC at http://www.sec.gov] [made available on the Company’s website]]. Such financial statements present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year in accordance with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes.]

3. All notices required under Section 5.10 of the Credit Agreement have been provided.

4. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Company and its Subsidiaries during the accounting period covered by the attached financial statements. The foregoing examination did not disclose, and I have no knowledge of, (a) the existence of any condition or event that constitutes a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, specifying the details thereof and any action taken or proposed to be taken with respect thereto, or (b) any change in GAAP or in the application thereof since the date of the consolidated balance sheet most recently heretofore delivered pursuant to Section 5.01(a) or 5.01(b) of the Credit Agreement (or prior to the first such delivery, referred to in Section 3.04 or Section 4.02(e), as applicable, of the Credit Agreement), that has had, or could have, a significant effect on the calculations of the Interest Coverage Ratio or the Leverage Ratio, except as set forth in a separate attachment, if any, to this Certificate, specifying the nature of such change and the effect thereof on such calculations.

5. Attached as Annex A is a calculation of the Interest Coverage Ratio and the Leverage Ratio which is, in all material respects as of the date of this Certificate, true and accurate.

The foregoing certifications are made and delivered on [                    ] pursuant to Section 5.01(c) of the Credit Agreement.

KNOWLES CORPORATION,

By:
Name:
Title:

FOR THE FISCAL [QUARTER] [YEAR] ENDED [mm/dd/yy].

1.	Consolidated Net Income: (i) - (ii) =			$[ , , ]

	(i)	the consolidated net income or loss of the Company for the period of four consecutive fiscal quarters ended on such date, determined on a consolidated basis in accordance with GAAP:		$[ , , ]

	(ii)[18]	To the extent included in net income referred to in (i):

		(a)	the income of any Person (other than the Company) that is not a consolidated Subsidiary except to the extent of the amount of cash dividends or similar cash distributions actually paid by such Person to the Company or, subject to clause (b) below, any other consolidated Subsidiary during such period:	$[ , , ]

		(b)	the income or loss of, and any amounts referred to in clause (a) above paid to, any consolidated Subsidiary that is not wholly owned by the Company to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such consolidated Subsidiary:	$[ , , ]

2.	Consolidated EBITDA:[19] (i) + (ii) - (iii) =

	(i)	Consolidated Net Income:		$[ , , ]

	(ii)[20]	(a)	Consolidated Interest Expense for such period:	$[ , , ]

[18]	Items to be set forth without duplication.
[19]	Consolidated EBITDA shall be calculated so as to exclude the effect of any gain or loss that represents after-tax gains or losses attributable to any sale, transfer or other disposition of assets (including asset retirement costs or returned surplus assets of any employee benefit plan) outside the ordinary course of business by the Company or any of its consolidated Subsidiaries. All amounts added back in computing Consolidated EBITDA for any period pursuant to clauses (a) of the definition of “Consolidated EBITDA” in the Credit Agreement, and all amounts subtracted in computing Consolidated EBITDA pursuant to clause (b) of the definition of “Consolidated EBITDA” in the Credit Agreement, to the extent such amounts are, in the reasonable judgment of a Financial Officer of the Company, attributable to any Subsidiary that is not wholly owned by the Company, shall be reduced by the portion thereof that is attributable to the noncontrolling interest in such Subsidiary. For purposes of calculating Consolidated EBITDA for any period, if during such period the Company or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.04(b) of the Credit Agreement.
[20]	Items to be set forth without duplication and to the extent deducted in determining Consolidated Net Income.

Annex A to Compliance Certificate

(b)	provision for federal, state, local and foreign income tax (or similar Taxes in lieu of income tax) expensed during such period including, in each case, arising out of Tax examinations:	$[ , , ]

(c)	all amounts attributable to depreciation and amortization of assets for such period:	$[ , , ]

(d)	any noncash items decreasing Consolidated Net Income for such period:[21]	$[ , , ]

(e)	any (A) extraordinary charges for such period and (B) non-recurring or unusual charges for such period (including, in the case of clauses (A) and (B), those resulting from legal settlements, fines, judgments or orders):	$[ , , ]

(f)	any losses for such period attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement:	$[ , , ]

(g)	any unrealized losses for such period attributable to the application of “mark to market” accounting in respect of Hedging Agreements:	$[ , , ]

(h)	the cumulative effect for such period of a change in accounting principles:	$[ , , ]

(i)	restructuring charges, costs, expenses and reserves or increases to existing reserves (including those consisting of charges, costs, expenses, reserves or increases associated with increasing the value of acquired inventory under GAAP, severance costs, relocation costs, integration costs, other business optimization costs, expenses or reserves, signing costs, retention or completion bonuses, transition costs, costs related to the closure or consolidation of facilities or curtailments, new systems design and implementation costs and modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities)):	$[ , , ]

(j)	costs or expenses related to the (A) the Transactions and (B) any issuance of Equity Interests, any	$[ , , ]

[21]	Any cash payment made with respect to any noncash items added back in computing Consolidated EBITDA for any prior period pursuant to this clause (d) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made.

Annex A to Compliance Certificate

Investment, acquisition or Disposition outside the ordinary course of business, casualty or condemnation events, recapitalizations or the incurrence, extension, renewal, refinancing, repayment, prepayment, exchange of Indebtedness permitted to be incurred hereunder and any amendment or modification to the terms of any of the foregoing transactions:[22]

	(k)	charges related to the Spin-Off in an aggregate amount during the term of the Credit Agreement not greater than $25,000,000:

	(l)	charges, costs or expenses or any reserve with respect thereto to the extent (A) actually reimbursed or (B) reimbursable pursuant to any insurance, indemnification or reimbursement provisions or similar agreements; provided that, in the case of clause (B), the Company reasonably expects to receive reimbursement for such charges, costs or expenses in any of the next four fiscal quarters following the accrual of such charges, costs, expenses or reserve (it being understood that to the extent not actually so reimbursed within such four fiscal quarters, such charges, costs or expenses shall be deducted in calculating Consolidated EBITDA for such fiscal quarters):

	(k)	earn-out obligations incurred in connection with any acquisition permitted under Section 6.04 of the Credit Agreement and paid or accrued during such period:

(iii)[23]	(a)	any extraordinary, non-recurring or unusual income or gains for such period:

	(b)	any non-cash income or gains for such period:	$[ , , ]

	(c)	any gains for such period attributable to the early extinguishment of Indebtedness or obligations under any Hedging Agreement:	$[ , , ]

[22]	The aggregate adjustments in any period of four consecutive fiscal quarters of the Company attributable to cash items under clauses (ii)(e)(B), (ii)(i) and (ii)(j)(B) shall not account for more than 15% of Consolidated EBITDA for such period.
[23]	Items to be set forth without duplication and to the extent included in determining Consolidated Net Income.

Annex A to Compliance Certificate

		(d) any unrealized gains for such period attributable to the application of “mark to market” accounting in respect of Hedging Agreements:	$[ , , ]

		(e) the cumulative effect for such period of a change in accounting principles:	$[ , , ]

3.	Total Indebtedness: (i) + (ii) =		$[ , , ]

	(i)	the aggregate principal amount of Indebtedness of the Company and its Subsidiaries outstanding as of such date, in the amount that would be reflected in the “liabilities” section on a balance sheet (excluding the footnotes thereto) prepared as of such date on a consolidated basis in accordance with GAAP :[24]	$[ , , ]

	(ii)	the aggregate principal amount of Indebtedness of the Company and its Subsidiaries outstanding as of such date that is not required to be reflected on a balance sheet in accordance with GAAP, determined on a consolidated basis:[25]	$[ , , ]

4.	Consolidated Cash Interest Expense: (i) + (ii) + (iii) =[26]		$[ , , ]

	(i)	total interest expense (including that properly attributable to Capital Leases in accordance with GAAP and amortization of debt discount and debt issuance costs) of the Company on a consolidated basis in accordance with GAAP, including all capitalized interest, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financings and net costs under interest rate protection agreements (including amortization of discount) all as determined on a consolidated basis in accordance with GAAP[27]:	$[ , , ]

	(ii)	amounts paid in cash during such period in respect of amounts that were (or would have been) included in	$[ , , ]

[24]	To be calculated without giving effect to any election to value any Indebtedness at “fair value”, as described in Section 1.04(a) of the Credit Agreement, or any other accounting principle that results in the amount of any such Indebtedness (other than zero coupon Indebtedness) as reflected on such balance sheet to be below the stated principal amount of such Indebtedness.
[25]	For purposes of clause (ii), the term “Indebtedness” shall not include contingent obligations of the Company or any Subsidiary as an account party in respect of any letter of credit or letter of guaranty to the extent such letter of credit or letter of guaranty does not support Indebtedness.
[26]	Items to be set forth without duplication.
[27]	If during such period the Company or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto in accordance with Section 1.04(b) of the Credit Agreement.

Annex A to Compliance Certificate

Consolidated Interest Expense during any prior period, plus (c) amounts paid in cash during such period in respect of amounts that will be included in Consolidated Interest Expense during any future period:

	(iii)	amounts paid in cash during such period in respect of amounts that will be included in Consolidated Interest Expense during any future period:	$[ , , ]

5.	Leverage Ratio: (i) / (ii) =		$[ , , ]

	(i)	Total Indebtedness as of such date:	$[ , , ]

	(ii)	Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company most recently ended on or prior to the date hereof:	$[ , , ]

6.	Interest Coverage Ratio: (i)/(ii) =		$[ , , ]

	(i)	Consolidated EBITDA:	$[ , , ]

	(ii)	Consolidated Cash Interest Expense:	$[ , , ]

Annex A to Compliance Certificate

EXHIBIT F

[FORM OF]

INTEREST ELECTION REQUEST

[For Borrowings denominated in dollars]

JPMorgan Chase Bank, N.A.

   as Administrative Agent

Loan and Agency Services Group

500 Stanton Christiana Road, Floor 03, Ops 2

Newark, DE 19713

Attention: Neer Reibenbach

Fax: (302) 634-3301

Copy to:

[For Borrowings denominated in any Designated Currency]

J.P. Morgan Europe Limited Loans

Agency, 6th Floor

25 Bank Street

Canary Wharf, London E145JP

United Kingdom

Attention: Hannah Langley

Fax: 44 207 777 2360

Email: Loan and-Agency-London @jpmorgan.com

Copy to:

JPMorgan Chase Bank, N.A.

   as Administrative Agent

383 Madison Avenue

New York, NY 10179

Attention: [            ]

Fax: (212) 270-[    ]

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of January 27, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), Knowles Corporation, a Delaware corporation (the “Company”), the Borrowing Subsidiaries party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.

Annex A to Compliance Certificate

This notice constitutes an Interest Election Request and the Borrower hereby gives you notice, pursuant to Section 2.07 of the Credit Agreement, that it requests the conversion or continuation of a [Revolving] [Term] Borrowing under the Credit Agreement, and in connection therewith the Borrower specified below specifies the following information with respect to such Borrowing and each resulting Borrowing:

1.	Borrower making this request:

2.	Borrowing to which this request applies:

Principal Amount:
Currency:
Type:
Interest Period[28]:

2.	Effective date of this election[29]:

3.	Resulting Borrowing[s][30]
Principal Amount[31]:

Currency:

Type[32]

Interest Period[33]

[28]	In the case of a LIBOR or EURIBOR Borrowing, specify the last day of the current Interest Period therefor.
[2][9]	Must be a Business Day.
[30]	If different options are being elected with respect to different portions of the Borrowing specified in item 1 above, provide the information required by this item 3 for each resulting Borrowing. Each resulting Borrowing shall be in an aggregate amount that is an integral multiple of, and not less than, the amount specified for a Borrowing of such Class and Type in Section 2.02(c) of the Credit Agreement.
[31]	Indicate the principal amount of the resulting Borrowing and the percentage of the Borrowing in item 1 above.
[32]	Specify whether the resulting Borrowing is to be a ABR Borrowing LIBOR Borrowing or EURIBOR Borrowing.
[33]	Applicable only if the resulting Borrowing is to be a LIBOR or EURIBOR Borrowing. Shall be subject to the definition of “Interest Period” and can be a period of one, two, three or six months. Cannot extend beyond the Maturity Date. If no Interest Period is specified, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Annex A to Compliance Certificate

Very truly yours,

[KNOWLES CORPORATION]/BORROWING SUBSIDIARY],

By:
Name:
Title:

Annex A to Compliance Certificate

EXHIBIT G

[FORM OF]

PERFECTION CERTIFICATE

Reference is made to the Credit Agreement dated as of January 27, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Knowles Corporation (the “Company”), the Borrowing Subsidiaries party thereto, the Lenders party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not defined herein have the meanings specified in the Credit Agreement or the Collateral Agreement referred to therein, as applicable.

The undersigned, a Financial Officer of the Company, hereby certifies, on behalf of the Company and not individually, to the Administrative Agent and each other Secured Party as follows, as of the date hereof:

1. Names. (a) The exact legal name of each Grantor, as such name appears in its certificate of formation or organization, is set forth on Schedule 1(a).

(b) Set forth on Schedule 1(b) is each other legal name each Grantor has had in the past five years, together with the date of the relevant change.

(c) Except as set forth on Schedule 1(c), no Grantor has changed its corporate or other organizational identity in any way within the past five years. Changes in identity or corporate structure would include mergers, consolidations and acquisitions (including acquisitions of all or substantially all of the assets of another person), as well as any change in the form, nature or jurisdiction of organization. If any such change has occurred, include in Schedule 1(c) the information required by Sections 1 and 2 of this certificate as to each acquiree or constituent party to a merger or consolidation.

(d) Set forth on Schedule 1(d) is the Organizational Identification Number, if any, issued by the jurisdiction of formation of each Grantor that is a registered organization.

2. Current Locations. (a) The jurisdiction of formation or organization of each Grantor that is a registered organization is set forth in Schedule 2(a) opposite its name.

(b) The chief executive office of each Grantor is located at the address set forth on Schedule 2(b) opposite its name.

3. File Search Reports. File search reports have been obtained from each Uniform Commercial Code filing office identified with respect to such Grantor in Section 2a hereof, and such search reports reflect no liens against any of the Collateral other than those permitted under the Credit Agreement.

4. Stock Ownership and other Equity Interests. Attached hereto as Schedule 3 is a true and correct list of (a) all the issued and outstanding stock, partnership interests, limited

Annex A to Compliance Certificate

liability company membership interests or other Equity Interests of each Subsidiary of the Company and the record and beneficial owners of such stock, partnership interests, membership interests or other Equity Interests and (b) each equity investment of the Company or any Subsidiary that represents 50% or more of the Equity Interests of the Person in which such investment was made, in each case specifying the issuer and certificate number of, and the number and percentage of ownership represented by, such Equity Interests.

Annex A to Compliance Certificate

IN WITNESS WHEREOF, the undersigned have duly executed this certificate on this [        ] day of [            ], 20[    ].

KNOWLES CORPORATION,
by

Name:
Title:

Annex A to Compliance Certificate

EXHIBIT H

[FORM OF]

SUPPLEMENTAL PERFECTION CERTIFICATE

Reference is made to the Credit Agreement dated as of January 27, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Knowles Corporation (the “Company”), the Borrowing Subsidiaries party thereto, the Lenders party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not defined herein have the meanings specified in the Credit Agreement or the Collateral Agreement referred to therein, as applicable.

This Supplemental Perfection Certificate dated as of [            ], 20[    ] is delivered pursuant to Section 5.01(d) of the Credit Agreement (this certificate and each other certificate heretofore delivered pursuant to Section 5.01(d) of the Credit Agreement being referred to as a “Supplemental Perfection Certificate”), and supplements the information set forth in the Perfection Certificate delivered on the Closing Date (as supplemented from time to time by the Supplemental Perfection Certificates delivered after the Closing Date and prior to the date hereof, the “Prior Perfection Certificate”).

The undersigned, [specify title]34 of the Company, hereby certifies, on behalf of the Company and not individually, to the Administrative Agent as follows and the date hereof:

I. Reserved.

II. Reserved.

III. Reserved.

IV. Reserved.

V. Reserved.

VI. Equity Interests. Attached hereto as Schedule 5 is a true and correct list of (a) all the issued and outstanding stock, partnership interests, limited liability company membership interests or other Equity Interests each Subsidiary of the Company and the record and beneficial owners of such stock, partnership interests, membership interests or other Equity Interests and (b) each equity investment of the Company or any Subsidiary that represents 50% or more of the Equity Interests of the Person in which such investment was made, in each case specifying the issuer and certificate number of, and the number and percentage of ownership represented by, such Equity Interests, and indicates changes, if any, in such list compared to the list set forth in the Prior Perfection Certificate.

[34]	Each Supplemental Perfection Certificate must be signed by a Financial Officer of the Company.

IN WITNESS WHEREOF, the undersigned have duly executed this certificate on this [        ] day of [            ], 20[    ].

KNOWLES CORPORATION,

by
Name:
Title:

16

Schedule 6

Equity Interests

Loan Party	Issuer	Certificate Number	Number of Equity Interests	Percentage of Ownership

EXHIBIT I-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(for Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of January 27, 2014, (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Knowles Corporation, a Delaware corporation (the “Company”), the Borrowing Subsidiaries party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date:	, 20[ ]

EXHIBIT I-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(for Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of January 27, 2014, (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Knowles Corporation, a Delaware corporation (the “Company”), the Borrowing Subsidiaries party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:	, 20[ ]

EXHIBIT I-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(for Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of January 27, 2014, (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Knowles Corporation, a Delaware corporation (the “Company”), the Borrowing Subsidiaries party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:	, 20[ ]

EXHIBIT I-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(for Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of January 27, 2014, (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Knowles Corporation, a Delaware corporation (the “Company”), the Borrowing Subsidiaries party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date:	, 20[ ]